UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

General Mills, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Accelerate Strategy

We are executing our Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The Accelerate strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. We are prioritizing our core markets, global platforms, and local gem brands that have the best prospects for profitable growth and we are committed to reshaping our portfolio with strategic acquisitions and divestitures to further enhance our growth profile.

Our Purpose

Making Food the World Loves

Where to Play

CORE MARKETS	GLOBAL PLATFORMS	LOCAL GEMS	PORTFOLIO RESHAPING

How to Win

BOLDLY BUILDING BRANDS	RELENTLESSLY INNOVATING	UNLEASHING OUR SCALE	STANDING FOR GOOD

Drive Long-Term Shareholder Value

ORGANIC NET SALES* +2-3%	ADJUSTED OPERATING PROFIT* +MSD(1)	ADJUSTED DILUTED EPS* +MSD(1) TO +HSD(2)	MAINTAIN CAPITAL DISCIPLINE

*	Non-GAAP measure.
(1)	Mid-single-digit constant currency growth rate.
(2)	High-single-digit constant currency growth rate.

A Letter from Our Chairman and CEO

Dear Fellow Shareholders:

We entered fiscal 2025 with three priorities for the year: to accelerate organic sales growth, create fuel for investment, and drive strong cash generation. We started fiscal 2025 strong, but a challenging macroeconomic environment and continued value-seeking behaviors by consumers led to lower than anticipated performance. Our results against our fiscal 2025 priorities were mixed, with net sales falling short of our target while our Holistic Margin Management (“HMM”) cost savings and free cash conversion exceeded our fiscal 2025 goals. We made further progress on reshaping our portfolio with the divestiture of our North America Yogurt businesses and the acquisition of the North America Whitebridge Pet Brands business, and we returned $2.5 billion to shareholders in fiscal 2025 through dividends and share repurchases.

RETURNING TO GROWTH IN FISCAL 2026.

As we head into fiscal 2026, we are focused on returning to growth in an operating environment that will remain volatile, with consumers pressured by widespread uncertainty from tariffs, global conflicts, and changing regulations. With these consumer dynamics in mind, we have set three clear priorities for the year ahead, maintaining a thoughtful balance of re-investing for long-term growth and driving cost savings to support these investments. First, we plan to return North America Retail to volume growth by continuing to invest in remarkable experiences for consumers, leading to stronger pound share and household penetration for our brands. Second, we plan to accelerate growth for our North America Pet segment by growing our core Blue Buffalo business and launching several exciting category expansion plans. Finally, we plan to drive efficiencies to reinvest in growth by delivering best in class HMM productivity and transforming how we work to free up our teams to focus on growth and innovation. The road ahead will require strong execution and unwavering commitment, and our dedicated and talented team is poised to deliver a successful year by remaining united on a common goal – growth.

OUR REMARKABLE EXPERIENCES FRAMEWORK WILL BRING IMPROVED VALUE, INNOVATION, AND CORE NEWS TO OUR BIGGEST BUSINESSES IN FISCAL 2026.

Our Remarkable Experience Framework will be key to how we deliver on our priorities in fiscal 2026. This framework highlights how we assess our brands across five key areas – product, packaging, brand communication, omnichannel execution, and value – to identify where we are superior to competition and where we have gaps to close in our current product offerings. As we look to fiscal 2026, we will maintain our focus on value by addressing value at the shelf and by expanding our sizes and formats to allow us to meet consumers in the right channels with the right packages at the right price point. Our new line of fresh dog food, Love Made Fresh will give Blue Buffalo a remarkable, differentiated offering in U.S. fresh pet food, making Blue Buffalo the largest U.S. pet food brand to offer pet parents a full suite of solutions across dry, wet, and fresh feeding. We’ll also lean in with remarkable innovation and marketing across some of our biggest categories, including cereal, snacks, convenient meals, and ice cream.

As we look forward, we are clear on the job to do in fiscal 2026, which is to restore volume-driven organic sales growth. We know that restoring sustainable, profitable organic sales growth is the key to long-term value creation, and we look forward to advancing our plans, delivering on our priorities, and driving strong shareholder returns in fiscal 2026. We’re proud of how the company has continued to evolve throughout its nearly 160 year history, and we are energized by the work to do in fiscal 2026 to return the company to growth.

I want to close by thanking you, our shareholders, for your investment in General Mills. On behalf of all of our talented employees around the world, I want you to know that as we continue to navigate an evolving operating environment, we are in a strong position to deliver consistent, profitable growth and top-tier shareholder returns over the long term.

JEFFREY L. HARMENING

Chairman and Chief Executive Officer

August 11, 2025

Notice of 2025 Annual Meeting of Shareholders	1

A Letter from Your Independent Lead Director

Dear Fellow Shareholders:

It has been my privilege to continue to serve as your Independent Lead Director this year. While the events of the past year have presented some unique demands and challenges, the board remains focused on fulfilling its fiduciary duties and working on your behalf to create sustainable, long-term value. As our 2025 Annual Meeting approaches, I am pleased to have the opportunity to update you on the board’s priorities and work during the past year.

Guiding the development and execution of the company’s long-term Accelerate strategy remains the board’s top priority. At each meeting, the board receives updates from company leaders on how they are working to advance the Accelerate strategy. In fiscal 2025, the board played a significant role in overseeing the company’s portfolio shaping efforts, including the acquisition of Whitebridge Pet Brands’ North American premium Pet food business and the divestiture of the company’s North American Yogurt businesses. The board is confident that the Accelerate strategy will benefit shareholders by providing a strategic foundation for long-term value creation.

One of the board’s key roles is working with management to set ambitious business plans for each fiscal year. The board then closely monitors the company’s performance throughout the year, with ongoing assessments against those plans at each board meeting. The board is also actively engaged in overseeing the company’s risk management activities. To ensure that the board fulfills its oversight role in a comprehensive and coordinated manner, the responsibility for overseeing specific aspects of the company’s risk management program is purposefully allocated among the full board and board committees.

The board is also actively involved in overseeing the company’s strategies to recruit, develop and safeguard the well-being of our talented and dedicated team. The full board regularly discusses matters of corporate culture and employee engagement to ensure that our teams embody the attributes, behaviors, and commitment necessary to advance our strategies. An essential part of our culture is our commitment to operating with integrity and acting with the highest ethical standards. This starts with the clear expectation set by the board and is reinforced by the audit committee and board’s regular reviews of our ethics and compliance reports.

To ensure the company continues to advance its sustainability and global impact commitments, the board is actively engaged in overseeing the company’s efforts that are focused on advancing regenerative agriculture, reducing greenhouse gas emissions, increasing the recyclability of our packaging, and strengthening the communities in which the company operates. The board’s oversight is informed by feedback and engagements with key shareholders.

You are represented by a highly-skilled and accomplished board of directors with significant experience in the consumer packaged goods and retail industries, global business operations, innovation, finance, portfolio shaping, technology, and consumer health and wellness. Grounded in a strong culture that encourages substantive and open dialogue between the board and management, our board discussions take full advantage of the individual and collective talents of our directors. Our board succession work has built a best-in-class board with strong industry experience that is capable, engaged, and focused on long-term value creation for shareholders. We want to thank C. Kim Goodwin, who will not be standing for re-election at this year’s annual meeting, for her valuable contributions and service as a board member. I encourage you to vote for each of the board’s nominees.

On behalf of the board, thank you for the confidence you’ve placed in us and for your continued investment in General Mills.

Sincerely,

MARIA HENRY

Independent Lead Director

August 11, 2025

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Notice of 2025 Annual Meeting of Shareholders

Background

Date and Time Tuesday, September 30, 2025, at 8:30 a.m., Eastern Daylight Time	Location Online only at www.virtualshareholder meeting.com/GIS2025	Who Can Vote The record date for the Annual Meeting is August 4, 2025. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

Voting Items

PROPOSAL		BOARD VOTING RECOMMENDATION

1	ELECT AS DIRECTORS THE 11 NOMINEES NAMED IN THE ATTACHED PROXY STATEMENT	FOR each director nominee

2	APPROVE ADVISORY VOTE ON EXECUTIVE COMPENSATION	FOR

3	RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MAY 31, 2026	FOR
4-5	VOTE ON TWO SHAREHOLDER PROPOSALS, IF PROPERLY PRESENTED AT THE MEETING	AGAINST

Shareholders will also transact any other business that properly comes before the meeting.

Voting Methods

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the virtual meeting.

INTERNET www.proxyvote.com	TABLET OR SMARTPHONE	TELEPHONE Toll-free (U.S. and Canada) 1-800-690-6903	MAIL Mail in your signed proxy card or voting instruction form (if you received one)	ONLINE AT ANNUAL MEETING www.virtualshareholder meeting.com/GIS2025

Sincerely, Karen Wilson Thissen Secretary August 11, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 30, 2025

Our Notice of 2025 Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders are available on the General Mills website at www.generalmills.com in the Investors section. We first mailed or made available the proxy materials to our shareholders on or about August 11, 2025.

Notice of 2025 Annual Meeting of Shareholders	3

Frequently Requested Information
Annual Board and Committee Evaluation Process	38
Board Leadership Structure	33
Overseeing Sustainability and Global Impact	31
CEO Pay Ratio	68
Robust Clawback Policies	54
Director Independence Determination	39
Independent Director Stock Ownership Policy	81
Elements of Compensation	41
Proxy Summary: Fiscal Year Financial Highlights	6
Overseeing Leadership Development, Culture and Human Capital Management	28
The Industry Peer Group	53
Shareholder Engagement Program	32
Summary Compensation Table	56

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Proxy Statement Summary

Guided by our purpose to make food the world loves, General Mills is executing our Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. We navigated a challenging and evolving consumer and operating environment in fiscal 2025, making important changes to adapt to the changing environment, and put our business on a path back to growth. We increased investment to bring consumers greater value, which strengthened our volume performance as we exited the year.

In fiscal 2026, our top priorities are to return North America Retail to volume growth, accelerate North America Pet growth with an expanded portfolio, and drive efficiencies to reinvest in growth. We plan to drive another strong year of HMM cost savings, allowing us to reinvest in exciting growth opportunities to meet evolving consumer needs.

Driving Long-Term Shareholder Value

In fiscal 2025, we delivered on our updated guidance, highlighted by generating industry-leading HMM cost savings and exceeding our free cash flow conversion target, achieving a 97% conversion rate.

In fiscal 2025, we returned more than $2.5 billion to shareholders through dividends and share repurchases, and our board recently approved a 2% increase to our dividend, underlining our commitment to driving strong returns for our shareholders over the long term.

Committed to Standing for Good

We continued to work towards our goals of reducing our absolute greenhouse gas (“GHG”) emissions by 30% by 2030 and achieving net zero GHG emissions across our full value chain by 2050.

As an industry leader in regenerative agriculture, we are committed to advancing 1 million acres of regenerative agriculture in our supply chain by 2030 and have currently enrolled more than 600,000 acres into our program.

We are deeply committed to the communities where we live and operate and from which we source our ingredients. Our philanthropic partnerships and employee engagement aim to build strong and resilient communities.

Notice of 2025 Annual Meeting of Shareholders	5

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Proxy Summary: Fiscal Year Financial Highlights

F25 Key Priorities

In fiscal 2025, we continued to take strategic actions to adapt to the changing marketplace and more challenging consumer sentiment. Our fiscal 2025 results reflected the decision we made during the year to step up investment in response to more prolonged value-seeking consumer behaviors and greater volatility in the operating environment.

In a challenging consumer and operating environment, we competed more effectively, increased product innovation, and reinvested into our business. Our efforts to strengthen our brand building, innovation, and in store execution helped drive improved volume and market share trends in the second half of fiscal 2025. We launched new product offerings to meet consumer demands, including Cheerios Protein cereal, Old El Paso soup, and new varieties of Totino’s Pizza Rolls and Chex Mix snacks with bolder flavors.

We created fuel for investment. We accelerated our HMM cost savings to five percent of cost of goods sold, which was higher than historical levels and helped us fund investments in remarkability and innovation. We also launched transformation initiatives to free up our teams to focus on growth.

We maintained our capital allocation discipline. We exceeded our free cash flow conversion target in fiscal 2025, generating approximately $2.3 billion of free cash flow at a 97 percent conversion rate. We continued to reshape our portfolio, including acquisitions and divestitures that further improved our portfolio’s ability to generate profitable growth over the long term. And, we were able to return $2.5 billion to shareholders through dividends and share repurchases.

F25 Financial Targets
Net sales totaled $19.5 billion and organic net sales decreased 2% compared to year-ago levels*.
Operating profit totaled $3.3 billion and adjusted operating profit of $3.4 billion decreased 7% on a constant-currency basis*.
Diluted EPS totaled $4.10 and adjusted diluted EPS of $4.21 decreased 7% on a constant-currency basis*.
Net cash provided by operations totaled $2.9 billion This cash generation supported capital investments totaling $625 million and our resulting free cash flow was approximately $2.3 billion*.

*	Organic net sales, adjusted operating profit (on a constant-currency basis), adjusted diluted EPS (on a constant-currency basis) and free cash flow and conversion rate are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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Proxy Summary: People and Safety Highlights

Championing Belonging	83% of our salaried employees say they feel like they belong at General Mills.(1)

We believe that creating a culture of belonging strengthens our business performance and execution, improves our ability to recruit and develop talent, and provides for a rewarding workplace experience that allows all of our employees to thrive and succeed. Ensuring diversity of input and perspectives is core to our business strategy.

Employee Engagement

85%
of our salaried employees say they are comfortable at work saying or doing what they think is best for General Mills.(1)

88%
of our salaried employees say that General Mills is a great place to work.(1)

The efficient production of high-quality products and successful execution of our strategy requires a talented, skilled, dedicated, and engaged team of employees. We work to equip our employees with critical skills and expand their contributions over time by providing a range of training and career development opportunities, including hands-on experiences through challenging work assignments and job rotations, coaching and mentoring opportunities, and training programs. To foster employee engagement and commitment, we follow a robust process to listen to employees, take action, and measure our progress with ongoing employee conversations, transparent communications, and employee engagement surveys.

Workplace
Safety

We are committed to maintaining a safe and secure workplace for our employees. We set specific safety standards to identify and manage critical risks. We use global safety management systems and employee training to ensure consistent implementation of safety protocols and accurate measurement and tracking of incidents. To provide a safe and secure working environment for our employees, we prohibit workplace discrimination, and we do not tolerate abusive conduct or harassment. Our attention to the health and safety of our workforce extends to the workers and communities in our supply chain.

We have a history of strong safety performance. We recently took bold steps forward by implementing new injury and illness reporting criteria and metrics to improve our safety culture and focus more intently on eliminating incidents and situations with the greatest potential to significantly harm our people. The new safety metric criteria are based on current best practices and globally recognized principles for recording occupational injuries and illnesses. In fiscal 2025, we experienced no employee or contractor fatalities, and recognized a 30% year-over-year reduction in serious injuries.

(1)	Global survey of salaried employees, October 2024.

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Proxy Summary: Sustainability and Climate Highlights

For nearly 160 years, General Mills has been making food the world loves while creating long-term value for society and our shareholders. Feeding a growing global population and the success of our business depend on a healthy planet.

As we look to the challenges ahead, we have an unwavering commitment to ensuring the “G” in our logo stands for Good. We are investing in the potential of agriculture to ensure a thriving future for both people and planet. To that end, we are working to drive meaningful change through regenerative agriculture, a holistic approach to farming that improves environmental, social, and economic resilience.

As a global food company, our business is rooted in agriculture. Over time, the quality and availability of the earth’s natural resources have declined, while the need to provide for a growing population has increased. Simply sustaining the current state of ecosystems and communities is not enough. We must instead invest in the potential of agriculture to ensure a thriving future for both people and planet. To that end, we are on a journey to make a meaningful difference through our commitment to advance regenerative agriculture on one million acres of farmland by 2030. Through regenerative agriculture, farmers can regenerate the soil they work on, reduce the number of inputs and amount of water used, and lower GHG emissions through carbon sequestration. Last year, our board of directors visited a regenerative farm to see the benefits of and better understand the regenerative practices and results firsthand.

In fiscal 2025, we continued our efforts in transparency, including disclosures of our targets, actions, and progress through our Climate Policy, Climate Transition Action Plan, CDP climate disclosure, Greenhouse Gas Protocol, and renewed climate goals.

While the company is focused on sustainability efforts across our full value chain, our current key priorities include reducing GHG emissions, regenerative agriculture, and packaging. As highlighted below, the company has set ambitious goals in these areas and continues to focus our efforts to achieve them.

An overview of our initiatives may be found in our annual Global Responsibility Report (available on our website at www.generalmills.com under the “How we make it” section).	GHG Emissions	Regenerative Agriculture
	GOAL Net Zero GHG emissions across our full value chain by 2050	GOAL 1M acres of farmland advancing regenerative agriculture

	Our goals are to reduce absolute GHG emissions across our full value chain (Scopes, 1, 2 and 3) by 30% by 2030 (compared to 2020). By 2050, we expect to achieve net zero GHG emissions across our full value chain.	We are committed to being a leader in regenerative agriculture, which we define as a holistic, principles-based approach to farming and ranching that seeks to strengthen ecosystems and community resilience and to foster conditions for more life on the farm and beyond. We have set a goal to advance regenerative agriculture on 1 million acres of farmland by 2030. To date, we have more than 600,000 acres engaged in programming designed to advance regenerative agriculture.

Packaging
GOAL 100% of packaging designed to be reusable or recyclable by 2030
To reduce the environmental impact of packaging, we are working to increase use of recycled and recyclable materials, developing innovative packaging solutions, and leading through external collaboration.

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Proxy Summary: Standing for Good Highlights

At General Mills, we work to create holistic value throughout our supply chain, from agriculture and operations to our consumers and communities. Our sustainability and corporate social responsibility achievements, a summary of which is provided below as of the end of fiscal 2024, help us strengthen our business, brands and the communities we serve.

FOOD	PLANET	PEOPLE
100%	600,000+	88%
of our company-owned production facilities are Global Food Safety Initiative (GFSI) certified.	acres enrolled in programs designed to advance regenerative agriculture.	of our salaried employees say that General Mills is a great place to work.***

44 million	99%	46
Meals were enabled by donations of General Mills food worldwide (calendar year 2024).	renewable electricity sourced for our global operations.	Invested in 46 General Mills hometown (operating) communities around the globe.

#1	93%	$128.9 million
General Mills is the largest provider of natural and organic packaged food in the U.S.*	of General Mills packaging is recyclable or reusable (by weight).**	in charitable giving contributed by General Mills worldwide, including food donations and philanthropic funding.

Human Rights

As one of the world’s leading food companies, we have the responsibility to respect human rights throughout our business and value chain. To stand for good, we are accelerating action to respect human rights and positively impact the people we depend on – and who depend on us. We follow a strategic framework to assess, address, and prevent potential human rights impacts across our value chain. We also regularly assess our human rights risks and strategy to ensure alignment with the United Nations Guiding Principles on Business and Human Rights.

*	Includes food for both humans and pets. Source: SPINS Nat/Org Multi Channel, 52 weeks ended 5/26/2024.
**	Progress reflects approximately 96% of total General Mills packaging spend; excludes some international markets.
***	Global survey of salaried employees, October 2024.

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Proxy Summary: Corporate Governance Highlights

Board Independence and Composition
   Independent and highly-experienced board of directors
   Strong Independent Lead Director who reviews and approves board meeting agendas
   Comprehensive director nomination and board refreshment process
   Executive sessions for independent directors at each board meeting

Active and Engaged Board
   Thoughtful management development and succession plans for the CEO and his direct reports
   Strong oversight of culture, human capital management, and leadership development programs and strategies
   Active shareholder engagement program with regular updates to the board
   Substantive annual board and committee evaluations
   Board and committee agendas developed annually to address core responsibilities
   Enterprise risk management processes at board and committee levels
   Extensive oversight of sustainability and public policy issues impacting our business

Shareholder Rights
   Annual director elections based on a majority vote
   Right of shareholders to request a special meeting
   Proxy access by-law
   Board service policies limiting the number of public company boards on which our directors may serve

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Proxy Voting Roadmap

PROPOSAL NUMBER 1:

Election of Directors	The board of directors recommends the election of each of the director nominees presented in this proxy statement to our independent and highly-experienced board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.	INDEPENDENCE

AGE

TENURE (AVERAGE TENURE: 7.6 YEARS)

Our Directors’ Skills and Experiences Support Our Long-term Strategy

Additional information about each director and his or her qualifications may be found beginning on page 20.

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PROPOSAL NUMBER 2:

Advisory Approval of Executive Compensation	The compensation program for our executive team recognizes and rewards the achievement of annual and sustained performance. Each element of compensation is tied to performance. Incentive measures are closely linked to our strategy, long-term growth model, financial objectives, and ultimately total shareholder returns (“TSR”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.	Percentage Of CEO Target Compensation	Total Direct Compensation Element	Pay Element	Performance Measure
		BASE SALARY	Cash	• Individual performance and contributions based on scope and complexity of role
		ANNUAL INCENTIVE	Cash-based award	Company Performance (80%) • Organic net sales growth* • Adjusted operating profit growth* Individual Performance (20%)
LONG-TERM INCENTIVE
Performance Share Units (“PSUs”)

Three-year cliff vesting (with one-year additional holding period required) and Three-year measurement period

•

Organic net sales growth (Compound Annual Growth Rate (“CAGR”))*

•

Cumulative operating cash flow*

•

+/- 25% Relative TSR Modifier

			Stock Options	Four-year graded vesting
			Restricted Stock Units (“RSUs”)	Four-year graded vesting

Additional information about executive compensation may be found beginning on page 44.
PROPOSAL NUMBER 3:

Ratify Appointment of the Independent Registered Public Accounting Firm THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

Our audit committee is responsible for the selection and engagement of our independent auditor. The audit committee annually reviews qualifications, performance, independence, and fees of KPMG, our current registered public accounting firm. The focus of the process is to select and retain the most qualified firm to perform the annual audit. Based on its annual review, the audit committee believes that the retention of KPMG as our independent auditor is in the best interests of the company and its shareholders. We are asking shareholders to ratify the appointment of KPMG for fiscal 2026. Additional information about the independent registered public accounting firm may be found beginning on page 71.

* Non-GAAP measure. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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PROPOSALS 4 and 5:

Shareholder Proposals THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THESE PROPOSALS.

We received two shareholder proposals to be voted on at this year’s annual meeting, if properly presented. Shareholders are asked to vote against each of the shareholder proposals.

Information on the shareholder proposals and our statements in opposition of the proposals may be found beginning on page 74.

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PROPOSAL NUMBER 1:

Election of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Upon the recommendation of the corporate governance committee, the board has nominated all of the current directors to stand for reelection, except for C. Kim Goodwin, who has decided not to stand for reelection at the end of her term. All of the nominees are independent under New York Stock Exchange (“NYSE”) corporate governance rules, except Chairman and Chief Executive Officer Jeffrey L. Harmening. See Board Independence and Related Person Transactions on page 39.

Our directors are elected annually by a majority of votes cast to enhance their accountability to shareholders. If an incumbent director is not reelected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. If there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

Each of the director nominees currently serves on the board and was elected by our shareholders at the 2024 Annual Meeting.

If elected, each director will hold office until the 2026 Annual Meeting and until his or her successor is elected and qualified. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the board, or the board may reduce the number of directors.

Included in each director nominee’s biography is a description of the top five key qualifications and experiences of such nominee based on the skills and qualifications described on page 18. The board and the corporate governance committee believe that the combination of the various qualifications and experiences of the director nominees will contribute to an effective and well-functioning board and that the director nominees possess the necessary qualifications and capacity to provide effective oversight of the business and counsel to the company’s management to advance our long-term strategy and oversee the interests of our shareholders.

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2025 Director Nominees At-A-Glance

General Mills
Board of Directors
General
Mills

Jorge A. Uribe, 68
Former Global Productivity and Organization Transformation Officer at The Procter & Gamble Company

Maria A. Sastre, 70
Former President and Chief Operating Officer of Signature Flight Support Corporation

Eric D. Sprunk, 61
Former Chief Operating Officer of NIKE, Inc.

Steve Odland, 66
President and Chief Executive Officer of The Conference Board

Diane L. Neal, 69
Former Chief Executive Officer of Sur La Table, Inc.

Jeffrey L. Harmening, 58
Chairman and Chief Executive Officer of General Mills

John G. Morikis, 61
Former Executive Chairman and Chief Executive Officer of Sherwin-Williams

Elizabeth C. Lempres, 64
Former Senior Partner at McKinsey & Company

Jo Ann Jenkins, 67
Former Chief Executive Officer of AARP, Inc.

Benno O. Dorer, 61
Former Chairman and Chief Executive Officer of The Clorox Company

Maria G. Henry, 58
Former Chief Financial Officer of Kimberly-Clark Corporation

Five of our ten independent director nominees are female and three are ethnically diverse.

Notice of 2025 Annual Meeting of Shareholders	15

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Director Nomination Process

Our board follows an annual director nomination process that promotes thoughtful and in-depth review of overall board composition and director nominees throughout the year. At the beginning of the process, the corporate governance committee reviews current board composition and considers search priorities for any new director candidates. The skills and experiences of our directors are reviewed annually to confirm that our board possesses the traits, attributes and qualifications to successfully guide and oversee the company’s long-term strategy and priorities and continue to promote effective board performance. The corporate governance committee reviews incumbent director candidates, evaluates any changes in circumstances that may impact their candidacy, and considers information from the board evaluation process to ensure the board continues to operate effectively. Upon a recommendation from the corporate governance committee, the board of directors approves the nomination of director candidates for election at the Annual Meeting.

The corporate governance committee identifies potential new director candidates using a search firm that is paid a fee for its services, together with referrals and suggestions from board members and shareholders. The corporate governance committee interviews potential director candidates to confirm their qualifications, interest, and availability for board service.

Board Refreshment and Director Succession Planning

We plan thoughtfully for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•	Evaluate the depth and diversity of experience of our board;
•	Expand and replace key skills and experience that support our strategies; and
•	Maintain a balanced mix of tenures.

In selecting directors, the board evaluates characteristics such as independence, integrity, experience, and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the board, appreciation for the long-term interests of shareholders, and the ability to challenge and stimulate management and to work well with fellow directors.

Each newly appointed director follows a well-developed and comprehensive onboarding program, which, among other things, includes meetings with board members and senior company leaders. This helps ensure directors become well-acclimated to the board in a timely manner.

The corporate governance committee also plans for the orderly succession of the Independent Lead Director and the chairs for the board’s five committees, providing for their identification, development, and transition of responsibilities.

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Other Board Service

Board members are expected to devote sufficient time and attention to carrying out their director duties and responsibilities and ensure that their other responsibilities, including service on other boards, do not materially interfere with their responsibilities as directors of the company. The board will take into account the nature and extent of a director’s other commitments when determining whether it is appropriate to nominate that individual for re-election.

In no event shall a director serve on more than four total public company boards (including the company’s board). A director who is an active public company CEO or executive officer shall not serve on more than two total public company boards (including their own board and the company’s board). Subject to a determination by the board that additional service will not impair the ability of a director to serve effectively on the company’s audit committee, a member of the audit committee may not serve on more than three total audit committees for public companies.

A director must inform the chair of the corporate governance committee in advance of becoming a director and/or member of the audit committee of any other public company.

The board reviewed the nominees for the 2025 Annual Meeting and has determined that all directors have the willingness and capacity to serve effectively on the company’s board.

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Board Skills, Qualifications and Experience

The director nominees possess the qualifications, skills, experiences, and diversity of perspectives necessary to successfully guide and oversee the company’s long-term strategy and priorities. All of our directors have senior executive leadership experience leading large, complex organizations. These experiences are particularly important in evaluating key strategic decisions, including portfolio shaping, setting priorities, and critically evaluating performance to drive sustainable, long-term shareholder value. Importantly, many of our directors have backgrounds in consumer packaged goods, retail, and other consumer-facing businesses that enable the board to guide management in a rapidly changing business, marketing, and product innovation environment. The board also possesses significant financial and accounting expertise that ensures the critical evaluation of strategic actions, strong oversight of performance and shareholder value creation, and careful attention to financial disclosures. Additionally, many directors have held international executive positions leading global businesses or segments. These directors provide helpful insights to board discussions as we continue to grow and expand our global operations. Board experience, governance, and public policy skills are also key strengths of several of our directors and are important for the effective operation of the board and oversight of the company. While we consider deep and diverse experience to be a strength of the board, we consider the following skills and experiences to be particularly valuable in supporting the company’s strategies and fulfilling the board’s responsibilities:

SENIOR EXECUTIVE LEADERSHIP

We believe that directors who have served as CEOs or senior executives are in a position to challenge management and contribute practical insight into business strategy, operations, and human capital management. Our directors provide sources of market intelligence, analysis, and relationships that benefit the company.

GLOBAL EXPERIENCE

A significant portion of the company’s growth depends on its success in markets outside the U.S. Directors with a global perspective help us make key strategic decisions in international markets.

INNOVATION Innovation is a core focus for the company and is critical in helping us continue to develop and deploy successful products to meet the demands and preferences of our consumers.

INDUSTRY FOCUS

As a company that relies on the strengths of our branded products, we seek directors who are familiar with the consumer packaged goods and retail industries. These directors help guide the company in assessing trends and external forces in these industries.

GOVERNANCE EXPERTISE A deep understanding of the board’s duties and responsibilities enhances board effectiveness and ensures independent oversight that is aligned with shareholder interests.	HEALTH AND WELLNESS A thorough understanding of the health and wellness trends among our consumers provides management and the board with insights into potential product enhancements and offerings.

ACCOUNTING AND FINANCIAL EXPERTISE

A strong understanding of accounting and finance is important for ensuring the integrity of our financial reporting and critically evaluating our performance. Our directors have significant accounting experience, corporate finance expertise, and financial reporting backgrounds.

MARKETING/E-COMMERCE EXPERIENCE

Organic sales growth is one of our key financial metrics and directors with marketing expertise provide important perspectives on developing new markets and growing current markets. Sales and marketing expertise in E-commerce and mobile platforms is also vital to our growth and success in these channels.

GOVERNMENT/PUBLIC POLICY EXPERTISE

Directors with governmental and policymaking experience play an increasingly important role on our board as our business becomes more heavily regulated and as our engagement with stakeholders continues to expand.

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The chart below identifies the balance of skills and qualifications each director nominee brings to the board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the corporate governance committee as part of the board succession planning process. We believe the combination of skills and qualifications shown below demonstrate how our board is well positioned to provide strategic advice and effective oversight to our management.

	Senior Executive Leadership	Industry Focus	Accounting and Financial Expertise	Global Experience	Governance Expertise	Marketing/ E-Commerce Experience	Innovation	Health and Wellness	Government/ Public Policy Expertise
Benno O. Dorer	•	•	•	•	•	•	•	•	•
Jeffrey L. Harmening	•	•	•	•	•	•	•	•
Maria G. Henry	•	•	•	•	•	•			•
Jo Ann Jenkins	•		•		•	•	•	•	•
Elizabeth C. Lempres	•	•	•	•	•	•		•	•
John G. Morikis	•	•	•	•	•	•			•
Diane L. Neal	•	•	•	•	•	•	•	•
Steve Odland	•	•	•	•	•	•	•	•	•
Maria A. Sastre	•	•	•	•	•	•		•	•
Eric D. Sprunk	•	•	•	•	•	•	•	•	•
Jorge A. Uribe	•	•	•	•		•	•
Total

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2025 Director Nominees

Benno O. Dorer

Age 61

Independent Director Since 2024

Committees

AUDIT, CORPORATE GOVERNANCE

Other Public Directorships

VF CORPORATION (2017-2024)

ORIGIN MATERIALS (2021-2023)

THE CLOROX COMPANY (2014-2021)

Jeffrey L. Harmening Age 58 Director Since 2017 Other Public Directorships THE TORO COMPANY

Benno O. Dorer served as Chairman and Chief Executive Officer of The Clorox Company from 2014 to September 2020, Chairman from 2016 to September 2020 and Executive Chairman from September 2020 to February 2021. Prior to his role as Chief Executive Officer, he served as Chief Operating Officer from 2013 to 2014. Before joining Clorox, Dorer worked for The Procter & Gamble Company in various marketing and sales roles in the U.S. and Europe. Following his retirement from Clorox, Dorer served as Executive Advisor at KKR & Co. Inc. from 2021 to July 2022 and on the board of Origin Materials from 2021 to May 2023. Dorer served on the board of VF Corporation, where he also served as Interim President and Chief Executive Officer from December 2022 to July 2023 and Lead Independent Director from 2021 to 2022. Mr. Dorer has also served on the board of the William and Flora Hewlett Foundation since 2014.

Contributions to the Board

•   As the former Chief Executive Officer and Chairman of The Clorox Company, Mr. Dorer brings business leadership and strategic planning skills, governance expertise, and a strong operating and portfolio shaping background to the board.

•   Mr. Dorer’s international leadership experience at Clorox and The Procter & Gamble Company provides valuable global business perspectives.

•   With a strong background in consumer packaged goods and retail, Mr. Dorer brings to the board extensive experience in launching new products, brand building, marketing, and partnering with customers across sales channels.

Top Five Key Skills

    Senior Executive Leadership

    Global Experience

    Industry Focus

    Marketing/E-commerce Experience

    Accounting and Financial Experience

Jeffrey L. Harmening is Chairman and Chief Executive Officer of General Mills, Inc. Mr. Harmening joined General Mills in 1994 and served in a variety of positions before becoming Vice President of Marketing for Cereal Partners Worldwide (“CPW”), the company’s joint venture with Nestlé based in Switzerland, in 2003. Mr. Harmening served as Vice President and Senior Vice President of the Big G cereal division from 2007 to 2012, and Senior Vice President, Chief Executive Officer of CPW from 2012 to 2014. From 2014 to June 2016, he served as Executive Vice President, Chief Operating Officer, U.S. Retail. Mr. Harmening was appointed President and Chief Operating Officer of General Mills in July of 2016, Chief Executive Officer in June of 2017, and Chairman in January of 2018.

Contributions to the Board

•   With more than 25 years of service at General Mills in a variety of senior leadership roles across several business categories, Mr. Harmening’s deep knowledge of the company’s business and the markets in which we operate position him well to serve as our Chairman and Chief Executive Officer.

•   Prior to his appointment as Chief Executive Officer, Mr. Harmening served in a number of key management and operational roles in the company’s North America Retail division.

•   He also spent six years abroad focusing on our international operations, including two years as Chief Executive Officer of CPW.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Global Experience

    Marketing/E-commerce Experience

     Health and Wellness

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Maria G. Henry, Independent Lead Director Age 58 Independent Director Since 2016 Committees CORPORATE GOVERNANCE, PUBLIC RESPONSIBILITY Other Public Directorships	Jo Ann Jenkins Age 67 Independent Director Since 2020 Committees CORPORATE GOVERNANCE, PUBLIC RESPONSIBILITY Other Public Directorships AVNET, INC.
NIKE, INC. NEXTERA ENERGY, INC.	Jo Ann Jenkins served as Chief Executive Officer of AARP, Inc., the nation’s largest nonprofit organization serving Americans aged 50 and older, from 2014 to 2024. From 2013 to 2014, Ms. Jenkins served as Executive Vice President and Chief Operating Officer of AARP, and from 2010 to 2013 as President of the AARP Foundation. Prior to joining AARP, Ms. Jenkins served at the Library of Congress as Chief Operating Officer and Chief of Staff. She has also held a variety of senior roles at the U.S. Department of Agriculture, the U.S. Department of Transportation, and the U.S. Department of Housing and Urban Development.

Contributions to the Board

•   As the former Chief Executive Officer of AARP, Ms. Jenkins brings to the board a deep understanding of strategic management and innovative marketing from her experiences leading and transforming one of the nation’s largest nonprofit organizations.

•   Ms. Jenkins contributes valuable insights to the board on public policy, government affairs, and community relations matters based on her senior leadership positions at the Library of Congress, U.S. Department of Agriculture, U.S. Department of Transportation, and U.S. Department of Housing and Urban Development.

•   Her public and private board service and advisory experiences deepen the board’s overall governance expertise.

Top Five Key Skills

     Senior Executive Leadership

    Marketing/E-commerce Experience

    Innovation

    Governance Expertise

      Government/Public Policy Expertise

Maria G. Henry served as Executive Vice President and Senior Advisor of Kimberly-Clark Corporation until her retirement in 2022. She served as Chief Financial Officer of Kimberly-Clark Corporation from 2015 to April 2022. Prior to that, she was Executive Vice President and Chief Financial Officer of Hillshire Brands, formerly known as Sara Lee Corporation, from 2012 to 2014. Ms. Henry was the Chief Financial Officer of Sara Lee’s North American Retail and Foodservice business from 2011 to 2012. Prior to Sara Lee, she held various senior leadership positions in finance and strategy in three portfolio companies of Clayton, Dubilier, and Rice, most recently as Executive Vice President and Chief Financial Officer of Culligan International. Ms. Henry also held senior finance roles in several technology companies, and she began her career at General Electric.

Contributions to the Board

•   As our Independent Lead Director, Ms. Henry draws on her business leadership, corporate strategy, and board experience to provide strong, independent board leadership and to ensure board effectiveness by fostering active discussion and collaboration among the independent directors and serving as an effective liaison with management.

•   As the former Chief Financial Officer of a global company, Ms. Henry offers capital markets expertise and current insights on public company financial, governance, and leadership matters.

•   Ms. Henry’s consumer products background and experience make her well-positioned to critically and thoughtfully review and guide company strategy.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Accounting and Financial Experience

    Global Experience

    Governance Expertise

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Elizabeth C. Lempres

Age 64

Independent Director Since 2019

Committees

AUDIT, COMPENSATION (CHAIR)

Other Public Directorships

NIQ GLOBAL INTELLIGENCE PLC

TRAEGER, INC.

AXALTA COATING SYSTEM LTD. (2017–2022)

John G. Morikis

Age 61

Independent Director Since 2024

Committees

AUDIT, FINANCE

Other Public Directorships

WHIRLPOOL CORPORATION
UNITED PARCEL SERVICE, INC.

SHERWIN-WILLIAMS (2015- 2025)

FORTUNE BRANDS INNOVATIONS (2012-2024)

Elizabeth C. Lempres served as Senior Partner at McKinsey & Company, a management consulting firm, until her retirement in August 2017. Ms. Lempres joined McKinsey & Company in 1989 and held a variety of positions of increasing responsibility during her career including Senior Partner and Global Leader, Private Equity and Principal Investors from 2016 to 2017; and Senior Partner and Global Leader, Consumer Sector from 2010 to 2014. Prior to McKinsey & Company, she held positions in engineering-related fields at IBM and General Electric.

Contributions to the Board

•   Ms. Lempres’ extensive senior leadership experience advising international consumer goods companies on complex management and strategy matters provides unique perspective and expertise to the board’s portfolio shaping and strategic planning processes and discussions.

•   As former Senior Partner and Global Leader of McKinsey’s Consumer Sector, Ms. Lempres brings substantial global consulting experience in the consumer products and retail sectors to the board. Her experience leading teams across North America, Latin America, Europe, Asia, and Africa also provides valuable perspective on the company’s international markets and operations.

•   Ms. Lempres’ public company board experience, financial expertise, and risk management skills are valuable assets to the board, the audit committee, and the compensation and talent committee.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Accounting and Financial Experience

    Global Experience

    Governance Expertise

John G. Morikis served as Executive Chairman of Sherwin-Williams from January 2024 to December 2024 and previously served as Chairman from 2017 to December 2023 and Chief Executive Officer from 2016 to December 2023. He joined Sherwin-Williams in 1984 as a management trainee and held roles of increasing responsibility throughout his career. Morikis previously served on the board of Fortune Brands Innovations.

Contributions to the Board

•   From his tenure as Chairman and Chief Executive Officer of Sherwin-Williams, Mr. Morikis is attuned to the challenges of operating and growing an S&P 500 consumer-facing company, which provides an informed perspective on a variety of matters relevant to the company’s business strategy and operations.

•   The variety of exposure to professional, industrial, commercial, and retail customers developed during his career at Sherwin-Williams provides a unique viewpoint that benefits the board.

•   Mr. Morikis’ public company board experience, financial and portfolio shaping expertise, and risk management skills are valuable assets to the board, the finance committee, and the audit committee.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Accounting and Financial Experience

    Governance Expertise

    Global Experience

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Diane L. Neal Age 69 Independent Director Since 2018 Committees FINANCE (CHAIR), PUBLIC RESPONSIBILITY	Steve Odland Age 66 Independent Director Since 2004 Committees FINANCE, PUBLIC RESPONSIBILITY
Other Public Directorships FOSSIL GROUP, INC. (2012–2022)

Steve Odland is the President and Chief Executive Officer of The Conference Board. From 2013 to June of 2018, Mr. Odland was President and Chief Executive Officer of The Conference Board’s public policy affiliate, the Committee for Economic Development. From 2011 to 2012, he was an Adjunct Professor in the graduate school of business at Lynn University and at Florida Atlantic University. Mr. Odland served as Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, from 2005 until 2010. From 2001 to 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Prior to that, he served as President and Chief Executive Officer of Tops Markets, Inc., a U.S. food retailer, from 1998 to 2000, and as President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996. Mr. Odland is also currently a CNBC contributor.

Contributions to the Board

•   As the former Chairman and Chief Executive Officer at Office Depot and Autozone and past President and Chief Executive Officer of Tops Markets, Mr. Odland brings business leadership and strategic planning skills, retail expertise, and an operating background to the board.

•   He provides valuable insights into food, consumer products marketing, brand-building, internet marketing and sales, food service, and international management from his executive roles in the food industry at Tops Markets, Quaker Oats, and Sara Lee.

•   Mr. Odland also lends expertise on public policy, economics, and corporate governance from his experience as President and Chief Executive Officer of The Conference Board.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

     Global Expertise

    Governance Expertise

    Marketing/E-commerce Experience

Diane L. Neal served as Chief Executive Officer of Sur La Table, Inc., a consumer-facing retail company, from 2014 until her retirement in January 2017. From 2012 to 2014, Ms. Neal served as an advisor to select retail companies including L Brands, Inc., the parent company of Bath & Body Works where she served as Chief Executive Officer from 2007 to 2011. Ms. Neal joined Bath & Body Works in 2006 as President and Chief Operating Officer. Ms. Neal served with Gap Inc. from 2004 to 2006, where she held the positions of President, Outlet Division, and Senior Vice President, Merchandising, Outlet Division. Previously, she served at Target Corporation for more than 20 years in various executive and leadership roles, including President of Mervyn’s from 2001 to 2004.

Contributions to the Board

•   Ms. Neal’s significant senior executive experience in consumer and retail facing businesses provides the board with valuable consumer and retail insights.

•   As a senior executive for innovative and marketing-focused retail companies, Ms. Neal provides valuable perspectives on new and unique initiatives to meet evolving consumer needs and behaviors.

•   Ms. Neal’s public company board experience and financial expertise strengthen our board and finance committee discussions.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Innovation

    Governance Expertise

    Marketing/E-commerce Experience

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Maria A. Sastre Age 70 Independent Director Since 2018 Committees COMPENSATION, CORPORATE GOVERNANCE (CHAIR) Other Public Directorships O’REILLY AUTOMOTIVE, INC. KALERA PLC (2021–2023)

Eric D. Sprunk

Age 61

Independent Director Since 2015

Committees

AUDIT (CHAIR), CORPORATE GOVERNANCE

Other Public Directorships

UNIVERSAL MUSIC GROUP N.V.

BOMBARDIER INC. (2021-2024)

NORDSTROM, INC. (2023-2025)

Maria A. Sastre served as President and Chief Operating Officer of Signature Flight Support Corporation, the world’s largest network of fixed-base operations and support services for private and business aviation, from 2013 until her retirement in 2018. Ms. Sastre joined Signature Flight in 2010 as its Chief Operating Officer. From 2009 to 2010, she was President and Chief Executive Officer of Take Stock in Children, Inc., a Florida based non-profit that helps low-income youth escape the cycle of poverty through education. Ms. Sastre served with Royal Caribbean Cruises LTD from 2000 to 2008, where she held the positions of Vice President, International, Asia, Latin America & Caribbean and Vice President of Hotel Operations. Previously, she had held various executive and leadership roles at United Airlines, Inc., Continental Airlines, Inc., and Eastern Airlines, Inc.

Contributions to the Board

•   Ms. Sastre’s significant senior executive experience in consumer-facing businesses, together with over 25 years of public company board service at large retail grocery, restaurants and healthcare companies, provide the board with valuable consumer, food service, and health and wellness insights.

•   Her global management expertise overseeing operations and marketing initiatives in Asia and Latin America, as well as her international merger and acquisition work, deepens the board’s global perspective and marketing expertise.

•   Ms. Sastre has significant corporate governance and public company board experience, including service on audit, corporate governance, and talent and compensation committees and chairing audit, finance, and talent and compensation committees.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Global Experience

    Governance Expertise

    Health and Wellness

Eric D. Sprunk served as Chief Operating Officer of NIKE, Inc., an athletic footwear and apparel business, from 2013 until his retirement in April 2020. Mr. Sprunk joined NIKE in 1993, and held a variety of positions, including Regional General Manager of NIKE Europe Footwear from 1998 to 2000, Vice President & General Manager of the Americas from 2000 to 2001, Vice President of Global Footwear from 2001 to 2009, and Vice President of Merchandising and Product from 2009 to 2013. Prior to joining NIKE, Mr. Sprunk was a certified public accountant with the accounting firm Price-Waterhouse from 1987 to 1993.

Contributions to the Board

•   As the former Chief Operating Officer at a global, brand-based consumer products company, Mr. Sprunk brings relevant marketing experience to the board, as well as operating expertise in key functions including manufacturing, technology, sourcing, sales, and procurement. His experience as Vice President of Merchandising and Product also provides the board with valuable perspectives on product innovation and development.

•   His global and regional international management experiences at NIKE provide the board with a unique perspective on developing and marketing innovative products in consumer markets around the world.

•   Mr. Sprunk is a certified public accountant who has worked in senior financial roles at NIKE and Price-Waterhouse, which provides valuable financial and accounting expertise. Mr. Sprunk is one of the audit committee’s financial experts.

Top Five Key Skills

    Senior Executive Leadership

    Accounting and Financial Expertise

    Global Experience

    Marketing/E-commerce Experience

    Innovation

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Jorge A. Uribe Age 68 Independent Director Since 2016 Committees COMPENSATION, PUBLIC RESPONSIBILITY (CHAIR) Other Public Directorships INGREDION INCORPORATED GRUPO ARGOS AS

Jorge A. Uribe served as Global Productivity and Organization Transformation Officer at The Procter & Gamble Company, a consumer products company, from 2012 until his retirement in 2015. Prior to 2012, Mr. Uribe served as Group President of Latin America at Procter & Gamble from 2004 to 2012, as Vice President, Marketing and Customer Business Development, Latin America from 2001 to 2004, and as Vice President, Venezuela and Andean Region from 1999 to 2001.

Contributions to the Board

•   Mr. Uribe’s international management background, including multi-regional and multi-country responsibility for operations throughout Latin America, together with his personal experience living and working outside the U.S., provides valuable perspective on the company’s international markets and operations.

•   As the former Global Productivity and Organization Transformation Officer of Procter & Gamble, Mr. Uribe brings first-hand experience in leading innovative organizational changes through efficiency improvement and cost management.

•   The experiences developed throughout his career at Procter & Gamble deepen the board’s overall consumer products, innovation, and marketing expertise.

Top Five Key Skills

    Senior Executive Leadership

    Industry Focus

    Global Experience

    Marketing/E-commerce Experience

    Innovation

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Corporate Governance

Corporate Governance Policies and Practices

Board Independence and Composition	Independent and highly-experienced board of directors
Strong Independent Lead Director who reviews and approves board meeting agendas
Comprehensive director nomination and board refreshment process
Executive sessions for independent directors at each board meeting

Active and Engaged Board	Thoughtful management development and succession plans for the CEO and his direct reports
Strong oversight of culture, human capital management and leadership development programs and strategies
Active shareholder engagement program with regular updates to the board
Substantive annual board and committee evaluations
Board and committee agendas developed annually to address core responsibilities
Enterprise risk management processes at board and committee levels
Extensive oversight of sustainability and public policy issues impacting our business

Shareholder Rights	Annual director elections based on a majority vote
Right of shareholders to request a special meeting
Proxy access by-law
Board service policies limiting the number of public company boards on which our directors may serve

Our Board’s Key Responsibilities

Our board is elected by our shareholders to oversee their interests in the long-term health and overall success of the company’s business. In exercising its fiduciary duties, the board represents and acts on behalf of our shareholders and is committed to strong corporate governance, as reflected in our corporate governance principles (available on our website at www.generalmills.com in the Investors section).

The board’s key responsibilities and priorities include:

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Overseeing Business Strategy

The board’s significant industry and management expertise is critical in shaping the company’s business strategy. In an evolving and dynamic business environment, our directors are an important resource for thoughtful, candid, and ongoing insights into strategic issues facing the company, including product portfolio development and innovation, strategic investments, acquisitions and divestitures, margin improvement, and organizational design.

Board Responsibilities

•   Guiding and overseeing corporate strategy is the board’s primary focus, and the board’s oversight of strategy development and its assessment of management’s execution and progress against key priorities is deeply embedded in our annual board meeting calendar and agendas.

•   The board dedicates time at each board meeting to review and discuss long-term strategic planning, including consideration of external business dynamics, emerging trends and risks, and potential strategic alternatives. These discussions provide an opportunity for the board to constructively engage with management to review and advance corporate strategy.

•   The board plays a significant role in overseeing the company’s portfolio shaping. At each board meeting, the board receives an update on the company’s portfolio shaping activities. The board provides independent strategic insights on the direction of the portfolio shaping processes and engages in robust discussions with management in connection with acquisitions and divestitures.

•   The board critically reviews significant capital investments and cash returns to shareholders through share repurchase plans and dividend payments. These strategic actions and investments are reviewed and approved by the board following open and engaged discussions of the full board.

•   As part of its oversight, the board reviews and discusses with management at each board meeting a set of detailed operating reports, including current financial performance versus plan. Focused discussions of key business issues, segment and business unit operations, and strategic developments are also held at each board meeting.

•   At each board meeting, the independent directors meet in executive session to discuss business and strategic matters. These meetings are led by our Independent Lead Director.

Board’s Actions

ACCELERATE STRATEGY

The board worked closely with management to develop our Accelerate strategy. This strategy prioritizes the markets and platforms with the best prospects for profitable growth, provides a roadmap for reshaping our portfolio, and guides investments in key capabilities. The board receives updates at each meeting to critically oversee and assess the company’s execution of the Accelerate strategy to address challenges in the marketplace and drive future success.

ANNUAL AND ONGOING BUSINESS REVIEW

At the beginning of each fiscal year, the board formally reviews our annual and longer-term business plans, financial targets, and plans for achieving those targets. The board monitors performance against the company’s strategic objectives and financial targets throughout the year and helps ensure the integrity of our financial results.

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Overseeing Leadership Development, Culture, and Human Capital Management

Leadership Development and Talent Management

Recruiting, developing, and engaging our workforce is critical to executing our strategy and achieving business success. The board oversees and is regularly updated on the company’s leadership development and talent management strategies designed to recruit, develop, and retain global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. The board formally reviews and discusses management development and succession plans for the Chief Executive Officer and his direct reports, including individual executive transitions. These reviews include an assessment of senior executives and their potential as successor to the Chief Executive Officer. To enhance the board’s understanding of the company’s talent pipeline, the board meets regularly with high-potential executives in formal and informal settings. The board has also adopted procedures to elect a successor in the event of the Chief Executive Officer’s sudden incapacity or departure.

Beyond leadership development, our board is continuously focused on culture and human capital management priorities for promoting a safe, inclusive, and respectful work environment, where employees across our entire workforce feel empowered to speak on issues important to them, inspired to act ethically and with integrity, empowered to raise concerns, and encouraged to implement new and innovative ideas in the best interests of the business.

Culture and Employee Engagement

The board is keenly interested in ensuring that the company maintains and promotes a culture that fosters the values, behaviors, and attributes necessary to advance the company’s business strategy and purpose. The board receives regular updates on matters of employee culture and engagement.

Human Capital Management

The efficient production of high-quality products and successful execution of the Accelerate strategy requires a talented, skilled, and engaged team of employees. The board receives regular updates on the development and progression of our senior leaders. More broadly, the board and the compensation and talent committee provide oversight on culture and human capital management topics, including recruiting and development of critical talent and work environment and culture. The compensation and talent committee further provides oversight of the company’s talent acquisition strategies and career development practices to ensure they are successfully supporting the company’s strategy and appropriately mitigating the risk of the loss or disengagement of critical talent.

Maintaining a safe and secure workplace for our employees is critical for our success. The board and the public responsibility committee oversee the company’s human safety program. The public responsibility committee receives regular updates from key business leaders on human safety matters at the company and in our supply chain to ensure appropriate oversight of health and safety matters across our entire value chain. The board and our senior leaders believe that respect for human rights is fundamental to our purpose of making food the world loves and to our commitment to ethical business conduct.

Beyond the Boardroom: Understanding Our Culture

To enhance the board’s understanding of the company’s work environment and culture, the board regularly conducts meetings and schedules visits at the company’s offices, food production facilities, and innovation centers. The board also reviews critical feedback provided through regular employee engagement surveys and receives updates on management’s plans for addressing concerns or potential areas of improvement.

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Board The board oversees risk management related to the entire corporate enterprise, as informed by management updates and by the work of board committees.

Committees The committees oversee risks within their respective areas of accountability and report back to the board.

Management Management provides regular updates to the board and committees regarding the company’s risk exposures and mitigation effects.
Overseeing Risk Management

The full board is actively engaged in overseeing the company’s risk management. The board exercises its risk oversight throughout the year, both at the full board level and through its standing committees, which are comprised solely of independent directors. While the board and its committees oversee key risk areas, our management is charged with the day-to-day management of risk. The company has robust internal processes and an effective internal control environment that facilitate the identification and management of risks and regular communication with the board. These processes include a robust enterprise risk management (“ERM”) program that is designed to identify and assess risks that may have a significant impact on our business, regular internal risk management meetings, a risk committee of senior management with ownership for strategic risks, operating risk owners with accountability for risk management activities, codes of conduct, a strong legal department and ethics and compliance office, and comprehensive internal and external audit processes.

To ensure that the board fulfills its risk oversight role in a comprehensive and coordinated manner, the responsibility for overseeing specific aspects and areas of our risk management program is purposefully assigned to the full board and board committees.

•   The audit committee has primary responsibility for reviewing and monitoring the company’s ERM program, which is designed to identify, manage, and mitigate critical risks. Management provides ERM updates to the audit committee throughout the year to assist the committee in ensuring that the company has a robust ERM program that is operating effectively. The audit committee’s oversight of the company’s ERM program includes a review of the process for identifying and vetting possible risks, a review of the list of ERM risks identified by management, and a summary of actions and strategies to mitigate ERM risks. The chair of the audit committee provides the full board with regular reports on the ERM program. Our ERM program is designed to ensure that key strategic risks are identified and considered by senior management and the board throughout the year.

•   Given the importance of information security and privacy to our internal and external stakeholders, the audit committee also receives regular reports covering our program for managing information and cybersecurity risks, including data privacy, data protection, and artificial intelligence risks. We internally follow the National Institute of Standards and Technology cybersecurity framework, and undergo an annual assessment, including penetration testing, to measure the maturity of our cybersecurity program. We maintain cybersecurity insurance coverage. We have not experienced a known material information security breach nor incurred material breach-related expenses over the last three years. Our robust information security program includes:

•   Regular phishing drills with employees with company email;

•   Due diligence of third-party vendors’ information security programs;

•   Continuous enhancements to security capabilities, including layered defenses, based on evolving threats;

•   Consulting with external advisors regarding opportunities and enhancements to strengthen our practices and policies;

•   Continuous monitoring of our technology environments to quickly identify, contain, and eradicate threats;

•   Mandatory onboarding training for all employees; and

•   Exercises with senior leaders covering ransomware and third-party threats.

•   The audit, compensation and talent, corporate governance, finance, and public responsibility committees are each responsible for overseeing risks consistent with the responsibilities of these committees. The board has mapped the list of ERM risks to the roles and objectives of the full board and board committees to ensure that all ERM risks are overseen by the board or the relevant committee. As new ERM risks are identified, the corporate governance committee makes a recommendation to the board on risk oversight responsibility for the new risks. The committee charters and agendas are updated and revised as necessary to clarify responsibility for overseeing specific risks. Each board committee reports to the full board on their particular risk oversight activities. The key responsibilities of each board committee are highlighted under Board Committees and Their Functions beginning on page 35.

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•	In addition to reviewing the ERM process and discussing key risks and mitigating activities, the full board discusses risks related to the company’s annual financial plan at the beginning of each fiscal year, and risks related to business strategy during its strategic planning meetings. Throughout the year, the board continues to address these risks in follow-up discussions. The full board also encourages management to promote a corporate culture that integrates risk management into the company’s corporate strategy and day-to-day business operations in a way that is consistent with the company’s targeted risk profile.

We also conduct an annual risk assessment of the company’s employee compensation policies and practices, including those that apply to our executive officers, to ensure that the policies and practices do not encourage excessive risk-taking in order to maximize compensation. The compensation and talent committee oversees the process, and Frederic W. Cook & Co., Inc. (“FW Cook”), the independent compensation consultant, participates in identifying and assessing risk. As a result of this review, we did not identify any material risks in our compensation programs for fiscal 2025.

The company believes that the board’s leadership structure, discussed in more detail beginning on page 33, supports the risk oversight function of the board by both providing for open communication between management and the board and including all directors in the risk oversight process. In addition, strong independent directors chair each of the board’s five committees, which provide in-depth focus on certain allocated categories of risk.

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Overseeing Sustainability and Global Impact

The board is focused on ensuring we take appropriate steps to address areas of risk and opportunity where we have the greatest environmental and social impact. The board has made it a priority to ensure sustainability, environmental, and regeneration considerations and goals are reflected at all levels of the company. We have worked to create a robust sustainability culture and have built the oversight structure set forth below to ensure it remains a priority. We continue to refine and enhance our sustainability program and governance to ensure appropriate oversight and accountability. Our sustainability program is organized under a unified global sourcing and sustainability team positioning us to govern, execute, and communicate our Standing for Good strategy and impact. To enhance the board’s understanding of the company’s commitment to regenerative agriculture, the board has heard from leaders in the space and visited a regenerative agriculture farm in Austin, MN to see the benefits of and better understand the regenerative practices and results firsthand.

SEE PAGES 8 AND 9 FOR SUSTAINABILITY AND STANDING FOR GOOD HIGHLIGHTS

Public Responsibility Committee

In 1971, General Mills was one of the first large public companies to form a public responsibility committee of the board. Today, the public responsibility committee is responsible for overseeing, among other things, the company’s sustainability, environmental, climate, and corporate social responsibility strategies, plans, and objectives. The public responsibility committee receives regular updates from our Chief Procurement and Global Sustainability Officer and his direct reports on the company’s environmental, climate, and regenerative agriculture initiatives and monitors the company’s progress against its global impact commitments.

Global Impact Governance Committee

The General Mills global impact governance committee, led by our Chairman and Chief Executive Officer, is responsible for overseeing our global responsibility programs. The purpose of the global impact governance committee is to establish, direct and oversee General Mills’ position on matters of significance to us and our stakeholders concerning corporate social responsibility, environmental, climate and sustainability issues, and philanthropy. The Chairman and Chief Executive Officer convenes the global impact governance committee at least three times per year. All members of the senior leadership team serve as voting members of the committee. Our Chief Procurement and Global Sustainability Officer is secretary of the global impact governance committee and attends and helps orchestrate all meetings.

Global Sourcing and Sustainability Team

The company’s global sourcing and sustainability team is led by our Chief Procurement and Global Sustainability Officer who stewards the company’s responsible sourcing, sustainability, environmental, climate, and regeneration work. The Chief Procurement and Global Sustainability Officer reports to the Chief Supply Chain Officer and works closely with other key business leaders to develop, coordinate, and execute programs to achieve company-wide sustainability targets.

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Representing Shareholders

One of the board’s primary roles is to represent our shareholders. To fulfill this role, the board believes we must maintain a strong year-round engagement program with our shareholders. To that end, the board has worked with management to develop a robust annual shareholder engagement program that includes management members from our investor relations, corporate governance, sustainability, and executive compensation teams. As appropriate, our directors are also available to meet directly with shareholders. In most circumstances, our Independent Lead Director will serve as the board’s representative for any board-level engagement with investors. Feedback from our engagements with investors is shared directly with the board and its committees.

Shareholder Engagement Program

• Publish annual report and proxy statement • Active outreach with top investors to discuss important items to be considered at Annual Meeting • Annual Meeting

•  Review results from the Annual Meeting

•  Share investor feedback with board of directors and board committees

•  Evaluate proxy season trends, corporate governance best practices, regulatory developments, and our current practices

•  Active outreach with our largest investors to discuss corporate governance, executive compensation, environmental, and social matters and other areas of interest

•  Share investor feedback with board of directors and board committees

•  Board of directors considers investor feedback received throughout the year

Fiscal 2025 Shareholder Engagement and Responsiveness to Shareholders

This year, members of management engaged with many of our largest shareholders on a variety of strategy, business performance and environmental, social and governance topics, including our long-term outlook, board leadership structure, sustainability initiatives, regenerative agriculture program, and human capital management.

We also engaged with shareholders on the shareholder proposals that were voted on at our 2024 Annual Meeting to understand their views and perspectives on these topics. As reflected in the voting results, shareholders were supportive of the company’s work on its recyclability and packaging commitments and disclosure and regenerative agriculture program.

MEETINGS Members of management and the board met with holders representing approximately 56% of our outstanding shares and 65% of our institutional ownership.

OUTREACH Our management team sought input from holders representing approximately 67% of our outstanding shares and 77% of our institutional ownership.

FEEDBACK Based on our engagements with shareholders, we have continued to enhance our disclosures on our recyclability and reusability commitment and packaging and plan to launch a website focused on regenerative agriculture in fiscal 2026.

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Board Leadership Structure

Strong independent board leadership is essential to the effective operation of the board and to enable the board to fulfill its responsibilities. Our independent directors choose the board leadership structure that in their judgment best serves our interests and the interests of our shareholders. Having the ongoing flexibility and discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman, or whether the roles should be separated, is critical for allowing the independent directors to determine the leadership structure that is best for the company and our shareholders at any given point in time. The corporate governance committee and full board review our board leadership structure on an annual basis in connection with the appointment of the Independent Lead Director. This review includes a discussion on the effectiveness of the current board leadership structure, the qualifications and experiences of the Chairman and Independent Lead Director and board and shareholder feedback on the structure. The independent directors believe that our current board leadership structure is optimal for the company at this time and continues to deliver strong performance and robust independent board oversight.

Mr. Harmening serves as the company’s Chairman and Chief Executive Officer, providing the organization with clear, consistent leadership, strategic vision and management accountability.

Mr. Harmening has more than 25 years of leadership experience with General Mills and possesses a deep understanding of our businesses and markets. As Chairman and Chief Executive Officer, Mr. Harmening is in the best position to apply his experience and expertise in assessing industry dynamics and guiding the board’s discussions of strategy and business performance.

Ms. Henry was appointed by the independent directors to serve as the board’s Independent Lead Director in September 2023, with her appointment ratified again in September 2024. She provides strong leadership for the independent directors and ensures independent oversight of management and the affairs of the company. The board’s current leadership structure was unanimously adopted and approved by the board’s independent directors.

The board believes that the critical oversight provided by an independent board and strong Independent Lead Director, combined with the organizational leadership of the Chairman and Chief Executive Officer, best serves the interests of the company and our shareholders. This arrangement creates an environment in which the board works collaboratively with management, while ensuring that the independent directors can effectively oversee performance and hold senior leaders accountable. In recognition of the large, complex, and global nature of our business, the board recognizes that a combined Chairman and Chief Executive Officer provides clear leadership and accountability throughout the organization and best ensures alignment between the board and management on issues of strategy, priorities, and accountability.

CURRENT LEADERSHIP STRUCTURE

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Independent Lead Director

The board recognizes the importance of appointing an Independent Lead Director to maintain a strong independent board leadership structure that functions collaboratively with management, while maintaining independent oversight. Therefore, the position of Independent Lead Director comes with a clear mandate and significant authority and responsibilities. At any time when the board determines that the same individual should hold the positions of Chairman and Chief Executive Officer, and at any time when the Chairman is not independent, the independent directors elect an Independent Lead Director.

Considerations in Selecting the Independent Lead Director

Ms. Henry has served as the Independent Lead Director since September 2023. Ms. Henry was appointed by the independent directors of the board based on a comprehensive succession process led by our former Independent Lead Director, Steve Odland. Ms. Henry’s service as the board’s Independent Lead Director has provided leadership for the independent directors and ensured independent oversight of management and the affairs of the company.

Ms. Henry draws on her business leadership, corporate strategic planning, and governance expertise to provide strong, independent board leadership and to ensure board effectiveness by fostering active discussion and collaboration among the independent directors on the board and serving as an effective liaison with management.

Our Independent Lead Director is elected by the independent directors to serve for a three-year term, with the appointment ratified annually. The Independent Lead Director’s term may be extended by one-year under certain circumstances. Ms. Henry’s term will expire at the 2026 Annual Meeting and based on a thorough succession process, the board will appoint a new Independent Lead Director or extend Ms. Henry’s term at that time.

Primary Responsibilities of the Independent Lead Director

•	Reviews and approves board meeting schedules and agendas and approves the types of information sent to the board;
•	Presides at all board meetings at which the Chairman is not present, including executive sessions of the independent directors (held at each board meeting), and informs the Chairman of issues considered and decisions reached during those sessions;
•	Facilitates effective and candid board discussions and communications to optimize board performance;
•	Meets regularly with the Chairman, serves as a liaison between the Chairman and the independent directors, and facilitates communications between the board and senior management;
•	Leads the board in setting forth and enforcing its expectations of ethical standards at the board and senior leadership levels;
•	Oversees board evaluations and leads the board’s process for selecting his or her successor;
•	Advises the Chairman of the board’s informational needs and approves the types of information sent to the board;
•	Calls meetings of the independent directors, as needed, and sets agendas for executive sessions;
•	Monitors and coordinates with the Chairman and chair of the corporate governance committee on governance issues; and
•	Serves as a board representative for consultation and direct communication with major shareholders when appropriate.

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Board Committees and Their Functions

The board has five standing committees that are each composed entirely of independent directors. A copy of each committee’s charter may be found on our website at www.generalmills.com in the Investors section under “Governance”. Assignments are rotated periodically to ensure that each committee has an appropriate mix of tenure and experience.

Audit Committee
Members:	Number of meetings in fiscal 2025: Seven
Eric D. Sprunk (Chair)
Benno O. Dorer
Elizabeth C. Lempres
John G. Morikis

Functions:

•	Oversees integrity, adequacy, and effectiveness of internal control, audit, and financial reporting processes;
•	Assesses and ensures the independence, qualifications, and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and pre-approves the independent registered public accounting firm’s services and fees;
•	Meets with the independent registered public accounting firm, without management present, to consult with and review the results of the firm’s audit;
•	Oversees the company’s ethics and compliance program to ensure compliance with applicable laws, corporate policies, and the company’s Employee Code of Conduct;
•	Reviews and discusses with management the company’s annual risk assessment and the enterprise risk management program for identifying, assessing, and managing key strategic and operational risks, and ensures that those risks have been assigned to the appropriate board committee or full board for oversight;
•	Reviews and approves our annual audited financial statements before issuance, subject to the board of directors’ approval;
•	Reviews and discusses with management the Audit Committee Report and approves its inclusion in the proxy statement; and
•	Reviews the performance of the internal audit function.

Financial Experts:

The board of directors has unanimously determined that (i) all audit committee members are financially literate under the NYSE listing standards and (ii) Mr. Dorer, Mr. Morikis, and Mr. Sprunk qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the NYSE listing standards. Each member also met the independence standards for audit committee membership under the rules of the SEC during fiscal 2025.

Compensation and Talent Committee
Members:	Number of meetings in fiscal 2025: Four
Elizabeth C. Lempres (Chair)
C. Kim Goodwin
Maria A. Sastre
Jorge A. Uribe

Functions:

•	Reviews compensation policies for executive officers and employees to ensure they align with our compensation philosophy and provide appropriate motivation for company performance and increased shareholder value;
•	Reviews our culture, talent management, and championing belonging policies and practices to ensure that they are appropriately designed to engage and inspire our teams;
•	Reviews and approves goals and objectives for the Chief Executive Officer and conducts performance reviews against those goals and objectives;
•	Recommends to the board compensation and equity awards for the Chief Executive Officer and approves them for other executive officers;
•	Recommends to the board the compensation and equity awards for the independent directors;

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•	Reviews and discusses with management an annual risk assessment of the compensation policies for executive officers and employees; and
•	Reviews and discusses with management the Compensation and Talent Committee Report and approves its inclusion in the proxy statement.

Each member met the independence standards for compensation and talent committee membership under the listing standards of the NYSE during fiscal 2025.

Corporate Governance Committee
Members:	Number of meetings in fiscal 2025: Four
Maria A. Sastre (Chair)
Benno O. Dorer
Maria G. Henry
Jo Ann Jenkins
Eric D. Sprunk

Functions:

•	Monitors and recommends changes in the organization, procedures, and policies of the board, including committee appointments and corporate governance policies and practices;
•	Develops policy on composition, participation, and size of the board as well as tenure and retirement of directors;
•	Recommends candidates for election to the board and evaluates continuing service of incumbent directors;
•	Oversees the annual board self-evaluation process; and
•	Reviews and approves transactions between General Mills and related persons.

Finance Committee
Members:	Number of meetings in fiscal 2025: Four
Diane L. Neal (Chair)
C. Kim Goodwin
John G. Morikis
Steve Odland

Functions:

•	Reviews financial policies and objectives, including capital allocation and dividend policy;
•	Reviews changes in our capital structure, including debt issuances, common stock sales, share repurchases, and stock splits;
•	Reviews significant capital investments, acquisitions, and divestitures;
•	Reviews the annual business plan and related financing implications; and
•	Reviews financial risk management strategies, including the use of derivatives.

Public Responsibility Committee
Members:	Number of meetings in fiscal 2025: Three
Jorge A. Uribe (Chair)
Maria G. Henry
Jo Ann Jenkins
Diane L. Neal
Steve Odland

Functions:

•	Reviews policies and procedures related to food and human safety;
•	Oversees public policy issues affecting General Mills, including nutrition, marketing, and advertising;
•	Monitors our corporate social responsibility, sustainability, environmental and climate strategies, plans, and objectives;
•	Evaluates our relationships with external constituencies and stakeholders, and oversees the reputation and standing of our corporate brand;
•	Reviews our policies governing political contributions and our record of contributions; and
•	Monitors our charitable giving and volunteer work.

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Director Attendance

Directors are expected to attend all board and committee meetings, as well as the annual meetings of shareholders, absent exigent circumstances. All of our then serving directors attended the 2024 Annual Meeting of Shareholders. During fiscal 2025, the board of directors met eight times and various committees of the board met a total of 22 times. All directors attended at least 75% of the aggregate total meetings of the board and board committees on which they served during fiscal 2025.

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Annual Board and Committee Evaluation Process

The board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The evaluation processes utilized by the board are designed to assess board and committee effectiveness as well as individual director performance and contribution levels. The corporate governance committee considers the results of the annual evaluations in connection with its review of director nominees to ensure the board continues to operate effectively. The evaluation results are also used to provide feedback to individual directors. In keeping with our robust evaluation process, in fiscal 2025, in addition to written board and committee evaluations, our Independent Lead Director conducted individual director interviews. These interviews yielded valuable information for the Chairman and corporate governance committee to consider during the board evaluation process and on a go-forward basis to enhance board effectiveness.

Performed By	Frequency	Process	Results
All Directors	Annual	Board Questionnaire: Board members complete written board self-evaluations which: (a) provide for quantitative ratings of key board priorities and the operation of the board and (b) seek subjective feedback on areas for improvement.
•

The Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results.

•

The Chairman, Independent Lead Director and corporate governance committee chair review a summary of the results with the full board, and enhancements are implemented as appropriate.

•

For third-party reviews, the Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results with the independent consultant to identify feedback to the board on how it can enhance its effectiveness.

•

The corporate governance committee reviews any concerns or issues regarding individual director performance and takes appropriate action as necessary.

Senior Management	Annual	Management Survey: Senior management members who regularly interact with the board and/or its committees complete a written survey to provide input and perspective on the operation of the board.
All Directors	Annual (except if independent consultant is used)	Board Interviews: The Independent Lead Director interviews each board member to elicit additional in-depth feedback on board and individual director performance that is not always available through the written evaluations.
All Directors	Every 3-4 years	Consultant interviews: A third-party governance expert conducts in-depth interviews with each director. The use of a third-party facilitator provides an outside perspective on board culture and individual director performance.

Performed By	Frequency	Process	Results
All Members of Each Committee	Annual	Committee members complete committee self-evaluations which: (a) provide for quantitative ratings of each board committee and (b) seek subjective feedback on areas for committee improvement.
•

The Chairman, Independent Lead Director and corporate governance committee chair review and discuss the results and take appropriate action as necessary.

•

Each committee discusses the results and enhancements are implemented as appropriate.

•

The committee chairs present the results to the full board for its consideration and discussion.

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Board Independence and Related Person Transactions

Director Independence Determination

The cornerstone of our corporate governance program is an independent and qualified board of directors. The board has established guidelines consistent with the current listing standards of the NYSE for determining director independence. You can find these guidelines in our corporate governance principles, which are posted on our website at www.generalmills.com in the Investors section under “Governance”.

Director affiliations are regularly reviewed to ensure there are no relationships that might impair a director’s independence. Based on this review, the board has affirmatively determined that all non-employee directors are independent under our guidelines and as defined by NYSE listing standards.

Related Person Transaction Policy and Process

Our board of directors has adopted a written policy for reviewing and approving transactions between the company and related persons, including directors, director nominees, executive officers, 5% shareholders, and their immediate family members or affiliates. The policy applies to all financial transactions, arrangements, or relationships in which:

•	The company, or one of its affiliates, is a participant; and
•	A related person could have a direct or indirect material interest.

The policy does not apply to certain compensation payments that have been approved by the compensation and talent committee or are disclosed in the Proxy Statement, transactions that are available to all other shareholders or employees on the same terms or transactions with an entity where the related person’s interest is only as a director or a less than 10% owner.

The board has delegated to our corporate governance committee the authority to review related person transactions. The corporate governance committee will only approve those transactions that are determined to be consistent with the best interests of the company and our shareholders, and that comply with applicable policies, codes of conduct, and legal restrictions. Our corporate governance committee approved the following related person transaction pursuant to our policy. Mary Jane Melendez, our former Chief Sustainability and Global Impact Officer, is the spouse of Mr. Nudi, our former Group President, North America Pet, International, and North America Foodservice. Ms. Melendez was an employee of the company from 2001 to 2025. Ms. Melendez received $652,313 in base salary, annual incentives and long-term equity awards for fiscal 2025.

Codes of Conduct for Directors and Employees

We have adopted a code of conduct applicable to all employees, including our principal executive officer, principal financial officer, and principal accounting officer, and a code of conduct applicable to our directors. The codes of conduct promote a company culture based on ethical behavior, integrity, and responsibility. They are available on our website at www.generalmills.com in the How we make it section under “Ethics & Integrity” and the Investors section under “Governance”.

The audit committee of the board of directors has established procedures for employees, shareholders, vendors, and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls, or financial reporting issues, to the audit committee, which has responsibility for these matters.

Shareholder Director Nominations

The corporate governance committee is responsible for recommending candidates for election to our board of directors. For more information on overall board-composition guidelines and selection criteria for individual directors, see Proposal Number 1 – Election of Directors beginning on page 14.

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Shareholder Recommendations

The corporate governance committee will consider and evaluate shareholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the corporate governance committee decides the candidate is suitable for board membership, the corporate governance committee will make a recommendation to the board of directors for its approval to include the candidate in the slate of directors nominated for election by shareholders in the Proxy Statement. During fiscal 2025, we received no director recommendations from our shareholders.

Shareholders who wish to suggest a candidate for our board of directors may submit a written recommendation to the Board of Directors, c/o Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the shareholder’s name, address, and the number of General Mills shares beneficially owned; the name of the candidate being recommended and the number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements, or understandings between the shareholder and candidate being recommended; and the candidate’s consent to serve as a director, if elected. The corporate governance committee may request that the shareholder provide certain additional information. For the board to consider a candidate for nomination at the 2026 Annual Meeting, shareholders must submit the required information to the Corporate Secretary by the close of business on April 13, 2026.

Shareholder Nominations – Advance Notice

Under our By-Laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Our annual meeting typically will be held on the third or fourth Tuesday in September. Shareholders who intend to present a nomination at our 2026 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described in our By-Laws no earlier than the close of business on June 2, 2026, and no later than the close of business on July 2, 2026. Director nominees submitted through this process will be eligible for election at the 2026 Annual Meeting but will not be included in proxy materials sent to shareholders prior to the meeting.

To comply with the universal proxy rules, no later than August 3, 2026, shareholders who intend to solicit proxies in support of nominees other than the company’s nominees must provide notice that sets forth the information about the shareholder nominees as required by Rule 14a-19 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Shareholder Nominations – Proxy Access

Under our By-Laws, a shareholder, or a group of up to 20 shareholders, that has continuously owned for three years at least 3% of our outstanding common stock, generally may nominate and include in our proxy materials up to the greater of two directors or 20% of the number of directors in office as of the deadline for proxy access nominations. Shareholder(s) and nominee(s) must satisfy the requirements specified in our By-Laws. For eligible shareholders to include in our proxy materials nominees for the 2026 Annual Meeting, proxy access nomination notices must be received by the Corporate Secretary no earlier than the close of business on March 14, 2026, and no later than the close of business on April 13. 2026. The notice must contain the information required by our By-Laws. Our By-Laws may be found on our website located at www.generalmills.com in the Investors section under “Governance”.

Communications with the Board

The board of directors welcomes comments and questions. Interested parties may directly contact any of our directors, any committee of the board, the board’s independent directors as a group, the Independent Lead Director or the board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The board of directors has instructed the Corporate Secretary to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the board. The board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products; job applications or resumes; product inquiries or complaints; new product suggestions; or any material that is threatening, illegal, or that does not relate to the responsibilities of the board.

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Director Compensation

We structure non-employee director compensation to attract and retain qualified independent directors and to further align the interests of directors with the interests of shareholders. The compensation and talent committee annually reviews surveys of independent director compensation trends and a competitive analysis of peer company practices prepared by the independent compensation consultant, using the same peer group that is used for executive compensation purposes. The compensation and talent committee makes recommendations to the board of directors on compensation for our independent directors, including their retainers and annual equity awards. Each component of director compensation is described in this section.

Elements of Compensation

In fiscal 2025, each independent director received an annual retainer of $100,000. The Independent Lead Director received an additional $35,000. The chair of the audit committee and the chair of the compensation and talent committee received an additional $25,000, chairs of the other committees received an additional $20,000, and other audit committee members received an additional $5,000. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash or common stock.

Each independent director receives approximately $180,000 in RSUs upon attending his or her first board meeting and upon each reelection. The number of RSUs is determined based on the closing price of our common stock on the NYSE on the date of the grant. The RSUs generally vest at the next annual meeting of shareholders. Directors who leave the board prior to vesting forfeit their RSUs. In the event an active director dies, his or her RSUs fully vest. RSUs earn amounts equivalent to the regular dividend payments on our common stock. Dividend equivalents will be paid only to the extent that the underlying RSUs vest.

F25 NON-EMPLOYEE DIRECTOR COMPENSATION	F25 ADDITIONAL ANNUAL CASH RETAINERS
	Independent Lead Director		$35,000

	Committees	Chair	Member
	Audit	$25,000	$5,000
	Compensation and Talent	$25,000
	Corporate Governance	$20,000
	Finance	$20,000
	Public Responsibility	$20,000

Deferred Compensation

•	Independent directors may defer their annual retainers and RSUs.
•

Deferred cash accounts earn a monthly rate of return that tracks the investment return achieved under their selected investment funds, most of which are offered to participants in our 401(k) Plan. One of these funds tracks the return on our common stock, which, if selected, further aligns directors’ interests with those of our shareholders. The value of deferred retainers paid in shares of our common stock and deferred RSUs also track our common stock performance.

•	Earnings credited are not above-market or preferential.

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Director Compensation for Fiscal 2025

The fiscal 2025 compensation of our independent directors is shown in the following table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
R. Kerry Clark(3)	31,250	—	31,250
Benno Dorer	105,000	180,073	285,073
Kim Goodwin	100,000	180,073	280,073
Maria Henry	135,000	180,073	315,073
Jo Ann Jenkins	100,000	180,073	280,073
Elizabeth Lempres	130,000	180,073	310,073
John Morikis	105,000	180,073	285,073
Diane Neal	115,000	180,073	295,073
Steve Odland	100,000	180,073	280,073
Maria Sastre	120,000	180,073	300,073
Eric Sprunk	125,000	180,073	305,073
Jorge Uribe	120,000	180,073	300,073

(1)	Includes the annual retainer for each director and additional fees for directors who serve as the Independent Lead Director, chair a committee or who serve on the audit committee. Retainers were paid in cash, except Ms. Henry, Mr. Morikis, and Mr. Uribe who each received their entire retainer in common stock (2,218, 1,725, and 1,973 shares respectively). Shares issued in lieu of a cash retainer were valued at the closing sales price of our common stock on the NYSE on the quarterly retainer payment dates.
(2)

Includes the grant date fair value for 2,441 RSUs granted to each director reelected at the 2024 Annual Meeting of Shareholders, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). The grant date fair value is based on $73.77 per share, the closing price of our common stock on the NYSE on the grant date, September 24, 2024.

At fiscal year-end, each independent director had 2,441 unvested RSUs.

(3)	Mr. Clark served on the board until September 24, 2024, but did not stand for re-election at the company’s 2024 Annual Meeting of Shareholders.

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PROPOSAL NUMBER 2:

Approval of Advisory Vote on Executive Compensation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

We provide our shareholders with an annual advisory vote on the compensation of our named executive officers, as required pursuant to Section 14A of the Exchange Act. At the 2024 Annual Meeting, approximately 93% of the votes cast supported our executive compensation program.

Our compensation and talent committee reviewed the results of the advisory vote and also considered feedback from several of our largest shareholders on our executive compensation program. The compensation and talent committee recognizes that effective practices evolve and will continue to consider changes as needed to keep our executive compensation program competitive and tightly linked to performance.

Consistent with our shareholders’ preference and prevailing demand, we expect to hold an advisory vote on executive compensation every year. This year, we are asking shareholders to approve the following resolution:

RESOLVED, that the shareholders approve the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis section, and the compensation tables and related narrative in the Executive Compensation section, of the Proxy Statement for the 2025 Annual Meeting of Shareholders.

The advisory vote will not be binding on the compensation and talent committee or the board. However, they will carefully consider the outcome of the vote and take into consideration any specific concerns raised by investors when determining future compensation arrangements.

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Executive Compensation

Compensation Discussion and Analysis

This section provides an overview of our compensation philosophy, the key elements of our executive compensation program and the compensation actions for our named executive officers (“NEOs”) in the context of our company strategy and our fiscal 2025 performance.

Executive Compensation At-A-Glance

Fiscal 2025 Named Executive Officers

Jeffrey L. Harmening	Kofi A. Bruce	Dana McNabb	Jaime Montemayor	Jonathan J. Nudi
Chairman and Chief Executive Officer	Chief Financial Officer	Group President, North America Retail and North America Pet(1)	Chief Digital and Technology Officer	Former Group President, North America Pet, International and North America Foodservice(2)

Fiscal 2025 Performance Overview

Our fundamental financial goal is to generate top-tier returns for our shareholders over the long term. We believe achieving that goal requires us to generate a consistent balance of net sales growth, margin expansion, cash conversion, and cash return to shareholders over time. Our executive compensation program and the compensation decisions of the compensation and talent committee are closely aligned with the company’s business strategies, priorities, and long-term growth objectives. In particular, the annual incentive targets we set at the beginning of the year are based on financial objectives and priorities approved by the board and communicated to investors.

In fiscal 2025, the operating environment was characterized by significant volatility and uncertainty, resulting in value-seeking behaviors by consumers that were deeper and more prolonged than we expected. As a result, we made important changes to adapt to the evolving environment and put our business on a path back to growth. We increased investment to bring consumers greater value, which strengthened our volume performance as we exited the year. While the level of incremental investment resulted in fiscal 2025 financial results below our targeted ranges, we expect the improved volume and household penetration trends will translate into stronger top- and bottom-line performance over the long term. Our fiscal 2025 performance and resulting below-target incentive payouts reflect results that are in line with the challenging environment we navigated throughout the year.

(1)	Dana McNabb was promoted from Group President, North America Retail to Group President, North America Retail and North America Pet effective as of June 1, 2025.
(2)	Jonathan J. Nudi retired from his role as Group President, North America Pet, International and North America Foodservice effective as of June 30, 2025.

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Fiscal Year Financial Highlights that Align with Our Pay for Performance Principles

F25 Key Priorities

In fiscal 2025, we continued to take strategic actions to adapt to the changing marketplace and more challenging consumer sentiment. Our fiscal 2025 results reflected the decision we made during the year to step up investment in response to more prolonged value-seeking consumer behaviors and greater volatility in the operating environment.

In a challenging consumer and operating environment, we competed more effectively, increased product innovation, and reinvested into our business. Our efforts to strengthen our brand building, innovation and in store execution helped drive improved volume and market share trends in the second half of fiscal 2025. We launched new product offerings to meet consumer demands, including Cheerios Protein cereal, Old El Paso soup, and new varieties of Totino’s Pizza Rolls and Chex Mix snacks with bolder flavors.
We created fuel for investment. We accelerated our HMM cost savings to five percent of cost of goods sold, which was higher than historical levels and helped us fund investments in remarkability and innovation. We also launched transformation initiatives to free up our teams to focus on growth.
We maintained our capital allocation discipline. We exceeded our free cash flow conversion target in fiscal 2025, generating approximately $2.3 billion of free cash flow at a 97 percent conversion rate. We continued to reshape our portfolio, including acquisitions and divestitures that further improved our portfolio’s ability to generate profitable growth over the long term. And, we were able to return $2.5 billion to shareholders through dividends and share repurchases.
F25 Financial Targets Net sales totaled $19.5 billion and organic net sales decreased 2% compared to year-ago levels*.
Operating profit totaled $3.3 billion and adjusted operating profit of $3.4 billion decreased 7% on a constant-currency basis*.
Diluted EPS totaled $4.10 and adjusted diluted EPS of $4.21 decreased 7% on a constant-currency basis*.
Net cash provided by operations totalled $2.9 billion This cash generation supported capital investments totaling $625 million and our resulting free cash flow was approximately $2.3 billion*.

*	Organic net sales, adjusted operating profit (on a constant-currency basis), adjusted diluted EPS (on a constant-currency basis) and free cash flow and conversion rate are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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Compensation Policies and Practices

Robust Compensation Program Governance

•  Clawback policies

•  Tally sheets reviewed in connection with compensation decision making

•  Annual risk assessment of pay programs

•  Double-trigger change in control vesting provisions

•  Fully independent compensation consultant

•  Executive session at each compensation and talent committee meeting

•  No employment contracts for NEOs

•  No excise tax gross ups

Alignment between Pay and Performance

•  PSUs granted to all NEOs and other company officers

•  Significant percentage of executive compensation is variable based on company performance

•  Challenging quantitative company performance measures aligned with strategic priorities

Stock Ownership Best Practices

•  Rigorous stock ownership requirements

•  No officer or director hedging or pledging of company stock

•  No payment of dividend equivalents on unvested equity awards

•  No repricing or back dating of options

Shareholder Accountability	• Annual say-on-pay vote • Direct engagement with shareholders

Market Trends and Shareholder Feedback

Management and the compensation and talent committee’s independent consultant discuss market trends, investor expectations and shareholder feedback on executive compensation matters with the compensation and talent committee on a regular basis. With these regular discussions, the company is positioned to refine our compensation programs as needed to ensure they continue to meet the ongoing needs of the business and deliver shareholder expectations.

Compensation Philosophy

Our compensation program is designed to attract, motivate, reward, and retain superior leaders who consistently pursue initiatives and execute strategies that contribute to strong company performance and total return to shareholders that are in the top tier of our industry. The compensation and talent committee bases its compensation decisions on the following core principles:

•	Compensation design supports our business strategy: Our compensation program is closely aligned with our long-term growth model and strategic priorities. Incentive performance measures closely track our externally communicated financial objectives, and long-term incentives create significant alignment between the interests of our executives and those of our shareholders.
•	Pay is performance-based: A significant percentage of our NEOs’ compensation is at risk and variable based on the annual and long-term performance of the company.
•	Compensation opportunities are competitive: Given that the competition for talent in the consumer packaged goods industry is intense, the compensation opportunities for each NEO have been designed to ensure that they are competitive with our industry peer group.

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Executive Compensation Program Design

Elements of Total Direct Compensation and Alignment with Performance Measures

Our executive compensation program is designed to incent our NEOs to pursue strategies and execute priorities that promote growth and deliver strong returns to shareholders. The core elements of our NEOs’ total direct compensation consist of base salary, annual incentive and long-term incentive. Target total direct compensation for each NEO is benchmarked within a reasonable range of the median of our industry peer group. Each element of annual and long-term incentive compensation is tied to performance and closely linked to our strategy, long-term growth model, financial objectives, and ultimately to TSR and continued value creation for our shareholders.

Percentage Of CEO Target Compensation	Total Direct Compensation Element	Pay Element	Performance Measure	Strategy and Performance Alignment
	BASE SALARY	Cash	• Individual performance and contributions based on scope and complexity of role	• Positioned within a reasonable range of market median based on individual performance and contributions
	ANNUAL INCENTIVE	Cash-based award	Company Performance (80%) • Organic net sales growth* • Adjusted operating profit growth* Individual Performance (20%)	• Rewards and recognizes annual accomplishment of key financial objectives • Corporate performance measures aligned with long-term growth model
LONG-TERM INCENTIVE
PSUs

Three-year cliff vesting (with one-year additional holding period required) and Three-year measurement period

•  Organic net sales growth* (CAGR)

•  Cumulative operating cash flow*

•  +/- 25% Relative TSR Modifier

• Performance metrics align with key elements for delivering growth and creating value for shareholders
		Stock Options	Four-year graded vesting	• Ultimate value tied to stock price appreciation
		RSUs	Four-year graded vesting	• Ultimate value tied to TSR
*	Non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

Significant Percentage of Executive Pay is At-Risk

Since executive compensation is paid principally in the form of annual and long-term incentive awards, a significant percentage of executive pay is at risk and variable based on the annual and long-term performance of the company. PSUs, which comprise 50% of the long-term incentive award, will only be paid at the end of the three-year performance period if three-year financial targets are achieved and are further subject to a 25% adjustment up or down based on the company’s TSR relative to the TSR of the companies in our compensation peer group. Stock options and RSUs, which comprise the remaining 50% of the long-term incentive award, derive their value directly from the company’s common stock price appreciation, which in the long term reflect company performance and is directly linked to shareholder returns.

•	Performance Share Units: Can be rendered worthless if company performance for any three-year measurement period is below threshold.
•	Stock Options: Have no value if the company’s common stock price does not appreciate prior to expiration of the stock options.
•	Restricted Stock Units: Value can decline significantly from the grant date if the company performs poorly and its common stock price falls.

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For our NEOs to earn their intended target compensation from these awards, the company must show sustained competitive performance on annual and three-year company performance measures and must achieve strong shareholder returns.

CEO PAY MIX AT TARGET	OTHER NEO PAY MIX AT TARGET (Averaged)

90% PERFORMANCE-BASED COMPENSATION	81% PERFORMANCE-BASED COMPENSATION

The pay mix represented above is based on target total direct compensation opportunities.

Base Salary

Base salaries provide fixed income based on the size, scope, and complexity of each individual’s role and their individual performance and contribution levels. The only fixed element of total direct compensation, base salary, is set within a reasonable range of median levels for similarly situated officers within the industry peer group and is based on current and historical performance. With the guidance of the independent compensation consultant, the board (for the CEO) and the compensation and talent committee (for the other NEOs), annually review potential adjustments to base salary to ensure continuous alignment with the market and to account for changes in responsibilities.

Annual Incentive Award

Our annual incentive plan rewards the achievement of annual company and individual performance objectives. Each NEO’s target opportunity for an annual incentive award is a percentage of their base salary, which is expressed as a target incentive percentage. Annual incentive awards can vary greatly from year to year based on achievement of the annual company performance measures, business segment results and individual performance ratings. Annual incentive awards range from 0% to 200% of target, with a 100% of target award for on-target performance.

How We Establish Target Opportunities

In establishing the target incentive percentage opportunities for the NEOs, our compensation and talent committee and the board consider a number of factors, including the NEO’s level of responsibility, size and complexity of role, a reasonable range of median levels for similarly situated officers within the industry peer group, and other factors related to the scope of the NEO’s responsibilities.

How We Select Performance Measures

Achievement on the annual company performance measures and, as applicable, business segment results account for 80% of each NEO’s annual incentive award payout. For the annual company performance measures, the assessment of company performance for each year is based on goals set forth in the annual corporate operating plan that is approved by the board before the start of the fiscal year in May. The annual corporate operating plan aligns with our corporate strategy, long-term commitment to shareholders and expected peer and industry performance. This in turn ensures that our annual incentive awards drive results that support the company’s business strategy and remains consistent with the objectives communicated to investors. Annual company performance measures for fiscal 2025 consisted of two equally weighted measures: organic net sales growth and adjusted operating profit growth.

How We Set Goals

For fiscal 2025, the compensation and talent committee approved the performance goals for target payout noted in the table below, as well as for threshold and maximum incentive payout. The goals were set at levels appropriate to incent and reward management for achievement of the results relative to our annual plans and strategic priorities. To ensure that the annual company performance goals are appropriately challenging, the compensation and talent committee tests and evaluates the goals in the context of several factors, including:

•	Financial performance goals that are consistent with the achievement of our long-term goals for delivering top-tier shareholder returns;
•	The likelihood and probability of achieving various levels of performance based on historical results and expected peer and industry performance. The board and committee devote significant time to discussing, understanding and anticipating the current operating environment, including potential input cost inflation and supply chain disruptions as well as the financial health of our consumers;
•	The annual incentive metrics, program design, and financial performance of peer companies; and
•	Our expected performance relative to peer companies.

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Fiscal 2025 Goals and Performance

For fiscal 2025, the compensation and talent committee once again set annual performance goals in line with our annual corporate operating plan. The fiscal 2025 plan was calibrated considering achievability, shareholder expectations and competitiveness in an uncertain operating environment.

In particular, the fiscal 2025 operating plan was based on the following key assumptions:

•	Gross margin expansion, driven by strong HMM cost savings, would fuel increased consumer investment to drive topline growth;
•	Our consumer news and innovation would result in steadily improving market share performance amid a gradually improving consumer backdrop; and
•	Our continued disciplined focus on cash would enable us to generate strong free cash-flow conversion.

The board and compensation and talent committee set a challenging fiscal 2025 goal for organic net sales growth that reflected expectations consistent with our annual corporate operating plan amid an uncertain macroeconomic backdrop for consumers. The fiscal 2025 goal for constant-currency adjusted operating profit growth also challenged management to maintain profitability while continuing to invest in brand building.

Our fiscal 2025 performance and resulting incentive payout were consistent with the challenging environment we navigated throughout the year.

FISCAL 2025 PERFORMANCE AGAINST ANNUAL PERFORMANCE GOALS

Annual Performance Measure and Weighting	Target	Actual Performance(2)	Award Achievement %
Organic Net Sales Growth (50%)(1)	2.0%	-1.8%	24%
Adjusted Operating Profit Growth (50%)(1)	1.0%	-7.9%	29%
Business Achievement Percentage			27%
(1)	The annual company performance measures are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.
(2)	Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of changes in foreign currency exchange rates, acquisitions and divestitures, and other corporate adjustments.

How We Evaluate Individual Performance Achievement

Individual Achievement Percentages for our NEOs account for 20% of each NEO’s annual incentive award payout. The Individual Achievement Percentages range from 0% to 200% and are based on the achievement of specific annual priorities set at the beginning of the fiscal year, which include quantitative business performance measures for the business segments and qualitative goals such as completion of strategic initiatives, quality of business plans, organizational development progress, and employee development and fulfillment of leadership expectations. The CEO establishes annual priorities for each of the NEOs, and the board approves the annual priorities for the CEO. The board approves the individual performance rating for the CEO and the compensation and talent committee approves the performance ratings for all other NEOs. The evaluation of the CEO’s individual performance is discussed under Fiscal 2025 CEO Compensation Actions on page 52.

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How We Calculate the Annual Incentive Award

The annual incentive award is subject to the terms of our Executive Incentive Plan and calculated according to the formula below for all NEOs. For fiscal 2025, our NEOs received annual incentive awards ranging from 37% to 45% of their annual incentive award targets.

Base Salary (Eligible Earnings)	x	Target Incentive %	x	Business Achievement % x Business Weight 80%	+	Individual Achievement % x Individual Weight 20%

The Business Achievement and Individual Achievement percentages can range from 0% to 200%.

Long-Term Incentive Award

The long-term incentive program rewards delivery of long-term shareholder value and is designed to retain key talent. A significant portion of an NEO’s pay opportunity is provided through these awards. To prioritize performance-based vesting, our long-term incentive grants for NEOs are composed of 50% PSUs, 25% RSUs, and 25% stock options.

PSUs granted in fiscal 2025 have a three-year cliff vesting period based on company performance over the three-year vesting period. RSUs and stock options granted in fiscal 2025 have a four-year graded vesting period. All long-term incentive awards are subject to our clawback policies. PSUs and RSUs earn dividend equivalents equal to regular dividends paid on our common stock, which are distributed only to the extent the underlying units vest. All long-term incentive awards granted in fiscal year 2025 were granted under the Company’s 2022 Stock Compensation Plan.

Long-Term Incentive Target Award Value	=	Performance Share Units (50%)	+	Restricted Stock Units (25%)	+	Stock Options* (25%)

*	Five stock options awarded for each full-value share.

Performance Share Units

How We Select Performance Measures

PSUs are designed to focus executives on equally weighted top-line and bottom-line three-year operating metrics that drive shareholder value. For the fiscal 2025 PSU award, performance measures used were organic net sales growth and cumulative operating cash flow (continued equal weighting), and a +/- 25% relative TSR modifier.

How We Set Goals

PSUs are earned based on our future achievement of three-year company performance goals. The compensation and talent committee sets these goals so that they are consistent with our long-range plan for the same period. Goals for the entire three-year performance period are set at the beginning of the period rather than at the start of each fiscal year and are measured cumulatively. The PSUs awarded in fiscal 2025 will be earned based on the company’s future achievement of three-year performance goals for organic net sales (CAGR) growth and cumulative operating cash flow, further modified (+/-25%) by our TSR performance relative to our peers as illustrated in the table below.

Company TSR Relative to Compensation Peers	Award Modifier
≥ 75th percentile	+25%
25th to 75th percentile	No adjustment
≤ 25th percentile	-25%

Payouts can vary from 0% to 200% of the target number of PSUs, based on results against the performance goals with a 100% payout representing target performance. The relative TSR modifier cannot result in a PSU payout greater than 200%.

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Each PSU earned is settled with a share of the company’s common stock following the completion of the three-year performance period. The CEO and members of his senior leadership team are required to hold PSUs for an additional year following the three-year vesting period.

How We Measure Performance Against Goals

The table below summarizes our company performance against the performance measures for the fiscal 2023 – fiscal 2025 PSUs. It reflects performance against challenging 3-year targets, which included the below targets for organic net sales growth and cumulative operating cash flow. Performance achievement was largely driven by performance in years 1 and 2 of the performance period. PSUs paid out at 89% of target based on our financial results with no TSR modifier adjustment given TSR performance between the 25th and 75th percentile of our peers.

Fiscal 2023-Fiscal 2025 PSU Measures and Weightings ($ in millions)	Target	Actual Performance(1)	Award Achievement %
Organic Net Sales Growth (50%)(2)	3.1%	2.6%	86%
Cumulative Operating Cash Flow (50%)(3)	$9,480	$9,244	92%
Weighted Average Performance Achievement			89%
Relative TSR Modifier(4)			100%
Fiscal 2023 - 2025 PSU Payout			89%
(1)	The PSU performance measures are non-GAAP measures. For more information on the use of non-GAAP measures in the Proxy Statement and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.
(2)	Organic Net Sales Growth is compound annual growth rate in sales for the company, excluding any impacts from acquisitions and divestitures, 53rd week and foreign currency exchange.
(3)	Cumulative Operating Cash Flow is cash generation performance measured by cash flow from operations. Cumulative Operating Cash Flow has been adjusted for restructuring projects and acquisitions and divestitures.
(4)	Total Shareholder Return was at the 36th percentile relative to our peers, which did not modify the payout based on the Total Shareholder Return modifier applicable to the fiscal 2023- fiscal 2025 performance cycle. The relative TSR modifier cannot result in a PSU payout greater than 200%.

Stock Options and Restricted Stock Units

Stock options and RSUs granted in fiscal 2025 are generally subject to a four-year graded vesting period from the grant date (25% vesting each year). The exercise price per share for stock options equals the closing price of our common stock on the NYSE on the grant date. Stock options expire 10 years and one month from the grant date.

Other Elements of Compensation

Retirement and Health Benefits

We provide competitive retirement security and health benefits. Our executives participate in the same benefit plans made available to U.S.-based salaried employees, including medical benefits, disability and life insurance, Pension Plans, and 401(k) Plan. In addition, our executives participate in a Supplemental Retirement Plan (designed to restore benefits that otherwise would be lost because of tax limits in the qualified U.S. Pension Plan) and nonqualified Supplemental Savings Plan (designed to restore contributions that otherwise would be lost because of tax limits in the qualified 401(k) Plan). See pages 63-65 for further details.

Perquisites

We provide our executives with limited perquisites and other personal benefits that are outlined on page 57.

Severance

We provide a Separation Pay and Benefits Program to attract and retain executives and to promote orderly succession for key roles. We do not have any employment contracts with our NEOs. See page 66 for further details.

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Fiscal 2025 CEO Compensation Actions

Jeffrey L. Harmening

Chairman and Chief Executive Officer

Total direct compensation for our Chief Executive Officer (“CEO”) in fiscal 2025 included base salary, annual incentive (paid after the end of the fiscal year for fiscal 2025 performance) and long-term incentives in the form of equity awards, including PSUs, stock options, and RSUs (granted at the beginning of fiscal 2025). At the beginning of fiscal 2025, the compensation and talent committee completed a review of Mr. Harmening’s target opportunity for total direct compensation, including a comparison to the compensation for CEOs at companies within our industry peer group. Based on its review, to continue to align Mr. Harmening’s target compensation with the median compensation of CEOs in our peer group, the compensation and talent committee recommended keeping Mr. Harmening’s base salary, his intended long-term incentive award and his annual incentive target flat as compared to fiscal 2024.	FISCAL 2025 COMPENSATION (IN MILLIONS)

Compensation Decisions

•	Base Salary: To maintain a competitive base salary, aligned to median CEO pay within our industry peer group, the board set Mr. Harmening’s base salary at $1,350,000 at the beginning of fiscal 2025, which was flat as compared to fiscal 2024.
•	Annual Incentive: The board maintained Mr. Harmening’s annual incentive target at 180% of base salary. Mr. Harmening’s annual incentive payout is based 80% on company performance and 20% on individual performance. The company performance achievement percentage for fiscal 2025 was 27%. The board approved a fiscal 2025 individual performance rating percentage of 75% for Mr. Harmening in recognition of his strong leadership through critical organizational initiatives and the challenging operating environment in fiscal 2025.
•	Long-Term Incentive: At the beginning of fiscal 2025, Mr. Harmening’s target long-term incentive award value was set by the board to achieve our long-term pay-for-performance objectives and to align target pay with median CEO pay within our industry peer group. The grant date fair value of the fiscal 2025 long-term incentive was $9,886,297.
•	Performance Share Unit Three-Year Performance Achievement: The performance period for Mr. Harmening’s fiscal 2023 – fiscal 2025 PSUs was completed this year. The award achievement percentage for this tranche of PSUs was 89% of the target number of PSUs.

The Compensation Process

Determining Executive Compensation

The compensation and talent committee regularly assesses the effectiveness of the executive compensation program in driving performance. It uses shareholder feedback, external trends, peer group compensation program assessments, and input from its independent compensation consultant to inform its decision making. Any changes are typically approved in June for the new fiscal year. For the CEO, the board reviews and approves the compensation and talent committee’s recommendations.

Each June, the board and compensation and talent committee approve compensation for the CEO and the compensation and talent committee approves compensation for the CEO’s direct reports, based on performance from the most recently completed fiscal year, and establishes goals for the upcoming one and three-year performance periods. In approving compensation for the most recently completed fiscal year, the compensation and talent committee and the board primarily examine:

•	Company performance as measured by our annual company performance measures;
•	Competitive market data prepared by the independent compensation consultant;
•	Each director’s written evaluation of the CEO’s performance against his objectives, which were approved by the board at the beginning of the fiscal year;
•	The recommendations of the CEO for the other executive officers;
•	Feedback from shareholders and the most recent say-on-pay vote; and
•	Tally sheets of cumulative earnings and stock awards to provide context for annual actions.

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In considering the say-on-pay vote and feedback from shareholders, the compensation and talent committee recognizes that effective practices evolve and will continue to consider changes as needed to keep our executive compensation program competitive and tightly linked to performance.

FW Cook, the compensation and talent committee’s independent compensation consultant, advises the compensation and talent committee on executive and director compensation matters, but performed no other services for General Mills in fiscal 2025. The compensation and talent committee directly engages and actively works with the independent compensation consultant to formulate compensation recommendations for our CEO to be approved by the board. Management makes recommendations to the compensation and talent committee for the other executive officers, and the independent compensation consultant advises the compensation and talent committee on those recommendations.

The compensation and talent committee has sole authority to retain or replace the independent compensation consultant, and the compensation and talent committee annually evaluates the engagement and assesses the consultant’s independence in accordance with the listing standards of the NYSE. Most recently in fiscal 2025, the compensation and talent committee determined that the engagement did not raise any conflict of interest. In reaching this conclusion, the compensation and talent committee considered factors relevant to the consultant’s independence from management, including the factors set forth in the NYSE listing standards.

In order to promote independent decision making on executive compensation matters, the compensation and talent committee meets in executive session without management present at each meeting, often with the participation of the independent compensation consultant.

The Industry Peer Group

The compensation and talent committee, with the assistance of management and the independent compensation consultant, annually evaluates our executive compensation program against similar programs within the consumer packaged goods industry peer group.

The compensation and talent committee also annually conducts a comprehensive industry peer group review, with assistance from the independent compensation consultant.

The compensation and talent committee used the following selection criteria in determining our industry peer group:

•	Global, publicly traded consumer packaged goods companies within our and similar sub-industries, as identified by the S&P Global Industry Classification System;
•	Comparable scale and complexity of operations, as measured primarily by sales, market capitalization, total assets and total employees;
•	Direct competitors for business, capital or industry talent;
•	Continuous and transparent disclosure of business results and executive compensation; and
•	Continuity from year to year

OUR INDUSTRY PEER GROUP

The Campbell’s Company (CPB)	The Hershey Co. (HSY)	Mondelēz International, Inc. (MDLZ)
Clorox Co. (CLX)	The J. M. Smucker Company (SJM)	Nestlé SA* (NSRGY)
The Coca-Cola Co. (KO)	Kellanova (K)	PepsiCo, Inc. (PEP)
Colgate-Palmolive Co. (CL)	Kimberly-Clark Corp. (KMB)	The Procter & Gamble Company (PG)
Conagra Brands, Inc. (CAG)	The Kraft Heinz Company (KHC)	Reckitt Benckiser Group plc* (RBGLY)
Danone Inc.* (DANOY)	Keurig Dr Pepper Inc. (KDP)	Unilever PLC* (UL)

*	Excluded from compensation comparisons due to non-U.S. pay model.

No changes to our industry peer group were made for fiscal 2025.

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How We Use Our Industry Peer Group
•	To assess pay levels and pay mix for executive officers;
•	To evaluate total direct compensation for executive officers in comparable positions;
•	To gauge relative financial performance and TSR;
•	To evaluate annual and long-term incentive design and structure;
•	To review governance and terms of incentive awards, including vesting and clawback provisions;
•	To compare benefits, perquisites and severance; and
•	To review overall share usage and run rate

The compensation and talent committee annually compares General Mills’ compensation under various performance scenarios versus industry peer group practices to ensure that our programs are competitive and that pay is commensurate with performance relative to the industry.

Key Policies – Supplemental Information

Stock Ownership Policy

Long-term stock ownership is deeply engrained in our executive culture and is reflective of the strong commitment our executives have to the company’s success. More information on current stock ownership for the NEOs and our stock ownership policy is provided on pages 80-82.

Robust Clawback Policies

In the event the company is required to restate financials due to material noncompliance with financial reporting requirements and the noncompliance resulted in overpayment of incentive compensation within the three completed fiscal years preceding the restatement, the compensation and talent committee will recover from any current and former executive officers (who were executive officers during the recovery period) any amount of erroneously received cash incentives and equity-based long-term incentive compensation, including performance and time-based equity awards.

The compensation and talent committee may also adjust future compensation, cancel outstanding stock or performance-based awards or seek recoupment of previous awards from company officers due to fraud, intentional misconduct, gross negligence or where it reasonably believes the company’s Employee Code of Conduct or the terms of a separation agreement have been violated.

Insider Trading Policy

We have adopted insider trading policies for directors and officers of the company and employees of the company that govern the purchase, sale and/or other dispositions of our common shares and other securities by our directors, executive officers, employees, and any member of his or her immediate family living in his or her household. The employee insider trading policy prohibits employees of the company from trading in company securities when they have material, non-public information about the company. Additionally, the policy prohibits employees from trading in the securities of other public companies about which the employee learns material, non-public information through his or her employment with the company.

The insider trading policy relevant to directors and officers of the company, in addition to the above restrictions, requires that our section 16 officers pre-clear every transaction involving company securities with the company’s corporate secretary’s office. Pre-clearance obligations apply to all transactions in company securities, including open-market transactions, exercises of stock options, transactions in the company’s 401(k), Deferred Compensation and Supplemental Savings Plans and gifts. Additionally, directors and officers are prohibited from trading in company securities during certain blackout periods and are also prohibited from hedging or pledging company stock.

The foregoing summaries of our insider trading policies do not purport to be complete and are qualified in their entirety by reference to the full text of the policies, copies of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.

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Practices Related to the Grant of Equity Awards

Under the company’s practices, the approval of long-term equity incentive compensation for the company’s regular annual equity awards (including stock options and RSU and PSU grants to our NEOs) is typically made two business days after the filing of the company’s Annual Report on Form 10-K. Neither the board nor the compensation and talent committee take into account material non-public information when determining the timing or terms of equity awards, nor do we time disclosure of material non-public information for the purpose of affecting the value of executive compensation. Stock options are granted with an exercise price at least equal to the closing market price of our common stock on the grant date, as required by the 2022 Stock Compensation Plan.

During fiscal 2025, the company did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any company Form 8-K that disclosed any material non-public information.

Compensation-Related Risk Assessment

Our compensation and talent committee has analyzed the potential material risks that may be created by our compensation programs. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our employees taking actions that may conflict with the Company’s long-term interests. The compensation and talent committee reviewed and concluded that the Company’s compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage employees to take unnecessary or excessive risks.

Tax Deductibility of Compensation

In keeping with our compensation philosophy, annual cash incentives and long-term incentive equity awards granted in fiscal 2025 impose performance conditions for the CEO and executive officers. Under Section 162(m) of the Internal Revenue Code, we expect that incentives and awards generally will not be deductible despite their performance orientation to the extent they, together with base salary and other compensation, result in compensation paid to certain covered individuals over $1 million in any one fiscal year. The compensation and talent committee believes that shareholder interests are best served if it retains discretion and flexibility in establishing and overseeing compensation programs, which may include awarding or modifying compensation that is not deductible by the company.

Compensation and Talent Committee Report

The compensation and talent committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussion, the compensation and talent committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.

SUBMITTED BY THE COMPENSATION AND TALENT COMMITTEE

Elizabeth C. Lempres, Chair

C. Kim Goodwin

Maria A. Sastre

Jorge A. Uribe

The following tables and accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis. They present compensation for our CEO and CFO and each of the other three most highly-compensated executive officers active at the end of fiscal 2025.

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Executive Compensation Tables

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Jeffrey L. Harmening Chairman of the Board & CEO	2025	1,350,000	0	7,278,003	2,608,294	889,380	274,971	92,182	12,492,830
	2024	1,333,333	0	7,203,495	2,847,138	1,204,800	3,303,184	164,164	16,056,114
	2023	1,250,000	0	6,508,460	2,204,316	3,622,500	2,465,417	334,953	16,385,646
Kofi A. Bruce Chief Financial Officer	2025	865,227	0	2,183,401	782,496	411,156	428,604	57,911	4,728,795
	2024	775,000	0	1,836,952	726,036	396,800	800,182	82,547	4,617,517
	2023	775,000	0	1,710,783	579,427	1,247,750	564,458	136,742	5,014,160
Dana M. McNabb(1) Group President, North America Retail and North America Pet	2025	750,000	0	1,965,171	704,246	356,400	285,823	58,216	4,119,856
	2024	618,750	0	1,492,557	313,185	326,053	356,666	58,303	3,165,514
Jaime Montemayor Chief Digital and Technology Officer	2025	706,667	0	1,601,271	573,830	252,139	0	118,674	3,252,581
	2024	700,000	0	1,440,699	569,435	365,120	0	182,077	3,257,331
	2023	687,500	0	1,301,692	440,872	913,000	0	164,084	3,507,148
Jonathon J. Nudi Former Group President, North America Pet, International & North America Foodservice	2025	845,000	0	1,965,171	704,246	371,124	0	67,454	3,952,995
	2024	834,167	0	1,945,021	768,732	537,212	1,009,514	96,587	5,191,233
	2023	780,000	0	1,710,783	579,427	1,712,880	1,512,880	154,535	6,450,505

Footnotes to the Summary Compensation Table:

(1)	Ms. McNabb was promoted to Group President, North America Retail effective January 1, 2024. Compensation reported for fiscal 2025 now reflects a full year of pay for her role as Group President, North America Retail.
(2)	Amounts reported for 2025 stock awards represent the aggregate grant date fair value of RSUs and PSUs awarded to the NEOs in fiscal 2025. RSUs awarded to the NEOs have four-year graded vesting. PSUs awarded to the NEOs have a three-year performance period (fiscal 2025 to 2027) and a three-year cliff vesting period. Grant date fair value is calculated in accordance with FASB ASC Topic 718. For the 2025 stock awards, the grant date fair value equals the closing price of our common stock on the NYSE on the grant date ($63.26) for RSUs and the Monte Carlo valuation as of the grant date ($60.45) for PSUs. For the 2024 stock awards, the grant date fair value equals the closing price of our common stock on the NYSE on the grant date ($76.70) for RSUs and the Monte Carlo valuation as of the grant date ($72.15) for PSUs. For the 2023 stock awards, the grant date fair value equals the closing price of our common stock on the NYSE on the grant date ($70.26) for RSUs and the Monte Carlo valuation as of the grant date ($69.39) for PSUs. The values shown have not been adjusted to reflect that these units are subject to forfeiture. The PSU value assumes target performance over the performance period and is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
The following table reflects the value at grant date of the 2025 PSU awards at threshold, target and maximum performance levels.

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GRANT DATE VALUE OF 2025 PERFORMANCE SHARE UNITS

	At Threshold 0% ($)	At Target 100% ($)	At Maximum 200% ($)
Jeffrey L. Harmening	0	4,777,968	9,555,936
Kofi A. Bruce	0	1,433,390	2,866,781
Dana M. McNabb	0	1,290,124	2,580,248
Jaime Montemayor	0	1,051,226	2,102,451
Jonathon J. Nudi	0	1,290,124	2,580,248
(3)	Amounts reported for 2025 option awards represent the grant date fair value of options awarded to the NEOs in fiscal 2025. Stock options awarded to the NEOs in fiscal 2025 have a four-year graded vesting period (25% per year). The grant date fair value of options calculated in accordance with FASB ASC Topic 718 equals $13.20 per share (fiscal 2025), $17.47 per share (fiscal 2024), and $14.16 per share (fiscal 2023), based on our Black-Scholes option pricing model. The following assumptions were used in the fiscal 2025 calculation: expected term of 8.5 years; dividend yield of 3.79% annually; dividend growth rate of 5.02% annually; a risk-free interest rate of 4.475%; and expected price volatility of 21.6%. Fiscal 2024 and 2023 assumptions are listed in our proxy statements for those years. The values shown have not been adjusted to reflect that these options are subject to forfeiture.
(4)	As described in the “Annual Incentive Award” section of the Compensation Discussion and Analysis on page 48, the amounts reported reflect annual incentive awards earned for performance under the Executive Incentive Plan for fiscal 2025, 2024, and 2023.
(5)	Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plans and Supplemental Retirement Plan. There have been no enhanced pension benefits delivered to our NEOs via a change in plan design over the last three fiscal years. Reasons for the changes relate to discount rate and mortality changes, additional service, aging, and increases in “Final Average Earnings” as defined in the Pension Benefits section. Earnings credited for defined contribution deferred compensation plans are not above market or preferential.
(6)	All Other Compensation for fiscal 2025 includes the following amounts:

	Contributions to Retirement Savings Plans(a) ($)	Perquisites and Other Personal Benefits(b) ($)	Total ($)
Jeffrey L. Harmening	76,644	15,538	92,182
Kofi A. Bruce	37,861	20,050	57,911
Dana M. McNabb	32,282	25,934	58,216
Jaime Montemayor	107,045	11,629	118,674
Jonathon J. Nudi	41,466	25,988	67,454

(a)	CONTRIBUTIONS TO RETIREMENT SAVINGS PLANS

	Matching Contributions to 401(k) Plan ($)	Contributions to Supplemental Savings Plan ($)	Total ($)
Jeffrey L. Harmening	10,500	66,144	76,644
Kofi A. Bruce	11,163	26,698	37,861
Dana M. McNabb	10,350	21,932	32,282
Jaime Montemayor	32,400	74,645	107,045
Jonathon J. Nudi	10,500	30,966	41,466

Includes the company’s contributions during fiscal 2025 to the 401(k) Plan and the Supplemental Savings Plan. For more information on the terms of company contributions to the plans, see Other Retirement Savings Plans.

(b)	PERQUISITES AND OTHER PERSONAL BENEFITS

Includes the following perquisites and other personal benefits for fiscal 2025:

	Personal Use of Executive Car(i) ($)	Financial Counseling ($)	Other(ii) ($)	Total ($)
Jeffrey L. Harmening	0	15,000	538	15,538
Kofi A. Bruce	11,500	8,000	550	20,050
Dana M. McNabb	16,817	8,000	1,117	25,934
Jaime Montemayor	3,162	8,000	467	11,629
Jonathon J. Nudi	17,405	8,000	583	25,988

(i)	Includes the value based on annual incremental cost of use of the vehicle. Mr. Harmening exited the car program in fiscal 2023, and Mr. Bruce and Mr. Montemayor exited the car program in 2025 as part of the phase out of the program.
(ii)	Includes the value of corporate gifts received by NEOs in fiscal 2025.

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Grants of Plan-Based Awards for Fiscal 2025

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Share)	Awards ($)
Jeffrey L. Harmening			Cash(1)	0	2,430,000	4,860,000	—	—	—	—	—	—	—
	6/28/2024	6/24/2024	RSU(2)	—	—	—	—	—	—	39,520	—	—	2,500,035
	6/28/2024	6/24/2024	PSU(3)	—	—	—	0	79,040	158,080	—	—	—	4,777,968
	6/28/2024	6/24/2024	Options(4)	—	—	—	—	—	—	—	197,598	63.26	2,608,294
Kofi A. Bruce			Cash(1)	0	1,038,273	2,076,545	—	—	—	—	—	—	—
	6/28/2024	6/24/2024	RSU(2)	—	—	—	—	—	—	11,856	—	—	750,011
	6/28/2024	6/24/2024	PSU(3)	—	—	—	0	23,712	47,424	—	—	—	1,433,390
	6/28/2024	6/24/2024	Options(4)	—	—	—	—	—	—	—	59,280	63.26	782,496
Dana M. McNabb			Cash(1)	0	900,000	1,800,000	—	—	—	—	—	—	—
	6/28/2024	6/24/2024	RSU(2)	—	—	—	—	—	—	10,671	—	—	675,047
	6/28/2024	6/24/2024	PSU(3)	—	—	—	0	21,342	42,684	—	—	—	1,290,124
	6/28/2024	6/24/2024	Options(4)	—	—	—	—	—	—	—	53,352	63.26	704,246
Jaime Montemayor			Cash(1)	0	565,333	1,130,667	—	—	—	—	—	—	—
	6/28/2024	6/24/2024	RSU(2)	—	—	—	—	—	—	8,695	—	—	550,046
	6/28/2024	6/24/2024	PSU(3)	—	—	—	0	17,390	34,780	—	—	—	1,051,226
	6/28/2024	6/24/2024	Options(4)	—	—	—	—	—	—	—	43,472	63.26	573,830
Jonathon J. Nudi			Cash(1)	0	1,014,000	2,028,000	—	—	—	—	—	—	—
	6/28/2024	6/24/2024	RSU(2)	—	—	—	—	—	—	10,671	—	—	675,047
	6/28/2024	6/24/2024	PSU(3)	—	—	—	0	21,342	42,684	—	—	—	1,290,124
	6/28/2024	6/24/2024	Options(4)	—	—	—	—	—	—	—	53,352	63.26	704,246
(1)	Annual Incentive Awards for Fiscal 2025 Performance: Cash. Includes the potential range of 2025 annual incentive awards granted under the Executive Incentive Plan as described in the Compensation Discussion and Analysis. The actual amount earned for fiscal 2025 performance is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.
(2)	Long-Term Incentive Awards: Restricted Stock Units. Includes RSUs granted in fiscal 2025 under the 2022 Stock Compensation Plan.
(3)	Long-Term Incentive Awards: Performance Share Units. Includes PSUs that will be paid out based on a fiscal 2025-2027 performance period under the 2022 Stock Compensation Plan as described in the Compensation Discussion and Analysis.
(4)	Long-Term Incentive Awards: Options. Includes options granted in fiscal 2025 under the 2022 Stock Compensation Plan.
Information on the terms of these awards is described under “Elements of Total Direct Compensation and Alignment with Performance Measures” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination or Change in Control for a discussion of how equity awards are treated under various termination scenarios.

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Outstanding Equity Awards at 2025 Fiscal Year-End

The following table summarizes the outstanding equity awards as of May 25, 2025, for each of the NEOs.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)
Jeffrey L. Harmening	6/29/2021					30,194	$1,611,756
	6/28/2022					31,135	$1,661,986
	6/28/2022					55,420	$2,958,320
	6/30/2023							65,190	$3,479,842
	6/30/2023					24,446	$1,304,927
	6/28/2024							79,040	$4,219,155
	6/28/2024					39,520	$2,109,578
	6/21/2016	112,748	—	$ 66.52	7/21/2026
	6/27/2017	270,173	—	$ 55.52	7/27/2027
	6/26/2018	325,663	—	$ 46.06	7/26/2028
	6/25/2019	162,943	—	$ 53.70	7/25/2029
	6/30/2020	141,931	—	$ 61.65	7/30/2030
	6/29/2021	—	150,967	$ 60.03	7/29/2031
	6/28/2022	—	155,672	$ 70.26	7/28/2032
	6/30/2023	40,744	122,229	$ 76.70	7/30/2033
	6/28/2024	—	197,598	$ 63.26	7/28/2034
Kofi A. Bruce	6/29/2021					9,579	$ 511,327
	6/28/2022					8,184	$ 436,862
	6/28/2022					14,567	$ 777,586
	6/30/2023							16,624	$ 887,389
	6/30/2023					6,234	$ 332,771
	6/28/2024							23,712	$1,265,747
	6/28/2024					11,856	$ 632,873
	6/30/2015	14,919	—	$ 55.72	7/30/2025
	6/21/2016	13,530	—	$ 66.52	7/21/2026
	6/27/2017	11,257	—	$ 55.52	7/27/2027
	6/26/2018	35,281	—	$ 46.06	7/26/2028
	6/25/2019	11,639	—	$ 53.70	7/25/2029
	6/30/2020	33,455	—	$ 61.65	7/30/2030
	6/29/2021	—	47,893	$ 60.03	7/29/2031
	6/28/2022	—	40,920	$ 70.26	7/28/2032
	6/30/2023	10,390	31,169	$ 76.70	7/30/2033
	6/28/2024	—	59,280	$ 63.26	7/28/2034

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		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)
Dana M. McNabb	6/29/2021					3,957	$ 211,225
	6/28/2022					3,915	$ 208,983
	6/28/2022					6,969	$ 372,005
	6/30/2023							7,172	$ 382,841
	6/30/2023					2,689	$ 143,539
	1/8/2024					4,061	$ 216,776
	1/8/2024							6,226	$ 332,344
	6/28/2024							21,342	$1,139,236
	6/28/2024					10,671	$ 569,618
	6/21/2016	11,839	—	$ 66.52	7/21/2026
	6/27/2017	27,017	—	$ 55.52	7/27/2027
	6/26/2018	35,823	—	$ 46.06	7/26/2028
	6/25/2019	27,933	—	$ 53.70	7/25/2029
	6/30/2020	21,087	—	$ 61.65	7/30/2030
	6/29/2021	—	19,782	$ 60.03	7/29/2031
	6/28/2022	—	19,571	$ 70.26	7/28/2032
	6/30/2023	4,482	13,445	$ 76.70	7/30/2033
	6/28/2024	—	53,352	$ 63.26	7/28/2034
Jaime Montemayor	6/29/2021					5,831	$ 311,259
	6/28/2022					6,227	$ 332,397
	6/28/2022					11,084	$ 591,664
	6/30/2023							13,038	$ 695,968
	6/30/2023					4,889	$ 260,975
	6/28/2024							17,390	$ 928,278
	6/28/2024					8,695	$ 464,139
	6/30/2020	28,387	—	$ 61.65	7/30/2030
	6/29/2021	—	29,153	$ 60.03	7/29/2031
	6/28/2022	—	31,135	$ 70.26	7/28/2032
	6/30/2023	8,149	24,446	$ 76.70	7/30/2033
	6/28/2024	—	43,472	$ 63.26	7/28/2034

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		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market Value of Shares or Units That Have Not Vested(2) ($)
Jonathon J. Nudi	6/29/2021					10,537	$ 562,465
	6/28/2022					8,184	$ 436,862
	6/28/2022					14,567	$ 777,586
	6/30/2023							17,602	$ 939,595
	6/30/2023					6,600	$ 352,308
	6/28/2024							21,342	$1,139,236
	6/28/2024					10,671	$ 569,618
	6/21/2016	23,539	—	$ 66.52	7/21/2026
	6/27/2017	58,706	—	$ 55.52	7/27/2027
	6/26/2018	101,212	—	$ 46.06	7/26/2028
	6/25/2019	53,539	—	$ 53.70	7/25/2029
	6/30/2020	46,635	—	$ 61.65	7/30/2030
	6/29/2021	—	52,682	$ 60.03	7/29/2031
	6/28/2022	—	40,920	$ 70.26	7/28/2032
	6/30/2023	11,001	33,002	$ 76.70	7/30/2033
	6/28/2024	—	53,352	$ 63.26	7/28/2034

(1)	Options and RSUs granted prior to 6/30/2023 vest 100% four years after the grant date. Options and RSUs granted on or after 6/30/2023 vest 25% per year for four years after the grant date. PSUs vest three years after the grant date, to the extent they are earned based on a three-year performance period.
(2)	Market value of unvested RSUs and PSUs equals the closing price of our common stock on the NYSE at fiscal year-end ($53.38) multiplied by the number of units. Includes PSUs that are eligible to vest in June 2025 based on performance for the fiscal 2023-2025 performance period.
(3)	Includes PSUs for fiscal 2024-2026 and fiscal 2025-2027 performance periods for all NEOs. PSUs are valued at the target award level.

Option Exercises and Stock Vested for Fiscal 2025

The following table summarizes the option awards exercised, and PSUs and RSUs vested during fiscal 2025 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
Jeffrey L. Harmening	57,879	697,898	157,312	9,951,557
Kofi A. Bruce	—	—	47,085	2,978,597
Dana M. McNabb	—	—	22,297	1,407,408
Jaime Montemayor	—	—	30,632	1,937,780
Jonathon J. Nudi	9,647	180,013	53,676	3,395,544

(1)	Value realized equals the closing price of our common stock on the NYSE at exercise, less the exercise price, multiplied by the number of shares exercised.
(2)	Value realized equals the closing price of our common stock on the NYSE on the vesting date multiplied by the number of shares vested.

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Pension Benefits

The company maintains three defined benefit pension plans that include NEOs:

•	The General Mills Pension Plan I (“U.S. Pension Plan”) is a tax-qualified plan available to certain employees in the United States hired prior to June 1, 2013, and provides benefits based on a formula that yields an annual amount payable over the participant’s life.
•	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides additional benefits for NEOs eligible for the U.S. Pension Plan which are based on the U.S. Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the U.S. Pension Plan. The Supplemental Retirement Plan also provides benefits taking into account amounts of deferred compensation which are excluded from the U.S. Pension Plan formula.
•	The Retirement Plan for Employees of General Mills Canada Corporation (“Canada Pension Plan” and together with the U.S. Pension Plan, the “Pension Plans”) is a defined benefit pension plan available to certain employees in Canada hired prior to January 1, 2013, and provides benefits based on a formula that yields an annual amount payable over the participant’s life.

The following table shows present value of accumulated benefits that NEOs are entitled to under the Pension Plans and Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year(3) ($)
Jeffrey L. Harmening(4)	Pension Plan	30.8710	2,998,612	—
	Supplemental Retirement Plan	30.8710	19,853,684	—
Kofi A. Bruce	Pension Plan	16.0753	1,378,070	—
	Supplemental Retirement Plan	16.0753	2,306,816	—
Dana M. McNabb(5)	Pension Plan	13.7500	1,162,053	—
	Supplemental Retirement Plan	13.7500	1,513,422	—
	Canada Plan	11.0000	143,058	—
Jaime Montemayor(6)	Pension Plan	N/A	—	—
	Supplemental Retirement Plan	N/A	—	—
Jonathon J. Nudi(5)	Pension Plan	32.0296	2,490,387	—
	Supplemental Retirement Plan	32.0296	6,842,417	—

(1)	Number of years of credited service equals number of years of service for use in pension calculation. The U.S. pension formula is calculated using a maximum of 30 years.
(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board, including:
•	Discount rate equal to a weighted average of 5.82% as of the end of fiscal 2025;
•	Mortality rates based on the Pri-2012 Mortality Table with White Collar adjustment and MP-2021 Endemic COVID Adjustment;
•	Single life annuity payments;
•	Age 62 (unreduced benefit retirement age), discounted to current age; and
•	No pre-retirement decrements or future increases in pay, service or legislated limits.
(3)	In accordance with Section 409A of the Internal Revenue Code, “specified employees,” including the NEOs, must wait six months from their termination date to begin payment of any Supplemental Retirement Plan benefit accrued after December 31, 2004, and to receive a distribution of their Supplemental Savings Plan account.
(4)	NEO is eligible for early retirement under both the U.S. Pension Plan and the Supplemental Retirement Plan.
(5)	NEO is not eligible for early retirement but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described in this section, under both the U.S. Pension Plan and the Supplemental Retirement Plan.
(6)	NEO is not eligible for the U.S. Pension Plan or Supplemental Retirement Plan based on his hire date with the company. NEO is eligible for enhanced benefits under the 401(k) Plan and Supplemental Savings Plan, as described under Other Retirement Savings Plans.

The U.S. Pension Plan and Supplemental Retirement Plan formulas together provide an annual benefit amount equal to 50% of Final Average Earnings less 50% of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed in this section. Final Average Earnings are the greater of (a) average of the highest five full calendar years of compensation recognized under the Plans, and (b) the final 60 months of compensation. Final Average Earnings generally approximate the salary and non-equity incentive plan compensation reported in the Summary Compensation Table.

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Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit calculation is reduced by 2% per year for the first three years and by 4% per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit calculation is reduced by 5/9 of a percent for each of the first 36 months by which commencement precedes age 65.

Employees hired prior to January 1, 2005, who terminate prior to early retirement eligibility and whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early commencement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

All distributions under the U.S. Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the U.S. Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50% to Survivor Pension,” which provides for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 50% of the amount. Additional forms of payment are a “Joint and 75% to Survivor Pension” and a “Joint and 100% to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 75% or 100% of the same amount, respectively, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a “Single Life Pension,” and for married participants, a “Joint and 100% to Survivor Pension.” A “Joint and 50% to Survivor Pension” is also available.

The Canada Pension Plan provides a benefit equal to 1% of Final Average Earnings multiplied by credited service. Final Average Earnings generally approximate the salary and non-equity incentive plan compensation for the Canadian service period. Early retirement benefits are available after attaining age 55 and are reduced for commencement that precedes age 62. There are several forms of payment available for election subject to applicable provincial requirements.

Other Retirement Savings Plans

The company also offers the General Mills 401(k) Plan (“401(k) Plan”), a qualified plan available generally to employees in the U.S., and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The 401(k) Plan provides for participant contributions, together with a company match and additional discretionary company matching contributions. Eligible participants may receive Company contributions in the Supplemental Savings Plan which they would have received under the 401(k) Plan but for the 401(k) Plan’s exclusion of compensation which has been deferred or due to Internal Revenue Code limitations on contributions to qualified plans.

For the NEOs and other U.S. salaried employees hired before June 1, 2013, participant contributions to the 401(k) Plan can be matched up to 6% of earnable compensation subject to Internal Revenue Code limits. The company match has fixed and variable components. The fixed match is 50% on the first 6% of pay. In addition, the company at its discretion may add up to another 50% on the first 6% of pay after the close of each fiscal year, as an annual variable match.

In addition, U.S. salaried employees hired on or after June 1, 2013, and U.S. non-union production employees hired on or after January 1, 2018, receive enhanced retirement benefits through the 401(k) Plan and the Supplemental Savings Plan, instead of participating in the U.S. Pension Plan and Supplemental Retirement Plan. These enhanced benefits will also be provided to all non-union employees effective January 1, 2028, after the pension freeze has become effective. This program is made up of two parts – a company match and an annual company contribution. The company match is 100% on the first 4% of pay and 50% on the next 4% of pay. This program does not have a discretionary variable match. In addition to the company match, there is an annual company contribution up to 5% of pay based on age plus service points.

The fiscal 2025 annual company contributions to the 401(k) Plan and Supplemental Savings Plan for all NEOs are reported in the Summary Compensation Table. Distributions from the 401(k) Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are paid in a lump sum for amounts contributed prior to 2013, and in ten installments for amounts contributed in 2013 and later, upon or beginning, as applicable, in the calendar year following termination.

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Nonqualified Deferred Compensation

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the NEOs, with the opportunity to defer up to 50% of base salary, 90% of annual incentive awards, and 100% of RSUs. The CEO can defer up to 100% of his base salary, less tax withholding.

Participants’ deferred cash accounts earn a daily rate of return that tracks the investment return achieved under participant-selected investment funds, all of which are offered to participants in our 401(k) Plan. The investment funds available for the full fiscal year 2025 and their rates of return were: Stable Value Fund (3.08%); Core Bond Fund (5.47%); Diversified U.S. Equity Fund (13.41%); Diversified U.S. Equity Index Fund (13.10%); Diversified International Equity Fund (11.02%); Diversified International Equity Index Fund (13.03%); Multi-Asset Class Fund (8.66%).

Participants are able to change their investment mix on a daily basis. RSUs in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing price of our common stock on the NYSE on the dividend payment date.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than age 70. Furthermore, in the case of deferred cash, participants may not receive distributions for at least one year following the date on which the cash otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment or up to ten annual installments.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Jeffrey L. Harmening	1,795,762	—	(2,147,791)	527,373	20,077,939
Kofi A. Bruce	131,454	—	(16,201)	—	115,253
Dana M. McNabb	56,744	—	(5,815)	—	89,234
Jaime Montemayor	—	—	—	—	—
Jonathon J. Nudi	729,261	—	(745,453)	—	3,472,003

(1)	For Mr. Harmening, reflects value as of the vesting date of RSUs that were awarded June 30, 2020 and vested and deferred on June 30, 2024 pursuant to the terms of the 2017 Stock Compensation Plan and its relative award agreements. For Mr. Bruce and Ms. McNabb, reflects value as of the vesting date of RSUs that were awarded on June 30, 2023 and vested and deferred on June 30, 2024 pursuant to the terms of the 2022 Stock Compensation Plan and their relevant award agreements. For Mr. Nudi, reflects value as of the vesting date of RSUs that were awarded on June 30, 2020 and vested and deferred on June 30, 2024 as well as RSUs that were awarded on June 30, 2023 and vested and deferred on June 30, 2024 pursuant to the terms of the 2017 Stock Compensation Plan and 2022 Stock Compensation plan, respectively, and their relevant award agreements. These awards were reported as compensation in the fiscal 2021 and fiscal 2024 proxy statements.
(2)	Reflects the adjustments made to each NEO’s account during fiscal 2025 to reflect the performance of the investment options chosen by the executive and are not required to be reported as compensation in the Summary Compensation Table.
(3)	To the extent that an executive was an NEO for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral or contribution, as applicable.

Potential Payments Upon Termination or Change in Control

Payments and benefits received by the NEOs upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last day of fiscal 2025. The actual amounts to be paid out can only be determined at the time of the NEO’s departure from the company.

Pension Plans and Supplemental Retirement Plan

Generally, any NEOs who are terminated for any reason receive their vested benefits under the Pension Plans and Supplemental Retirement Plan as outlined in the Pension Benefits section.

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Supplemental Savings Plan and Deferred Compensation Plan

Generally, any NEOs who are terminated for any reason receive contributions and accumulated earnings as outlined for the Supplemental Savings Plan and in the Nonqualified Deferred Compensation section. Nonqualified Deferred Compensation amounts are paid in accordance with the distribution date and form of distribution elected by the NEO at time of deferral.

Stock Compensation Plans

Unvested equity awards granted to the NEOs are generally treated as follows:

Nature of Termination	RSUs	PSUs(1)	Stock Options
Voluntary	Forfeit	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 years	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for shorter of remainder of option term or one year
Involuntary without Cause where Age + Years of Service ≥ 70 years	Within year of grant: pro rata vest; after year of grant: fully vest; payouts on original vesting dates	Within fiscal year of grant: pro rata vest; after fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Within year of grant: pro rata vest; after year of grant: fully vest; exercisable on original vesting dates for remainder of option term
Retirement – Normal and Early	Within year of grant: pro rata vest; after year of grant: fully vest; payouts on original vesting dates	Within fiscal year of grant: pro rata vest; after fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Within year of grant: pro rata vest; after year of grant: fully vest; exercisable on original vesting dates for remainder of option term
Death	Fully vest	Fully vest	Fully vest, exercisable for remainder of option term
Change in Control(2)	Double-trigger vesting	Double-trigger vesting	Subject to double-trigger vesting and then exercisable for shorter of remainder of option term or one year

Equity awards granted to the CEO, beginning with the June 2018 award, have the same termination provisions set forth in the table above, except for the following more restrictive vesting provisions:

Nature of Termination	RSUs	PSUs(1)	Stock Options
Involuntary without Cause	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for shorter of remainder of option term or one year
Early Retirement (age 55 + 5 years of service)	Pro rata vest	Pro rata vest with payout subject to actual performance at the end of the performance period	Pro rata vest, exercisable for shorter of remainder of option term or one year
Normal Retirement (age 62 + 5 years of service)	Within year of grant: pro rata vest; after year of grant: fully vest; payouts on original vesting dates	Within fiscal year of grant: pro rata vest; after fiscal year of grant: fully vest; payout subject to actual performance at the end of the performance period	Within year of grant: pro rata vest; after year of grant: fully vest; exercisable on original vesting dates for remainder of option term

(1)	Beginning with the fiscal 2022 grant, all NEOs are required to hold PSUs for an additional one-year period after vesting.
(2)	For double trigger vesting: (1) the change in control (as defined in the 2022 Stock Compensation Plan) must be consummated, and (2) either the participant must be involuntarily terminated other than for cause (or must terminate with “good reason”) within two years of the change in control, or awards are neither assumed nor replaced with awards that fairly preserve their value.

Health Benefits

NEOs who were hired prior to January 1, 2016, qualify for the same retiree medical benefits available to the rest of our salaried employees in the U.S. who were hired prior to January 1, 2016. If an NEO is involuntarily terminated or terminated in connection with a change in control, he or she can receive medical coverage for 18 to 24 months under the Severance Plan described below. This coverage is the same as all other salaried employees would receive if involuntarily terminated.

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Executive Separation Pay and Benefits Program

The General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”) establishes the severance payments and benefits for all corporate executives, including the NEOs. The Severance Plan is intended to attract and retain NEOs and to promote orderly succession for key roles, particularly during the critical period surrounding a change in control when they are needed to minimize disruption to the business and to reassure shareholders and other stakeholders. This Severance Plan is in lieu of employment contracts, which we do not have with any NEO.

For the NEOs, the Severance Plan provides 18 to 24 months continuation of base salary, target bonus, health benefits, life insurance, and outplacement assistance following an involuntary termination other than for cause, death, or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are paid monthly, and medical and dental benefits are maintained by the company as outlined in the Severance Plan.

In the event of a change in control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason, each within two years after a change in control, select senior executives, including the NEOs, will receive a lump sum payment equal to 18 to 24 months of base salary and target bonus payable within 30 days of termination, in addition to the other benefits described above.

Executives who are eligible for change in control payments will not receive excise tax gross-ups on those payments to the extent they are subject to excise taxes under the Internal Revenue Code. Instead, to the extent that they are subject to excise taxes, change in control payments will be subject to a “net best” provision, whereby the NEOs will receive either the original amount of the payment or a reduced amount, depending on which will provide them a greater after-tax benefit.

As a condition of receiving benefits under the Severance Plan, the NEOs are required to sign a separation agreement containing a general release and confidentiality, cooperation with litigation, non-disparagement, non-competition, and non-solicitation provisions.

For the purposes of the Severance Plan, “change in control” includes:

•	Certain acquisitions of 20% or more of the voting power of securities entitled to vote in the election of directors;
•	Changes in a majority of the incumbent directors (incumbent directors include directors approved by a majority of the incumbents);
•	Certain reorganizations, mergers, asset sales or other transactions that result in existing shareholders owning less than 60% of the company’s outstanding voting securities; or
•	A complete liquidation of the company.

“Cause” includes:

•	Conviction of, or plea of guilty or no contest with respect to, a felony;
•	Improper disclosure of proprietary information or trade secrets of the company and its affiliates;
•	Willful failure to perform, or negligent performance of, employment duties;
•	Falsification of any records or documents of the company and its affiliates;
•	Willful misconduct, misappropriation, breach of fiduciary duty, fraud, or embezzlement with regard to the company and its affiliates;
•	Violation of any employment rules, policies or procedures of the company and its affiliates; or
•	Intentional or gross misconduct that injures the business or reputation of the company and its affiliates.

“Good reason” includes:

•	Material diminishment of the executive’s position, authority, duties, or responsibilities;
•	Decrease in base salary, annual bonus, or long-term incentive opportunity;
•	Certain required relocations; or
•	Failure to bind successors to the Severance Plan.

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Payments and Benefits as of the Last Day of Fiscal 2025

The payments and benefits for the NEOs under each termination scenario are outlined below. Perquisites and other personal benefits are valued on the basis of their aggregate incremental cost to the company.

TERMINATION AND CHANGE IN CONTROL PAYMENTS AND BENEFITS

Benefit or Payment	Retirement	Involuntary Not For Cause Termination	Death	Change in Control
Prorated Bonus	Yes	Yes	Yes	Yes
Deferred Compensation Plan Contributions and Earnings	Yes	Yes	Yes	Yes
Vested Benefits in the Pension Plans and Supplemental Retirement Plan(1)	Yes	Yes	Yes	Yes
Vesting of Unvested RSUs(2)
Vesting of Unvested PSUs(3)	Treatment upon termination outlined on page 65.
Vesting of Unvested Stock Options(4)
Medical and Life Insurance Benefits(5)	General Plan	Continued 18-24 months	No	Continued 18-24 months
Spouse/Dependent Medical Benefits(5)	General Plan	Continued 18-24 months	6 months	Continued 18-24 months
Pay Continuance	No	18-24 months’ Salary and Target Bonus	No	18-24 months’ Salary and Target Bonus
Outplacement Assistance	No	Yes	No	Yes
Financial Counseling(6)	Yes	No	Yes	Yes
(1)	Mr. Harmening was eligible for early retirement as of the last day of fiscal 2025.
(2)	For vesting of unvested RSUs, the values included in the table at the end of this section are based on the number of RSUs that would have vested if termination occurred on the last day of fiscal 2025, multiplied by the closing price of our common stock on the NYSE as of that date ($53.38). RSUs granted to the CEO, beginning with the fiscal 2018 award, and all other NEOs beginning with the fiscal 2019 award, have continued vesting in the case of “retirement” and “involuntary not for cause termination”.
(3)	For vesting of unvested PSUs, the values included in the table at the end of this section are based on the number of PSUs that would have vested if termination occurred on the last day of fiscal 2025, assuming target performance, multiplied by the closing price of our common stock on the NYSE as of that date ($53.38).
(4)	For vesting of unvested stock options, the values included in the table at the end of this section are based on the number of options that would have vested if termination occurred on the last day of fiscal 2025, multiplied by the difference between the exercise price and the closing price of our common stock on the NYSE as of that date ($53.38).
(5)	The NEOs hired prior to January 1, 2016, qualify for retiree medical benefits available to the rest of our salaried employees in the U.S. hired prior to January 1, 2016. Executives receive 18 to 24 months continued pay and medical and life insurance benefits if they are involuntarily terminated or terminated in connection with a change in control.
(6)	One year of financial counseling is available if the NEO is retirement eligible. One year of financial counseling is also available to an NEO’s spouse upon the officer’s death, whether or not the officer was retirement eligible.

The following table outlines the value of payments and benefits that the NEOs would receive under various termination scenarios as of the last day of fiscal 2025, excluding vested benefits in the Pension Plans, Supplemental Retirement Plan, 401(k) Plan, and Supplemental Savings Plan:

Name	Retirement on 5/25/2025	Involuntary Not for Cause Termination on 5/25/2025	Death on 5/25/2025	Change in Control Under Severance Pay Plan on 5/25/2025
Jeffrey L. Harmening	—	7,655,760	18,941,276	26,582,036
Kofi A. Bruce	—	3,007,415	5,289,991	8,289,406
Dana M. McNabb	—	2,556,438	3,855,934	6,404,372
Jaime Montemayor	8,000	2,001,189	3,912,655	5,905,844
Jonathon J. Nudi	—	2,870,682	5,229,555	8,092,236

Prorated bonuses are excluded because the termination would occur on the last day of the fiscal year.

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CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, the company is required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee of the company (the “Pay Ratio Disclosure”). For fiscal 2025:

•	The total compensation of our median employee, calculated in accordance with the rules applicable to the Summary Compensation table, was $60,655;
•	The total compensation of our CEO, as reported in the Summary Compensation Table, was $12,492,830; and
•	The ratio of our CEO’s total compensation to the median employee’s total compensation was 206 to 1.

To identify our median employee, we compared fiscal 2025 base salaries, target annual incentives, and allowances for all individuals who were employed by us on March 1, 2025, excluding our CEO, annualized for any permanent employees who joined the company during fiscal 2025. We did not make any cost-of-living adjustments. We excluded all employees based in the following countries as permitted by SEC rules under a de minimis exemption: Greece (172), Mexico (1,005) and Taiwan (378). The total number of excluded employees (1,555) represents less than 5% of our total employee population of approximately 33,000 employees worldwide at the time.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates, and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio disclosures reported by other companies.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the company. For further information concerning our pay for performance philosophy and how we align executive compensation with the company’s performance, please review the Compensation Discussion and Analysis beginning on page 44.

The following tables and related disclosures provide information about (i) the total compensation of our principal executive officer (“PEO”) and our non-PEO NEOs (collectively, the “Other NEOs”) as presented in the Summary Compensation Table (“SCT”) on page 56, (ii) the “compensation actually paid” (“CAP”) to our PEO and our Other NEOs, as calculated pursuant to Item 402(v) of Regulation S-K, (iii) certain financial performance measures, and (iv) the relationship of the CAP to those financial performance measures.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	GAAP Net Income (in millions)	Organic Net Sales Growth(4)
2025	$12,492,830	($751,091)	$4,013,163	$743,947	$99.81	$113.32	$2,319	-1.8%
2024	$16,056,114	($2,738,708)	$3,836,800	$402,979	$122.92	$123.88	$2,519	-1.1%
2023	$16,385,646	$33,137,997	$4,607,312	$7,806,270	$145.39	$137.43	$2,610	10.8%
2022	$12,266,195	$27,692,522	$3,574,805	$6,900,889	$118.28	$124.42	$2,735	5.1%
2021	$15,572,682	$12,882,059	$3,899,324	$3,540,484	$103.08	$118.79	$2,346	4.0%
(1)	The PEO was Jeffrey L. Harmening for all years in the table. The Other NEOs were Kofi Bruce (all years), Dana McNabb (2024 and 2025), Jonathan Nudi (all years), Jaime Montemayor (all years), Karen Wilson Thissen (2023 and 2024), John Church (2022 and 2021), and Richard Allendorf (2022).

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(2)	The following tables describe the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP amounts from the SCT amounts. The SCT amounts and the CAP amounts do not reflect the actual amount of compensation earned by or paid to our executives during the applicable years, but rather are amounts determined in accordance with Item 402(v) of Regulation S-K under the Exchange Act.Pursuant to the applicable rules, the amounts in the “Stock Awards” and “Option Awards” columns from the SCT and the amount of the change in the actuarial present value of the NEO’s accumulated benefit under all defined benefits and actuarial pension plans are subtracted from the SCT amounts and the values reflected in the table below are added or subtracted as applicable:

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL TO COMPENSATION ACTUALLY PAID(a)

Year	2025
	PEO	Other NEOs
Summary Compensation Table Total	$12,492,830	$4,013,163
(Minus): Grant Date Fair Value of Equity Awards Granted in Fiscal Year	($9,886,297)	($2,619,958)
(Minus): Change in Pension Value	($274,971)	($178,607)
Plus: Pension Service Cost and Associated Prior Service Cost	$318,411	$101,987
Plus: Fair Value at Fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	$5,353,278	$1,418,667
Plus/(Minus): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	($8,045,879)	($1,823,598)
Plus: Fair Value at Vesting of Equity Awards Granted and Vested in the Fiscal Year	$0	$0
Plus/(Minus): Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	($1,504,771)	($360,262)
(Minus): Fair Value as of the Prior Fiscal Year End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Vesting Conditions in the Fiscal Year	$0	$0
Plus: Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Reflected in Total Compensation	$796,308	$192,555
Compensation Actually Paid	($751,091)	$743,947
(a)	The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. For our financial PSUs, we assumed payouts ranging between 32% and 89% for the fiscal 2025 CAP calculations.
(3)	Reflects total shareholder return for the S&P 500 Packaged Foods & Meats Index, which is an industry line peer group reported in the Company’s 2025 Annual Report. Total shareholder return is calculated based on a fixed investment of $100 measured from the market close on the last trading day of fiscal 2020 through and including the end of the fiscal year for each fiscal year reported in the table.
(4)	Values shown reflect the Organic Net Sales Growth, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2025 to the company’s performance.

Financial Performance Measures

The following table lists the four performance measures that, in our assessment, represent the most important performance measures we used to link compensation actually paid in fiscal 2025 to company performance.

Organic Net Sales Growth*
Adjusted Operating Profit Growth*
Cumulative Operating Cash Flow*
Relative Total Shareholder Return

*	Non-GAAP measure. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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Relationship Between Compensation Actually Paid and Performance

The following charts show graphically the relationships over the past five years of the CAP amounts for our PEO and Other NEOs as compared to our cumulative TSR, Peer Group TSR, GAAP Net Income, and Organic Net Sales Growth*, as well as the relationship between TSR and Peer Group TSR.

As described in more detail in the Compensation Discussion & Analysis, a significant portion of our NEO’s total compensation is tied to company performance in the form of annual and long-term incentives. Overall, our executive compensation is closely aligned with shareholder returns. We do not use net income as a financial performance measure that determines compensation levels or incentive plan payouts for our NEOs; therefore, CAP and net income do not have a direct relationship. We have chosen Organic Net Sales Growth as our company-selected metric because it is weighted at 50% in both our annual and long-term incentive plans, and therefore has the largest impact on our CAP for fiscal 2025.

It is important to note that the CAP amounts paid to our NEOs do not necessarily reflect the actual value that an NEO will receive in the stated fiscal year as such value will depend on a variety of factors. For example, the value of PSUs that an NEO will receive will ultimately depend on the Company’s stock price at the time of vesting along with the financial performance metrics achieved during the applicable three-year performance cycle, and therefore, remain at risk of forfeiture or reduction until the time of vesting.

The information contained in this Pay Versus Performance section will not be incorporated into any filings under the Securities Act of 1933 or the Exchange Act, except to the extent that the company specifically incorporates such information by reference.

*	Non-GAAP measure. For more information on the use of non-GAAP measures in the Proxy Statement, and a reconciliation of non-GAAP measures to the most directly comparable GAAP measures, see Appendix A.

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PROPOSAL NUMBER 3:

Ratify Appointment of the Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2026.

The audit committee is responsible for the selection, retention, oversight, evaluation, and compensation of the independent auditor. The audit committee has appointed KPMG LLP (“KPMG”) to serve as our independent auditor for fiscal 2026. KPMG has served as the company’s independent auditor since 1928.

The audit committee annually reviews KPMG’s qualifications, performance, independence, and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the audit committee considers a number of factors, including:

•    Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

•    The relevant experience, expertise, and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

•    A review of the firm’s independence and internal quality controls;

•    Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings, and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

•    The appropriateness of KPMG’s fees for audit and non-audit services; and

•    The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In accordance with SEC rules and company policies, our lead engagement partner is limited to a maximum of five years of service in that capacity. In order to select the lead engagement partner, management meets with each candidate for the role and then reviews and discusses the candidates with the chair of the audit committee, who meets with selected candidates. Based on recommendations from management and the chair, the full committee reviews and approves the lead engagement partner.

Based on its annual review, the audit committee believes that the retention of KPMG as our independent auditor is in the best interests of the company and its shareholders. We are asking shareholders to ratify the appointment of KPMG for fiscal 2026. If shareholders do not ratify the appointment of KPMG, the audit committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent auditor.

Representatives from KPMG will attend the 2025 Annual Meeting.

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Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees paid to KPMG during the fiscal years ended May 25, 2025, and May 26, 2024.

	Fiscal Year
(In thousands)	2025	2024
Audit Fees	$9,142	$8,427
Audit-Related Fees(1)	2,264	5,370
Tax Fees(2)	1,533	2,287
All Other Fees	—	—
TOTAL FEES	$12,939	$16,084
(1)	Includes primarily audit related due diligence matters and audit services for benefit plans.
(2)	Includes primarily tax structure services, transfer pricing studies and planning and compliance filings.

The audit committee has determined that performance of the services described in the table is compatible with maintaining the independence of KPMG.

Auditor Services Pre-approval Policy

The audit committee has a formal policy concerning approval of all services to be provided by KPMG, including audit, audit-related, tax, and other services. The policy requires that all services KPMG may provide to us be pre-approved by the audit committee. The chair of the audit committee has the authority to pre-approve permitted services that require action between regular audit committee meetings, provided the chair reports to the full audit committee at the next regular meeting. The audit committee approved all services provided by KPMG during fiscal years 2024 and 2025.

Audit Committee Report

The Audit Committee. The audit committee of the board of directors consists of the four directors named below this report. Each member of the audit committee is an independent director under our guidelines and as defined by NYSE listing standards and SEC regulations for audit committee membership.

In addition, the board of directors has unanimously determined that Mr. Dorer, Mr. Morikis, and Mr. Sprunk qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of NYSE listing standards. The board of directors has also unanimously determined that all audit committee members are financially literate within the meaning of the NYSE listing standards.

The audit committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls; assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm; approving the independent registered public accounting firm’s services and fees; reviewing our risk assessment process and ethical, legal and regulatory compliance programs; and reviewing and approving our annual audited financial statements before issuance, subject to the board’s approval. The audit committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Audit Committee Report. The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended May 25, 2025.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended May 25, 2025, with management and KPMG, with and without management present. In connection with that review, the audit committee considered and discussed the quality of the company’s financial reporting and disclosures, management’s assessment of the company’s internal control over financial reporting, and KPMG’s evaluation of the company’s internal control over financial reporting.

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The audit committee has reviewed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. This review included a discussion with management and the independent auditor of the quality, and not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

In addition, the audit committee has discussed with KPMG its independence from management and the company, as well as the matters in the written disclosures and the letter received from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence. The audit committee has reviewed all fees paid to KPMG during the fiscal year and has considered the compatibility of KPMG’s performance of non-audit services, including the tax planning services described above, with the maintenance of KPMG’s independence as the company’s independent auditor.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended May 25, 2025, for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Eric D. Sprunk, Chair
Benno O. Dorer
Elizabeth C. Lempres
John G. Morikis

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PROPOSAL NUMBER 4:

Shareholder Proposal – Disclosure of Regenerative Agriculture Practices Within Supply Chain

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.	The following shareholder proposal has been submitted by As You Sow on behalf of Mercy Investment Services, Inc., 2039 North Geyer Road, St. Louis, Missouri, the owner of at least $2,000 in General Mills, Inc. stock. The proposal and supporting statement submitted by the proponent are set forth below and will be voted on at the 2025 Annual Meeting upon proper presentation.

WHEREAS: Industrial agriculture’s reliance on conventional farming practices —including substantial synthetic pesticide and fertilizer use, monocropping, and tillage — demonstrably harms farm resilience, pollinators, soil fertility and retention, the climate, water and air quality, and farm worker and community health, among others.

Conventional farming relies on the application of hundreds of tons of synthetic pesticides annually, which causes serious long term health impacts to farmworkers, including cancer, birth defects, cognitive impairment, and acute pesticide poisoning that results in approximately 11,000 deaths annually.(1),(2) Pesticide use also directly harms pollinators, which are critical to 35% of crop production, and contributes to air and water pollution.(3)

In contrast, regenerative agriculture is a farming system that includes the reduction of pesticide and synthetic fertilizer use, reduced tillage, crop rotation, cover cropping, and natural pest management. These practices preserve soil health and retain topsoil, while reducing impacts to humans and the environment.(4)

Failure to significantly reduce synthetic pesticide use impairs the soil’s ability to retain live organisms, which are critical to improving and maintaining soil health and sequestering carbon, key components of a regenerative farming system.(5),(6),(7)

The Boston Consulting Group estimates that farmers using regenerative practices will experience increased resiliency and see up to a 120% increase in profits over time compared to peers that farm conventionally.(8)

(1)  https://www.pesticidereform.org/pesticides-human-health

(2)  https://pubmed.ncbi.nlm.nih.gov/33287770/

(3)  https://newsarchive.berkeley.edu/news/media/releases/2006/10/25_pollinator.shtml

(4)  https://regenerationinternational.org/why-regenerative-agriculture/

(5)  https://pmc.ncbi.nlm.nih.gov/articles/PMC2984095

(6)  https://www.csuchico.edu/regenerativeagriculture/blog/soil-microbes-carbon-sequestration.shtml

(7)  https://soilhealthinstitute.org/news-events/nationwide-study-on-30-u-s-farms-shows-positive-economic-impact-of-soil-health-management-systems/

(8)  https://www.bcg.com/publications/2023/regenerative-agriculture-profitability-us-farmers

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In 2019, General Mills committed to advancing regenerative agriculture on 1 million acres of farmland by 2030 to improve soil health, reduce greenhouse gas emissions, and build more resilient supply chains.(9),(10) However, the company does not disclose if or how it tracks, monitors, or reports pesticide use reduction by its suppliers, representing an important blind spot for the company and raising the potential for claims of greenwashing.

•	In contrast, General Mills’ peers are quantitatively reporting outcomes of their pesticide reduction practices: Conagra reports that its farm management practices, including regenerative agriculture, avoided 145,000 gallons of soil fumigants and 8,700 gallons of post-emergence herbicides in its supply chain from 2021 to 2023.(11)

•	Campbells publicly discloses the percentage of pesticides that are hazardous to humans and pollinators avoided in its tomato and potato supply chains, and that it uses crop rotation, reduced tillage, and integrated pest management.(12)

•	Lamb Weston reports the amount of active ingredient pesticides used across its supply chain (3.1 pounds per ton harvested), representing progress toward its 2030 pesticide reduction goal.(13)

In a competitive marketplace that is increasingly demanding clean food, reduced human and environmental harm, and accurate information, understanding and disclosing supplier use of pesticides can reduce risk for shareholders and our Company, while minimizing harm to stakeholders.

RESOLVED: Shareholders request that General Mills disclose, at reasonable expense and omitting proprietary information, the reduction of pesticides achieved through adoption of its regenerative agriculture practices.

(9)	https://www.generalmills.com/how-we-make-it/healthier-planet/environmental-impact/regenerative-agriculture

(10)	https://www.generalmills.com/news/stories/how-were-building-brands-with-purpose

(11)	https://www.conagrabrands.com/citizenship-reports/conagra-brands-citizenship-report-2023, p.21

(12)	https://www.campbellsoupcompany.com/wp-content/uploads/2023/06/2023-IPM-Reporting.pdf

(13)	https://esg.lambweston.com/lambweston-2023-esg.pdf, p.7

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RESOLVED, that the board of directors unanimously recommends a vote AGAINST the proposal for the following reasons:

The board has carefully considered this proposal and believes that its adoption is not in the best interest of the company or its shareholders. General Mills is an industry leader in its support of, and investment in, regenerative farming. To date, we have more than 600,000 acres of farmland engaged in advancing regenerative agriculture practices, which represents more than 60% of the ambitious 1,000,000 acre goal we committed to engaging by 2030. The company also regularly reports on progress toward that goal, including specific pathways the company is pursuing to make progress toward its regenerative agriculture acreage goal. In order to encourage the adoption and use of regenerative agriculture farming practices, we take a holistic and adaptive approach, which gives farmers the flexibility to do what is right for their unique farms under all circumstances. Transitioning from traditional to regenerative farming is complex and expensive for farmers, albeit with significant long-term benefits. Requiring farmers to specifically track pesticides would decrease farmer participation in regenerative agriculture practices by making it even more complex and costly. This would in turn reduce the company’s ability to continue its impressive momentum in driving adoption of this important method of farming. Given the company’s ongoing success in regenerative agriculture through its current program and practices, and the negative impact that additional pesticide tracking requirements could have on farmers and on the company’s regenerative agriculture program, we recommend a vote AGAINST this proposal.

Requiring farmers to specifically track pesticide use would add cost and complexity with no benefits to the farmer, which would jeopardize continued progress in the company’s strong and successful regenerative agriculture programs. We are working with farmers to advance regenerative agriculture in a variety of key regions and with farmers that supply a large variety of ingredients including oats, almonds, dairy, grains and oilseeds. Each crop or ingredient requires different care to thrive, and there is no one-size-fits-all approach to adopting regenerative agriculture practices. Our program has demonstrated success by focusing on training, coaching, peer-to-peer learning networks, and generally exposing more farmers and suppliers to the rewarding benefits of regenerative agriculture. Requiring strict adherence to pesticide tracking and reporting requirements would place an unnecessary burden on farmers and run contrary to the principles of our regenerative agriculture program, which seek to provide farmers with flexibility to holistically advance the use of regenerative agriculture practices through approachable improvements, not prescriptive monitoring and reporting.

Our regenerative agriculture goals include far more than just reducing pesticides. Focusing solely on pesticide tracking and reduction would significantly impact the overall benefits of our regenerative agriculture program. Increased soil health, carbon sequestration, increased water quality and conservation, insect and bird biodiversity and improved farm economics are some of the primary goals and benefits associated with our regenerative agriculture program. Regenerative agriculture systems repair and enhance ecosystem processes like nutrient cycling, water infiltration, and pest suppression, reducing the need for more expensive inputs and strengthening whole-farm profitability and resilience over time. Measuring regenerative agriculture outcomes today is a significant undertaking, requiring time, manual field sampling and expensive data analysis. Requiring farmers to also track and report on the use of pesticides on their farms would be costly and time consuming, lead to decreases in farmer participation and ultimately significantly impact many of the positive environmental impacts regenerative agriculture farmers have worked so hard to achieve. Last year, the board visited a regenerative agriculture farm and understands that taking a prescriptive approach that requires farmers utilizing regenerative agriculture practices to track the use of pesticides on their farms would create unnecessary and undue burdens on the farmers enrolled in the program and discourage other farmers from converting to regenerative agriculture practices.

We already provide significant disclosures on our regenerative agriculture and pesticide reduction initiatives. The company currently provides robust public disclosures on our regenerative agriculture program on its website(1) and in its Global Responsibility Report(2). Requiring additional disclosures would be costly and time consuming for both the company and the farmers and provide no additional benefits to the company’s shareholders.

This proposal was defeated in 2024 when presented to the company’s shareholders for a vote. Given the company’s sustainability initiatives and existing disclosures, the board believes that the company is already addressing the concerns included in the shareholder proposal and that specific tracking and disclosure of pesticides used in our regenerative agriculture programs is unnecessary and not an effective use of the company’s or farmers’ resources or time.

For these reasons, the board of directors unanimously recommends that shareholders vote AGAINST the proposal.

(1)	https://www.generalmills.com/how-we-make-it/healthier-planet/environmental-impact/
(2)	https://www.generalmills.com/-/media/project/gmi/corporate/corporate-master/files/about-us/commitments/general-mills-globalresponsibility-

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PROPOSAL NUMBER 5:
Shareholder Proposal – Adopt Policy to Separate the Board Chair and CEO Roles

seeks an important corporate governance reform.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The following shareholder proposal has been submitted by The Accountability Board, Inc., 401 Edgewater Place, Suite 600, Wakefield, MA 01880, the owner of at least $15,000 in General Mills, Inc. stock. The proposal and supporting statement submitted by the proponent are set forth below and will be voted on at the 2025 Annual Meeting upon proper presentation.

RESOLVED: Shareholders ask the Board to take the steps necessary to adopt a policy, and amend its governance documents as necessary, requiring that the Board Chair and CEO roles be held by different people.

DEAR FELLOW SHAREHOLDERS:

In 2022, a shareholder proposal seeking a Board Chair independence policy nearly passed at General Mills, with approximately 42% of the vote.

Although this proposal doesn’t seek that policy, its adoption would ensure the Chair and CEO roles are at least held by different people, thereby strengthening the company’s governance while letting the Board retain significant flexibility to choose its leadership structure, including the option to have a non-independent Chair.

We recognize that the Company has appointed a lead independent director and has listed the duties and responsibilities of the position, providing some independent board leadership to balance the power of the combined Chair/CEO. However, we ultimately believe vesting a single person with both executive and board leadership concentrates too much responsibility in a single person and inhibits independent board oversight of executives on behalf of shareholders.

Thus, adopting a policy to separate the CEO and Chair roles would, we believe, serve to protect shareholder interests by ensuring oversight of the Company on behalf of shareholders is led by an individual free from the insurmountable conflict of overseeing oneself.

This would also allow the CEO to focus on developing and implementing the Company’s business strategies and objectives and supervise its day-to-day business operations while allowing the Chairman to lead the Board in its oversight and advisory roles—thus providing a clear delineation of responsibilities for each position and fostering greater accountability of management.

Further, it would align General Mills with a growing number of companies that have chosen not to combine the roles of Board Chair and CEO. In fact, a solid majority (60%) of S&P 500 boards currently have separate Board Chairs and CEOs.

With a recent proposal seeking an independent Chair policy having nearly passed, we believe this proposal merely seeking a separation policy should achieve majority support—and that its adoption would improve the company’s governance by assuring shareholders that management and the Board can effectively fulfill their respective roles while letting the Board retain significant flexibility.

Indeed, CEO and Chair separation strengthens oversight, clarifies leadership responsibilities, and fosters accountability. Thank you

The proponent asks that you vote “FOR” this proposal.

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RESOLVED, that the board of directors unanimously recommends a vote AGAINST the proposal for the following reasons:

The board has carefully considered this proposal and believes that its adoption is not in the best interest of the company or its shareholders. Our independent directors should retain the ongoing flexibility to select the leadership structure best for the company and its shareholders at any given point in time, including whether the same individual should serve as both Chief Executive Officer and Chair, or whether the roles should be separated. The proposal would force the company to adopt an inflexible, one-size-fits-all approach to board leadership, thus restricting the board’s ability to effectively promote company and shareholder interests.

The changes called for in the shareholder proposal would eliminate the independent directors’ ability to exercise their judgment on this important issue by requiring that the company’s governing documents be amended to permanently require that the roles of Chair and Chief Executive Officer be held by separate individuals. The board does not believe that separating the roles of Chair and Chief Executive Officer should be mandated or that such a separation would, by itself, offer any benefit to our shareholders. Furthermore, while the proposal suggests that “a solid majority (60% of S&P 500 boards) currently have separate Board Chairs and CEOS,” there is in fact no majority leadership structure among the S&P 500. As reported in the Spencer Stuart 2024 Board Index, 39% of S&P 500 companies have an independent chair, while slightly more, 40% of S&P 500 companies have a combined Chair/CEO structure like General Mills. Additionally, approximately 71% of our U.S. based peer group have a combined Chair/CEO structure.

Our Independent Lead Director role is robust with substantive leadership responsibilities that ensure strong independent board oversight. Whenever the board determines that the same individual should hold the positions of Chair and Chief Executive Officer, and at any time when the Chair is not independent, our governance policies require that the independent directors elect an Independent Lead Director. The position of Independent Lead Director comes with a clear mandate and significant authority and responsibilities that have considerable overlap with those of an independent Chair. The primary responsibilities of the Independent Lead Director are to:

•	Review and approve board meeting schedules and agendas and the types of information sent to the board;
•	Preside at all board meetings in which the Chair is not present, including executive sessions of the independent directors (held at each board meeting), and inform the Chair of issues considered and decisions reached during those sessions;
•	Facilitate effective and candid board discussions and communications to optimize board performance;
•	Meet regularly with the Chair, serve as a liaison between the Chair and the independent directors, and facilitate communications between the board and senior management;
•	Lead the board in setting forth and enforcing its expectations of ethical standards at the board and senior leadership levels;
•	Oversee board evaluations, and lead the board’s process for selecting his or her successor;
•	Call meetings of the independent directors, as needed, and set agendas for executive sessions;
•	Monitor and coordinate with the Chair and chair of the corporate governance committee on governance issues; and
•	Serve as a board representative for consultation and direct communication with major shareholders.

These responsibilities contribute meaningfully to the board’s independent oversight of management and help ensure that the perspectives of our independent directors are strongly represented on the board. Maria Henry was elected by the independent directors to serve as the company’s Independent Lead Director in September 2023. Prior to her appointment, Ms. Henry served as Chair of the Audit Committee. She joined the board in 2016. See page 21 for more information about her background and qualifications, which include senior leadership experience in finance and strategy at companies including Kimberly-Clark Corporation, Hillshire Brands, Culligan International and General Electric. In addition, Ms. Henry’s current service on the NIKE, Inc. and NextEra Energy, Inc. boards has enhanced her skills and strengthens the board’s collective oversight capability.

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Our board leadership structure is further supported by strong independent directors and corporate governance structures that promote effective independent oversight and accountability. Our corporate governance framework demonstrates our commitment and accountability to our shareholders and supports the board’s ability to effectively challenge and oversee management, including:

•	A majority of our directors (10 out of 11) are independent;
•	Our directors are elected annually by majority vote of the company’s shareholders;
•	All of the members and chairs of each of the board’s committees are independent; and
•	Independent directors, led by our Independent Lead Director, meet in executive session to discuss business and strategic matters at each board meeting.

The board also meets in executive session to review the performance of the Chief Executive Officer and the compensation recommended by the compensation and talent committee. Additionally, the Independent Lead Director connects with each independent director individually throughout the year to solicit feedback related to their board service. These and other governance practices (more fully described in the “Corporate Governance” section) serve to ensure that the board can provide strong independent oversight of management and the company.

Our current board leadership structure is optimal for the company at this time and has delivered strong performance. In connection with the shareholder proposal and at least annually as part of its succession planning analysis, the corporate governance committee and the full board review the company’s board leadership structure. The board can separate the roles of Chair and CEO if doing so would be in the best interests of the company and its shareholders. Given the board’s unique understanding of the company’s strategy, industry, and needs, and its nuanced knowledge of its member’s qualifications and capabilities, the board is in the best position to determine its leadership structure. The board continues to believe that the critical oversight provided by an independent board and strong Independent Lead Director, combined with the organizational leadership of the Chair and Chief Executive Officer, best serves the interests of the company and its shareholders at this time. This leadership structure has created and sustained an environment in which the board works collaboratively with management, while ensuring that the independent directors effectively oversee performance and hold senior leaders accountable. In recognition of the large, complex and global nature of our business, the independent directors have determined that a combined Chair and Chief Executive Officer provides clear leadership and accountability throughout the organization and best ensures alignment between the board and management on issues of strategy, priorities and accountability.

Under our current board leadership structure, the board and management team have delivered strong results for our shareholders, continued to enhance the company’s environmental, social, governance and executive compensation practices and processes, and strengthened the board’s oversight of critical strategic operating issues.

A proposal calling for an independent board chair, which is a similar and intertwined issue, was defeated in 2022 when presented to the company’s shareholders for a vote. Through shareholder engagement meetings since the previous vote, we have continued to find that there is no prevailing theme on a preferred structure for the company. The board is committed to continuing to seek shareholder feedback on this structure and will continue to reassess its approach to this leadership structure on a regular basis.

Although this proposal focuses on our board leadership structure, our prior engagements with the proponent of this shareholder proposal have been primarily focused on animal rights matters.

For these reasons, the board of directors unanimously recommends that shareholders vote AGAINST the proposal.

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Stock Ownership Information

Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and executive officers as a group, and (d) each person or group owning more than 5% of our outstanding shares. Unless otherwise noted, all amounts are as of July 31, 2025, and the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)		Exercisable Options(2)	Percent of Class
Bruce, Kofi A.	92,786		188,655	*
Dorer, Benno	2,929	(3)	—	*
Goodwin, Kim	10,873		—	*
Harmening, Jeffrey L.	622,662	(4)	1,295,312	*
Henry, Maria	43,157		—	*
Jenkins, Jo Ann	14,590		—	*
Lempres, Liz	17,966		—	*
McNabb, Dana	33,450		165,783	*
Montemayor, Jaime	61,547		84,706	*
Morikis, John	11,400		—	*
Neal, Diane	21,097		—	*
Nudi, Jonathon J.	132,634	(5)	416,093	*
Odland, Stephen	177,793		—	*
Sastre, Maria	21,002		—	*
Sprunk, Eric D.	27,995		—	*
Uribe, Jorge A.	32,684	(6)	—	*
All directors, nominees and executive officers as a group (25 persons)	1,606,660	(7)	2,740,372	*
The Vanguard Group	66,760,255	(8)	—	12.5
BlackRock, Inc.	55,943,321	(9)	—	10.4
State Street Corporation	31,552,421	(10)	—	5.9

(1)	Includes:
•	Shares of our common stock directly owned;
•	Shares of our common stock allocated to participant accounts under our 401(k) Plan;
•	Stock units that have vested and been deferred, as to which the beneficial owner currently has no voting or investment power: 13,816 units for Mr. Bruce; 2,886 units for Mr. Dorer; 8,085 units for Ms. Goodwin; 260,646 units for Mr. Harmening; 2,843 units for Ms. Lempres; 4,497 units for Ms. McNabb; 21,097 units for Ms. Neal; 78,378 units for Mr. Nudi; 82,942 units for Mr. Odland; 21,002 units for Ms. Sastre; 27,995 units for Mr. Sprunk; and 560,839 units for all directors, nominees and executive officers as a group; and
•	RSUs that vest within 60 days of July 31, 2025, as to which the beneficial owner currently has no voting or investment power.
(2)	Includes options that were exercisable on July 31, 2025, and options that become exercisable within 60 days of July 31, 2025.
(3)	Includes shares held in individual trust by Mr. Dorer, for which he serves as trustee.
(4)	Includes 320,230 shares held in individual trusts by Mr. Harmening or his spouse, for which they serve as trustees.
(5)	Includes 14,907 shares held by Mr. Nudi’s spouse.
(6)	Includes shares held in individual trust by Mr. Uribe, for which he serves as trustee.

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(7)	Includes 410,327 shares held solely by, jointly by, or in trust for the benefit of family members.
(8)	Based on information contained in a Schedule 13G/A filed with the SEC on November 12, 2024, by The Vanguard Group and its subsidiaries (“Vanguard”), at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The filing indicated that as of September 30, 2024, Vanguard had sole dispositive power over 64,138,308 of these shares and shared dispositive power over 2,621,947 of these shares. The filing also indicated that as of September 30, 2024, Vanguard had shared voting power over 721,992 of these shares.
(9)	Based on information contained in a Schedule 13G/A filed with the SEC on December 6, 2024, by BlackRock, Inc. and its subsidiaries (“BlackRock”), at 50 Hudson Yards, New York, New York 10001. The filing indicated that as of November 30, 2024, BlackRock had sole dispositive power over all of these shares, and sole voting power over 50,505,266 of these shares.
(10)	Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2024, by State Street Corporation and its subsidiaries (“State Street”), at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. The filing indicated that as of December 31, 2023, State Street had shared dispositive power over 31,499,161 of these shares and shared voting power over 20,796,674 of these shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our staff assists our officers and directors in preparing initial ownership reports and reporting ownership changes and typically files those reports on their behalf. Based solely on a review of reports filed with the SEC and on written representations from reporting individuals, we believe that all of the required reports for our officers and directors were filed on a timely basis under Section 16(a) for fiscal year 2025, except for a late Form 4 filing on August 7, 2024, to report a gift of common stock on July 15, 2024, by Jacqueline Williams-Roll and a Form 3/A filing on February 25, 2025, to report shares that were omitted from Asheesh Saksena’s original Form 3 and a subsequently filed Form 4.

Related Policies

Independent Director Stock Ownership Policy

A substantial portion of independent director compensation is linked to our stock performance, and directors can elect to receive their entire board remuneration in stock and stock-related compensation. Our policy requires that independent directors keep all of the shares that they receive as compensation until they own shares equal in market value to at least five times their annual retainer, excluding any fees for serving as Independent Lead Director, chairing a committee or serving on the audit committee. As of July 31, 2025, all independent directors met or exceeded these stock ownership requirements, except for Benno O. Dorer who joined the board in 2024.	Director Stock Ownership Requirement 5x annual cash retainer

Significant Executive Investment in Company Stock

Long-term stock ownership is deeply engrained in our executive culture, and it reflects our executives’ strong commitment to the company’s success. Minimum ownership requirements are 10 times annual salary for the CEO, five times annual salary for members of the CEO’s senior leadership team and three times annual salary for other corporate officers. Executives must hold 50% of net, after-tax shares that they receive pursuant to stock awards until they meet the ownership requirements. Additionally, in support of our stock ownership guidelines, NEOs are required to hold shares received upon vesting of PSUs for a minimum of one-year after vesting. Stock ownership includes direct and indirect ownership, deferred stock units, unvested RSUs, and stock held in the 401(k) Plan as of July 31, 2025, but does not include unvested PSUs and unexercised stock options (whether vested or unvested). Given Ms. McNabb’s recent appointment as Group President, North America Retail and North America Pet, she has not yet met our minimum ownership requirements.

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STOCK OWNERSHIP FOR ACTIVE NAMED EXECUTIVE OFFICERS

Name	Required Base Salary Multiple	Shares Owned	Actual Base Salary Multiple
Jeffrey L. Harmening Chairman of the Board & CEO	10x	747,988	27x
Kofi A. Bruce Chief Financial Officer	5x	128,494	7x
Dana M. McNabb Group President, North America Retail and North America Pet	5x	65,697	4x
Jaime Montemayor Chief Digital and Technology Officer	5x	90,100	6x

Prohibitions on Hedging or Pledging Company Stock

Executive officers and directors of the company are not permitted to hedge or otherwise monetize their interests in company securities or pledge company securities as security for loans. These restrictions include prohibitions on the use of exchange trusts, prepaid variable forwards, equity swaps, forwards, or any other derivative instruments.

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General Information

Other Business

We do not know of any other matters to be presented at the 2025 Annual Meeting. If any other matter is properly presented for a vote at the 2025 Annual Meeting, proxies other than the one for 401(k) Plan shares will be voted in the sole discretion of the proxy holders.

Questions and Answers About the 2025 Annual Meeting and Voting

Q.	How can I attend the 2025 Annual Meeting?

A.	If you are a shareholder at the close of business on the record date (August 4, 2025), you may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GIS2025 and logging in by entering your 16-digit control number printed on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card. You will not be able to attend the Annual Meeting at a physical location. If you lost your 16-digit control number or are not a shareholder, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/GIS2025 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting. You may log into www.virtualshareholdermeeting.com/GIS2025 beginning at 8:15 a.m., Eastern Daylight Time on September 30, 2025. The Annual Meeting will begin promptly at 8:30 a.m., Eastern Daylight Time on September 30, 2025. If you experience any technical difficulties during the meeting, a toll-free number will be available on our virtual shareholder meeting site for assistance.

If you have additional questions about the Annual Meeting, please contact us at 1-800-245-5703.

Q.	How can I vote and ask questions at the 2025 Annual Meeting?

A.	The Annual Meeting will be conducted in a virtual-only meeting format. Only shareholders who entered the Annual Meeting by entering the 16-digit control number printed on their Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card may vote and ask questions at the Annual Meeting. Questions by those shareholders may be submitted in real time during the Annual Meeting at www.virtualshareholdermeeting.com/ GIS2025 or within 10 days prior to the meeting by going to the website www.proxyvote.com and following the instructions for logging-in included with your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card.

During the Annual Meeting, we are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the Annual Meeting. If we run out of time to answer all of the questions submitted, we will provide responses to the questions not addressed on our website at www.generalmills.com in the Investors section after the Annual Meeting for a period of 30 days. Submitted questions should follow our Rules of Conduct in order to be addressed during or after the Annual Meeting. Our Rules of Conduct will be posted at www.virtualshareholdermeeting.com/GIS2025 during the Annual Meeting.

Q.	If I cannot attend the Annual Meeting, how do I vote or listen to it later?

A.	You do not need to attend the Annual Meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the Annual Meeting, including the questions answered during the meeting, will be available at on our website at www.generalmills.com in the Investors section after the Annual Meeting for a period of 30 days.

Q.	How do I receive a printed copy of proxy materials?

A.	To request a printed copy of the proxy materials, please call 1-800-579-1639, send an e-mail to sendmaterial@proxyvote.com or visit www.proxyvote.com. To make your request, you will need the 16-digit control number printed on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card.

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Q.	Who is entitled to vote?

A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the 2025 Annual Meeting for purposes of determining whether there is a quorum under our by-laws, they are not treated as votes cast on any proposal, and they will not have an effect on the vote.

Record holders of General Mills common stock at the close of business on August 4, 2025, may vote at the 2025 Annual Meeting. On August 4, 2025, 534,685,865 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

A list of shareholders entitled to vote at the meeting will be available for inspection 10 days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. Central Daylight Time at our corporate headquarters in Minneapolis, Minnesota and during the Annual Meeting at www.virtualshareholdermeeting.com/GIS2025.

Q.	How do I vote?

A.	If you hold your shares in a brokerage account in your broker’s name (“street name”), or you hold your shares through the General Mills 401(k) Plan, you should follow the voting directions provided by your broker or nominee, which may include the following methods:

•	You may complete and mail a voting instruction form to your broker or nominee;
•	If your broker allows, you may submit voting instructions by telephone or the Internet;
•	You may use a mobile device by scanning the QR Barcode on your voter instruction form or Notice of Internet Availability of Proxy Materials and following the prompts that appear on your mobile device; or
•	You may also cast your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2025.

If you are a registered shareholder, you may vote using any of the following methods:

•	By going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail. You will need the 16-digit control number printed therein. You may also access instructions for telephone voting on the website;
•	By using your mobile device to scan the QR Barcode on your proxy card or Notice of Internet Availability of Proxy Materials and following the prompts that appear on your mobile device;
•	If you received a printed copy of the proxy materials, by completing and mailing your proxy card, or if you reside in the U.S. or Canada, by dialing 1-800-690-6903 and following the instructions for telephone voting on the proxy card that you received in the mail. You will need the 16-digit control number printed on your proxy card; or
•	You may also cast your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form or proxy card at www.virtualshareholdermeeting.com/GIS2025.

Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on Monday, September 29, 2025, except that the telephone and Internet voting instruction deadline for 401(k) Plan shares is Midnight Eastern Daylight Time on Thursday, September 25, 2025.

If you return a proxy card but do not specify how you want to vote your shares, we will vote them FOR the election of the 11 director nominees set forth in this Proxy Statement, FOR the compensation paid to our named executive officers, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and AGAINST each of the shareholder proposals.

84	General Mills, Inc.

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Q.	What if I change my mind after I vote my shares?

A.	You can revoke or change your proxy at any time before it is voted at the 2025 Annual Meeting.

If you hold your shares in a brokerage account in street name, or you hold your shares through the General Mills 401(k) Plan, you may revoke or change your vote:

•	Via telephone or Internet, using the voting directions provided by your broker or nominee; or
•	By casting your vote in real time during the Annual Meeting (not available to 401(k) holders), after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/GIS2025.

If you are a registered shareholder, you may revoke or change your vote by:

•	Voting by telephone or the Internet, using the voting directions provided on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail;
•	Sending written notice to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;
•	Submitting a properly signed proxy card with a later date; or
•	By casting your vote in real time during the Annual Meeting, after you log-in by entering the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/GIS2025.

Q.	How will my General Mills 401(k) Plan shares be voted?

A.	If you hold your shares through the General Mills 401(k) Plan, you are considered a named fiduciary who may direct State Street Bank and Trust (“State Street”), as the plan fiduciary, how to vote your shares. For shares that are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 25, 2025. Any instruction received by State Street regarding your vote will be confidential.

Q.	What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

A.	It means you have multiple accounts at the transfer agent or with banks or stockbrokers. Please vote all of your accounts. If you would like to consolidate multiple accounts at our transfer agent, please contact Broadridge Corporate Issuer Solutions, LLC at 1-800-670-4763.

Q.	What will happen if I do not return a proxy card or voter instruction form?

A.	If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote (Proposal Number 3 to ratify the appointment of KPMG LLP as our independent auditor). Otherwise, your shares will not be voted.

Q.	How many shares must be present to hold the 2025 Annual Meeting?

A.	At least one-half of General Mills’ outstanding common shares as of the record date must be represented at the 2025 Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting if you:

•	Are present and vote in person at the Annual Meeting;
•	Have properly submitted a proxy card or a voter instruction form, or voted by telephone or the Internet on a timely basis; or
•	Hold your shares through a broker or otherwise in street name, and your broker uses its discretionary authority to vote your shares on Proposal Number 3 or submits a proxy indicating that it does not have discretionary authority to vote on one or more other proposals.

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Q.	How many votes are needed to approve each item?

A.

	Vote Required for Proposals			How Votes are Counted
Item	Proposal	Approval Standard	Voting Choices	Broker Discretion to Vote(1)	Impact of Abstention	Treatment of Broker Non-Vote	Board Recommendation
1	ELECT AS DIRECTORS THE 11 NOMINEES NAMED IN THE PROXY STATEMENT	Majority of votes cast(2)	FOR AGAINST ABSTAIN	No	No effect	No effect	FOR
2	APPROVE ADVISORY VOTE ON EXECUTIVE COMPENSATION	The Board will consider shareholders to have indicated their non-binding support for executive compensation if a majority of the votes cast are voted FOR the proposal	FOR AGAINST ABSTAIN	No	No effect	No effect	FOR
3	RATIFY THE APPOINTMENT OF KPMG LLP AS GENERAL MILLS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MAY 31, 2026	Majority of votes cast	FOR AGAINST ABSTAIN	Yes	No effect	No effect	FOR
4-5	SHAREHOLDER PROPOSALS, IF PROPERLY PRESENTED	Majority of votes cast	FOR AGAINST ABSTAIN	No	No effect	No effect	AGAINST
(1)	If you hold your shares in street name and do not provide voting instructions to your broker, your broker may not vote your shares on any proposal except Proposal Number 3. If a broker submits a proxy indicating that it does not have discretionary authority to vote on one or more proposals, a broker non-vote occurs. Shares that constitute broker non-votes are not treated as votes cast and have no effect on the outcome of any proposals. NYSE rules permit brokers discretionary authority to vote on Proposal Number 3 if they do not receive instructions from the street name holder of the shares.
(2)	If there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast. If an incumbent director is not reelected by a majority of votes cast, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

Q.	How will voting on any other business be conducted?

A.	We do not know of any business to be considered at the 2025 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your signed proxy card (other than for 401(k) Plan shares) gives authority to Jeffrey L. Harmening and Karen Wilson Thissen to vote on such matters in their discretion.

Q.	Is my vote confidential?

A.	We have a policy of confidential voting that applies to all shareholders, including our employee-shareholders. Broadridge Investor Communications Solutions will tabulate the votes received.

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Q.	Where do I find the voting results of the meeting?

A.	We will publish the voting results in a current report on Form 8-K, which is due to be filed with the SEC within four business days of the 2025 Annual Meeting. You can also go to our website at www.generalmills.com to access the Form 8-K.

Q.	How do I submit a shareholder proposal?

A.	If you wish to submit a proposal other than a director nomination for inclusion in our next Proxy Statement, we must receive the proposal on or before the close of business on April 13, 2026. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

If you wish to use proxy access to submit a director nomination for inclusion in our next Proxy Statement:

•	You, or a group of up to 20 shareholders, must have continuously owned for three years at least 3% of our outstanding common stock.
•	We must receive the nomination no earlier than the close of business on March 14, 2026, and no later than the close of business on April 13, 2026. The notice must contain the information required by our By-Laws.
•	Proxy access nominees appearing in the Proxy Statement generally may number up to the greater of two directors or 20% of the number of directors in office as of April 13, 2026. If there are a greater number submitted, our By-Laws specify how the company will select which proxy access nominees to include in the Proxy Statement.
•	Shareholder(s) and nominee(s) must satisfy the additional requirements specified in our By-Laws.

Under our By-Laws, if you wish to nominate a director or bring other business before the shareholders at our 2026 Annual Meeting without including your proposal in our Proxy Statement:

•	You must notify the Corporate Secretary of General Mills in writing no earlier than the close of business on June 2, 2026, and no later than the close of business on July 2, 2026; and
•	Your notice must contain the specific information required in our By-Laws.

Our By-Laws may be found on our website located at www.generalmills.com in the Investors section under “Governance”.

To comply with the universal proxy rules, no later than August 3, 2026, shareholders who intend to solicit proxies in support of nominees other than the company’s nominees must provide notice that sets forth the information about the shareholder nominees as required by Rule 14a-19 under the Exchange Act.

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Solicitation of Proxies

We pay for preparing, printing, and mailing this Proxy Statement and the Notice of Internet Availability of Proxy Materials. We have engaged D.F. King & Co. to help us solicit proxies from shareholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses.

In addition to D.F. King, our directors, officers and employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax, or special letter. We will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Delivery and Viewing of Proxy Materials

Electronic Delivery of Proxy Materials. Simply follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote via the Internet or go directly to www.icsdelivery.com/gis to register your consent to receive our annual report and this Proxy Statement in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a shareholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards mailed to you will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone, or the Internet. Certain employee-shareholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households. SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, unless we receive contrary instructions from one or more of our shareholders. We believe this rule benefits everyone. It eliminates duplicate mailings that shareholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. Each shareholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer shareholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-866-540-7095. Following this request, we will undertake to deliver promptly a separate copy of the proxy materials.

Annual Reports

Our 2025 Annual Report to Shareholders, which includes our consolidated financial statements for the fiscal year ended May 25, 2025, is available on our website at www.generalmills.com in the Investors section. To request a copy, please call 1-800-245-5703 and one will be sent to you without charge within one business day of receipt of such request. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended May 25, 2025, by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at corporate.secretary@genmills.com.

Your Vote is Important!

Please vote by telephone or the Internet or, if you received a printed copy of the proxy materials, sign and promptly return your proxy card in the enclosed envelope.

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Appendix A: Non-GAAP Financial Measures

We have included in this Proxy Statement measures of financial performance that are not defined by generally accepted accounting principles (“GAAP”). Each of the measures is used in reporting to our executive management and several are used as components of the board of director’s measurement of our performance for incentive compensation purposes.

For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measures.

Please see page 36 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025, for the tax impact of after-tax items used in the reconciliations below.

ORGANIC NET SALES GROWTH

	Fiscal 2025	Fiscal 2024	Fiscal 2023
Net Sales Growth as Reported	(2)%	(1)%	6%
Acquisitions and Divestitures	Flat	Flat	(4) pts
Foreign Currency Exchange	Flat	Flat	(1) pt
Organic Net Sales Growth	(2)%	(1)%	10%
Note: Table may not foot due to rounding.

INCENTED ORGANIC NET SALES GROWTH

	Fiscal 2025	3 Year CAGR
Organic Net Sales Growth	(2)%	2%
Incentive Adjustment(a)	Flat	Flat
Incented Organic Net Sales Growth	(2)%	3%

Note: Table may not foot due to rounding.

(a)	Incentive performance excludes certain corporate adjustments that affect comparability.

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ADJUSTED OPERATING PROFIT AND RELATED CONSTANT-CURRENCY GROWTH RATE, ADJUSTED FOR INCENTIVE COMPENSATION MEASUREMENT

	Fiscal Year
	2025	2024	2023	2025 vs. 2024 Change
Operating Profit Growth as Reported	$3,304.8	$3,431.7	$3,433.8	(4)%
Divestitures gain, net(a)	(95.9)	—	(444.6)
Restructuring and transformation charges(b)	87.5	38.8	61.0
Transaction costs(c)	49.1	14.0	0.4
Mark-to-market effects(d)	(15.7)	(39.1)	291.9
Acquisition integration costs(e)	13.9	0.2	5.9
Investment activity, net(f)	8.3	18.5	84.0
Project-related costs(g)	0.5	2.0	2.4
Goodwill and other intangible assets impairments(h)	—	220.2	—
Legal recovery(i)	—	(53.2)	—
Product recall, net(j)	—	(30.3)	22.5
Adjusted Operating Profit	$3,352.6	$3,602.7	$3,457.3	(7)%
Foreign Currency Exchange Impact				Flat
Adjusted Operating Profit Growth, on a Constant-Currency Basis				(7)%
Adjustments for Incentive Compensation Measurement(k)	(24.0)
Adjusted Operating Profit, Excluding Certain Items for Incentive Compensation	$3,328.6			(8)%
Foreign Currency Exchange Impact				Flat
Adjusted Operating Profit Growth, Excluding Certain Items for Incentive Compensation, on a Constant-Currency Basis				(8)%

Note: Table may not foot due to rounding.

(a)	Divestiture gain related to the sale of our Canada yogurt business in fiscal 2025. Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(b)	Restructuring and transformation charges related to global transformation actions and previously announced restructuring actions in fiscal 2025. Restructuring charges related to commercial strategy restructuring actions and previously announced restructuring actions in fiscal 2024. Restructuring charges related to global supply chain actions, network optimization actions, and previously announced restructuring actions in fiscal 2023. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(c)	Fiscal 2025 transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition. Transaction costs primarily related to the acquisition of a pet food business in Europe in fiscal 2024. Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(d)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(e)	Integration costs related to the acquisitions of Whitebridge Pet Brands and a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(f)	Valuation adjustments of certain corporate investments in fiscal 2025. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023.
(g)	Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025, fiscal 2024, and fiscal 2023. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(h)	Non-cash impairment charges related to our Latin America reporting unit goodwill and our Top Chews, True Chews, and EPIC brand intangible assets in fiscal 2024. See Note 6 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(i)	Legal recovery recorded in fiscal 2024.
(j)	Net recoveries recorded in fiscal 2024 and costs recorded in fiscal 2023 related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products.
(k)	Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of changes in foreign currency exchange rates and acquisitions and divestitures. These items were not included in the annual operating plan or the performance targets approved by the board and compensation committee at the beginning of the fiscal year.

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ADJUSTED DILUTED EARNINGS PER SHARE AND RELATED CONSTANT-CURRENCY GROWTH RATE

	Fiscal Year
Per Share Data	2025	2024	2023	2025 vs. 2024 Change
Diluted Earnings per Share, as Reported	$ 4.10	$ 4.31	$ 4.31	(5)%
Divestitures gain, net(a)	(0.15)	—	(0.62)
Restructuring and transformation charges(b)	0.12	0.05	0.08
Transaction costs(c)	0.07	0.02	—
CPW asset impairments(d)	0.04	—	—
Mark-to-market effects(e)	(0.02)	(0.05)	0.37
Acquisition integration costs(f)	0.02	—	0.01
Capital appreciation paid on GMC Class A Interests(g)	0.02	—	—
Investment activity, net(h)	0.01	0.02	0.11
Goodwill and other intangible assets impairments(i)	—	0.28	—
Legal recovery(j)	—	(0.07)	—
Product recall, net(k)	—	(0.04)	0.03
Adjusted Diluted Earnings per Share	$ 4.21	$ 4.52	$ 4.30	(7)%
Foreign Currency Exchange Impact				Flat
Adjusted Diluted Earnings per Share Growth, on a Constant-Currency Basis				(7)%

Note: Table may not foot due to rounding.

(a)	Divestiture gain related to the sale of our Canada yogurt business in fiscal 2025. Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(b)	Restructuring and transformation charges related to global transformation actions and previously announced restructuring actions in fiscal 2025. Restructuring charges related to commercial strategy restructuring actions and previously announced restructuring actions in fiscal 2024. Restructuring charges related to global supply chain actions, network optimization actions, and previously announced restructuring actions in fiscal 2023. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(c)	Fiscal 2025 transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition. Transaction costs primarily related to the acquisition of a pet food business in Europe in fiscal 2024. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(d)	CPW impairment charges related to certain long-lived assets recorded in fiscal 2025.
(e)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(f)	Integration costs related to the acquisitions of Whitebridge Pet Brands and a pet food business in Europe recorded in fiscal 2025. Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2023. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(g)	Capital account appreciation attributable and paid to the third-party holder of General Mills Cereals, LLC Class A limited membership interests (GMC Class A Interests) in fiscal 2025. See Note 10 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(h)	Valuation adjustments of certain corporate investments in fiscal 2025. Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023.
(i)	Non-cash impairment charges related to our Latin America reporting unit goodwill and our Top Chews, True Chews, and EPIC brand intangible assets in fiscal 2024. See Note 6 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(j)	Legal recovery recorded in fiscal 2024.
(k)	Net recoveries recorded in fiscal 2024 and costs recorded in fiscal 2023 related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products.

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FREE CASH FLOW CONVERSION RATE

($ in millions)	Fiscal 2025
Net earnings, including earnings attributable to noncontrolling interests, as reported	$ 2,318.9
Divestiture gain, net of tax(a)	$ (84.8)
Restructuring and transformation charges, net of tax(b)	67.2
Transaction costs, net of tax(c)	37.8
CPW asset impairments, net of tax(d)	23.3
Mark-to-market effects, net of tax(e)	(12.1)
Acquisition integration costs, net of tax(f)	11.9
Investment activity, net, net of tax(g)	6.4
Project-related costs, net of tax(h)	0.4
Adjusted net earnings, including earnings attributable to noncontrolling interests	$ 2,369.1
Net cash provided by operating activities	2,918.2
Purchases of land, buildings, and equipment	(625.3)
Free cash flow	$ 2,292.9
Net cash provided by operating activities conversion rate	126%
Free cash flow conversion rate	97%

Note: Table may not foot due rounding.

(a)	Divestiture gain related to the sale of our Canada yogurt business in fiscal 2025. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(b)	Restructuring and transformation charges related to global transformation actions and previously announced restructuring actions in fiscal 2025. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(c)	Fiscal 2025 transaction costs related to the definitive agreements to sell our North American yogurt businesses and the Whitebridge Pet Brands acquisition. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(d)	CPW impairment charges related to certain long-lived assets recorded in fiscal 2025.
(e)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 8 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(f)	Integration costs related to the acquisitions of Whitebridge Pet Brands and a pet food business in Europe recorded in fiscal 2025. See Note 3 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.
(g)	Valuation adjustments of certain corporate investments in fiscal 2025.
(h)	Restructuring initiative project-related costs related to previously announced restructuring actions recorded in fiscal 2025. See Note 4 to the Consolidated Financial Statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended May 25, 2025.

CUMULATIVE OPERATING CASH FLOW, ADJUSTED FOR INCENTIVE COMPENSATION MEASUREMENT

	Fiscal Year
($ in millions)	2025	2024	2023
Net Cash Provided by Operating Activities, as Reported	$2,918.2	$3,302.6	$2,778.6
Adjustments to Operating Cash Flow for Incentive Compensation Measurement(a)	122.7	55.9	65.8
Operating Cash Flow, Adjusted for Comparability	3,041.0	3,358.5	2,844.4
Cumulative Operating Cash Flow, Adjusted for Incentive Compensation Measurement	$9,243.9

Note: Table may not foot due to rounding.

(a)	Incentive performance is measured on a comparable basis and excludes certain items affecting comparability, including the impact of acquisitions and divestitures and restructuring projects. These items were not included in the annual operating plan or the performance targets approved by the board and compensation committee for the respective fiscal year.

A-4	General Mills, Inc.

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2025 Annual Meeting Information

For more information about the annual meeting and voting, as well as answers to many frequently asked questions, please see “Questions and Answers About the 2025 Annual Meeting and Voting” beginning on page 83.

Date and Location

Virtual only at	8:30 a.m., Eastern Daylight Time
www.virtualshareholdermeeting.com/GIS2025	Tuesday, September 30, 2025

Voting

All proposals require the affirmative vote of a majority of votes cast (excluding abstentions) by shareholders entitled to vote and represented at the 2025 Annual Meeting in person or by proxy.

Record holders of General Mills common stock at the close of business on August 4, 2025, may vote at the 2025 Annual Meeting.

If you are a registered shareholder, you may vote using any of the following methods:		If you hold your shares in street name, or you hold your shares through the General Mills 401(k) Plan, you should follow the voting directions provided by your broker or nominee.

By Internet using your computer	Go to the website www.proxyvote.com and follow the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail.	By Internet using your computer	If your broker allows, you may submit voting instructions by the Internet.

By Internet using your tablet or smartphone	Use your mobile device to scan the QR Barcode on your proxy card or Notice of Internet Availability of Proxy Materials and follow the prompts that appear on your mobile device.	By Internet using your tablet or smartphone	Use your mobile device to scan the QR Barcode on your voter instruction form or Notice of Internet Availability of Proxy Materials and follow the prompts that appear on your mobile device.

By telephone	If you reside in the United States or Canada, dial 800-690-6903 and follow the instructions for telephone voting on the proxy card that you received in the mail.	By telephone	If your broker allows, you may submit voting instructions by telephone.

By mailing your proxy card	If you received a printed copy of the proxy materials, complete and mail your proxy card.	By mailing your VIF	Complete and mail a voting instruction form to your broker or nominee.

By casting your vote at the meeting	Cast your vote at the meeting by following the instructions in the Questions and Answers section of the proxy statement.	By casting your vote at the meeting	Cast your vote at the meeting by following the instructions in the Questions and Answers section of the proxy statement (not available to 401(k) holders).

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General Mills

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ATTN: INVESTOR RELATIONS
1 GENERAL MILLS BOULEVARD
MINNEAPOLIS, MN 55426

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on Monday, September 29, 2025 (or until Midnight Eastern Daylight Time on Thursday, September 25, 2025 for 401(k) shares). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.

During The Meeting - Go to www.virtualshareholdermeeting.com/GIS2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Monday, September 29, 2025 (or until Midnight Eastern Daylight Time on Thursday, September 25, 2025 for 401(k) shares). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge Investor Communications Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. Eastern Daylight Time on Monday, September 29, 2025. For 401(k) shares, your proxy card should be received by Broadridge by Midnight Eastern Daylight Time on Thursday, September 25, 2025.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V77354-P36824	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3 AND “AGAINST” PROPOSALS 4 and 5.

Vote on Directors

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a)	Benno O. Dorer	☐	☐	☐

	1b)	Jeffrey L. Harmening	☐	☐	☐

	1c)	Maria G. Henry	☐	☐	☐

	1d)	Jo Ann Jenkins	☐	☐	☐

	1e)	Elizabeth C. Lempres	☐	☐	☐

	1f)	John G. Morikis	☐	☐	☐

	1g)	Diane L. Neal	☐	☐	☐

	1h)	Steve Odland	☐	☐	☐

	1i)	Maria A. Sastre	☐	☐	☐

	1j)	Eric D. Sprunk	☐	☐	☐

	1k)	Jorge A. Uribe	☐	☐	☐

Vote on Proposals		For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐

3.	Ratify Appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐

4.	Shareholder Proposal - Disclosure of Regenerative Agriculture Practices Within Supply Chain.	☐	☐	☐

5.	Shareholder Proposal - Adopt Policy to Separate the Board Chair and CEO Roles.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

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General Mills, Inc.

2025 Annual Meeting of Shareholders

Tuesday, September 30, 2025

8:30 a.m. (Eastern Daylight Time)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V77355-P36824
PROXY 2025

GENERAL MILLS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Jeffrey L. Harmening and Karen Wilson Thissen, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on September 30, 2025, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise. The proxies’ discretionary authority shall not apply to shares held through the General Mills 401(k) Savings Plan.

This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposals 4 and 5.

If shares of common stock are held through the General Mills 401(k) Savings Plan, you are considered a named fiduciary who may direct State Street Bank and Trust, as the plan fiduciary, how to vote the shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 25, 2025. Any instruction regarding your vote shall remain confidential. Should a participant wish to contact State Street with questions regarding confidentiality in voting for the plan, please contact Monet Ewing at 617-664-5654.

PLEASE SIGN on the reverse side exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign the full name by duly authorized officer.

(Continued, and to be signed and dated on reverse side)